Exhibit 99.3

# PRO FORMA VALUATION REPORT
# STANDARD CONVERSION

**Avidia Bancorp, Inc.** | Hudson, Massachusetts

**HOLDING COMPANY FOR:**
**Avidia Bank** | Hudson, Massachusetts

**Valuation Date: February 14, 2025**

RP FINANCIAL, LC.
Advisory | Planning | Valuation

Avidia Bancorp, Inc. â”,Hudson, Massachusetts HOLDING COMPANY FOR: Avidia Bank â”,Hudson, Massachusetts Valuation Date: February 14, 2025 1311-A Dolley Madison Boulevard, Suite 2A McLean, Virginia 22101 703.528.1700 rpfinancial.com

February 14, 2025

Board of Directors

Assabet Valley Bancorp

Avidia Bank

42 Main Street

Hudson, Massachusetts 01749

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction summarized below and described more fully in the prospectus for this transaction.

This Appraisal is furnished pursuant to requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), the Massachusetts Commissioner of Banks (the “Commissioner”) and other state banking regulatory agencies, and applicable regulatory interpretations thereof.

Summary of Plan of Conversion

The Board of Directors of Assabet Valley Bancorp (“AVB” or the “MHC”) and Avidia Bank (the “Bank”) adopted a plan of conversion (the “Plan”) on March 11, 2025, incorporated herein by reference, whereby the MHC will convert to stock form. As a result of the conversion, the MHC which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by Avidia Bancorp, Inc. a newly formed Maryland stock holding company (“Avidia Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For the remainder of this document, the existing consolidated entity will be referred to as Avidia Bancorp or the Company.

Avidia Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), and Employees, Officers, Directors and Corporators of Bank or the Company, as such terms are defined for purposes of applicable regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated community offering or a firm commitment underwritten offering. A portion of the net proceeds received from the sale of common stock will be contributed to the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
1311-A Dolley Madison Boulevard	Main: (703) 528-1700
Suite 2A	Fax: (703) 528-1788
McLean, VA 22101	Toll-Free: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

February 14, 2025

At this time, following the conversion no other activities are contemplated for the Company other than the ownership of the Company, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Avidia Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock. There are no specific plans to undertake such activities at the present time.

Establishment of a Charitable Foundation

The Plan provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation will be funded with a contribution of 1.05 million of shares of common stock plus $1.0 million of cash. The purpose of the Foundation is to provide financial support to charitable organizations and community development activities in the communities where the Company operates now or may operate in the future and to enable those communities to share in the Company’s long-term growth.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company and the other parties engaged by the Company to assist in the stock conversion process.

Appraisal Preparation

In preparing the Appraisal, we have reviewed the Company’s regulatory applications and draft prospectus, as filed with the FRB, the FDIC, the Commissioner, and the Securities and Exchange Commission (“SEC”). We also reviewed other audited, unaudited, and regulatory financial and other information through December 31, 2024. We have conducted due diligence related discussions with the Company’s management; Luse Gorman, PC, the Company’s conversion counsel; Berry Dunn McNeil & Parker, LLC, the Company’s independent auditor; and Keefe, Bruyette & Woods, Inc., the Company’s conversion offering advisor. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which the Company operates and have assessed the Company’s relative strengths and weaknesses. We have considered the prevailing regulatory and legislative environment for financial institutions and the potential impact on the industry as a whole and on the Company. We have analyzed the potential effects of the stock conversion on the Company’s operating and financial characteristics and performance, including the pro forma impact based on the Appraisal range of value. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared the Company’s financial performance and condition with selected publicly-traded thrifts

Board of Directors

February 14, 2025

(the “Peer Group”) as well as with other publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing public banking companies, the Peer Group, and initial public offerings by converting mutual thrifts. We have excluded from such analyses thrifts subject to announced or rumored acquisition, enforcement actions or other unusual characteristics due to the distorting impact on market pricing.

The Appraisal is based on the Company’s representation that the information contained in the regulatory application and draft prospectus, and otherwise furnished to us by the Company, as well as its independent auditor, legal counsel and other authorized agents, are truthful, accurate and complete. We did not independently verify the financial and other information provided by the Company, or its independent auditor, legal counsel and other authorized agents, nor did we independently value the individual assets or liabilities of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company’s acquisition or liquidation values.

Our appraised value is predicated on a continuation of the current operating environment for the Company, for all banking companies, including thrifts and their holding companies, and for new issues of converting mutuals. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of the Company’s to-be-issued shares of common stock alone. It is our understanding that there are no specific plans for completing material acquisitions or selling control of the Company following completion of the conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Appraisal Conclusion

It is our opinion that, as of February 14, 2025, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares to be issued to the Foundation, equaled $180,500,000 at the midpoint, reflecting 18,050,000 shares offered at the Board of Directors determined price of $10.00 per share.

Pursuant to conversion guidelines, the 15% valuation range based on the midpoint, including the Foundation shares, indicates a minimum market value of $155,000,000 and a maximum market value of $206,000,000. At the $10.00 share price, total shares range from 15,500,000 at the minimum to 20,600,000 at the maximum. If the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $235,325,000, or 23,532,500 shares at $10.00 per share, without resolicitation.

Board of Directors

February 14, 2025

Based on this market value range, the offering range (that is, excluding the Foundation shares) is: $144,500,000 at the minimum, $170,000,000 at the midpoint, $195,500,000 at the maximum, and $224,825,000 at the super maximum. At the $10.00 share price, the number of offering shares is 14,450,000 at the minimum, 17,000,000 at the midpoint, 19,550,000 at the maximum, and 22,482,500 at the super maximum. Shares issued to the Foundation will be 1,050,000 across the offering range.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Company’s common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of the Company immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of shares in the aftermarket following the completion of the conversion offering.

RP Financial’s Appraisal is based on the Company’s financial and operating condition of as of December 31, 2024, as reflected in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This Appraisal will be updated as provided for in the conversion regulations and guidelines. Such updates will consider, among other things, any developments or changes in the Company’s financial performance and condition and management policies, as well as conditions in the equity markets overall, for publicly-traded banking companies, for the Peer Group, and for new issues of converting mutuals. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The Appraisal will also be updated at the completion of the Company’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ William E. Pommerening	/s/ James P. Hennessey
William E. Pommerening	James P. Hennessey
CEO & Managing Director	Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

Avidia Bancorp, Inc.

Hudson, Massachusetts

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Establishment of a Charitable Foundation		I.2
Strategic Overview		I.2
Balance Sheet Trends		I.6
Income and Expense Trends		I.11
Interest Rate Risk Management		I.15
Lending Activities and Strategy		I.16
Loan Originations, Purchases and Sales		I.21
Asset Quality		I.21
Funding Composition and Strategy		I.22
Subsidiary Operations		I.23
Legal Proceedings		I.23

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Primary Market Area		II.5
Market Area Demographics		II.6
Regional Economy		II.8
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.12
Credit Risk		III.12
Interest Rate Risk		III.15
Summary		III.15

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

Avidia Bancorp, Inc.

Hudson, Massachusetts

(continued)

DESCRIPTION		PAGE NUMBER
CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.2
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.5
4. Primary Market Area		IV.6
5. Dividends		IV.7
6. Liquidity of the Shares		IV.8
7. Marketing of the Issue		IV.8
A. The Public Market		IV.9
B. The New Issue Market		IV.14
C. The Acquisition Market		IV.16
8. Management		IV.16
9. Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments		IV.17
Valuation Approaches		IV.17
1. Price-to-Earnings (“P/E”)		IV.19
2. Price-to-Book (“P/B”)		IV.19
3. Price-to-Assets (“P/A”)		IV.21
Comparison to Recent Offerings		IV.21
Valuation Conclusion		IV.22

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

Avidia Bancorp, Inc.

Hudson, Massachusetts

TABLE
NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet Data	I.7
1.2	Historical Income Statements	I.12

2.1	Summary Demographic/Economic Data	II.7
2.2	Primary Market Area Employment Sectors	II.8
2.3	Largest Employers in Middlesex and Worcester Counties	II.9
2.4	Unemployment Trends	II.10
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors – As of June 30, 2024	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Credit Risk Measures and Related Information	III.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.16

4.1	Peer Group Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Valuation Adjustments	IV.17
4.4	Public Market Pricing Versus Peer Group	IV.20

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

The Bank, established in 1869, is a Massachusetts-chartered mutual cooperative bank headquartered in Hudson, Massachusetts. In 1997, the Bank reorganized into the mutual holding company structure, forming Assabet Valley Bancorp, a Massachusetts chartered mutual holding company. The Bank is currently the wholly owned subsidiary of the Company. The Company operates ten banking offices in western Middlesex County (Hudson (2 offices), Marlborough, and Framingham) and eastern Worcester County (Clinton, Leominster, Westborough, Northborough, and Shrewsbury), in Massachusetts. A map of the Company’s office locations is provided in Exhibit I-1.

The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”) with supplemental insurance coverage above the federal limit provided by the Depositors Insurance Fund. As of December 31, 2024, the Company had consolidated total assets of $2.657 billion, total deposits of $2.063 billion and total equity of $193.8 million equal to 7.35% of total assets. The Company also had a balance of goodwill equal to $11.9 million resulting from an acquisition completed in 2007. Excluding the goodwill balance, the Company’s tangible equity equaled $181.9 million, or 6.85% of assets. The MHC’s audited financial statements for the fiscal years ended December 31, 2024 and 2023 are included by reference as Exhibit I-2.

Plan of Conversion

The Board of Directors of Assabet Valley Bancorp adopted a plan of conversion (the “Plan”) on March 11, 2025, incorporated herein by reference, whereby the MHC will convert to stock form. As a result of the conversion, the Company which currently owns all of the issued and outstanding common stock of the Bank will be succeeded by Avidia Bancorp, Inc., a newly formed Maryland stock holding company. Following the conversion, the MHC will no longer exist. For the remainder of this document, the existing consolidated entity on a historical and prospective basis will be referred to as Avidia Bancorp or the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

Avidia Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), and Employees, Officers, Directors and Corporators of Bank or the Company, as such terms are defined for purposes of applicable regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated community offering or a firm commitment underwritten offering. A portion of the net proceeds received from the sale of common stock will be contributed to the Bank and the balance of the net proceeds will be retained by the Company.

At this time, following the conversion no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Avidia Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock. There are no specific plans to undertake such activities at the present time.

Establishment of a Charitable Foundation

The Plan provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation will be funded with a contribution of 1.05 million of shares of common stock plus $1.0 million of cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities where the Company operates and to enable those communities to share in the Company’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

Avidia Bancorp has been serving Middlesex and Worcester Counties and other nearby areas in the I-495 corridor and other nearby areas of the Boston metropolitan area as a locally-owned and operated financial institution since its founding in 1869. For many years Avidia Bancorp operated as a traditional savings institution, originating for portfolio long-term fixed rate residential loans funded with certificates of deposit. In recent years, the Company has diversified the loan portfolio into multifamily and commercial real estate mortgage loans, home equity loans and lines of credit, commercial business loans and construction loans. In addition to increasing interest income, this strategy has increased lower cost core deposit accounts related to the commercial lending activities. The Company’s products and services are focused on the lending and investment needs of the local retail and commercial customer base as well

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

as households in the market area. Based on the operating history and growth of the Company since its founding, the Company has established name recognition and an overall favorable reputation in its markets. The Company views itself as an integral part of the local communities served and thus has historically strongly supported the retail customer base through providing residential loan products.

To summarize the Company’s mission and vision statement, Avidia Bancorp is seeking to provide its communities with strong and efficient financial solutions and exceptional customer service. Avidia Bancorp works hard to develop strong relationships with everyone in its communities and be the best bank of any size or type in its markets. The stated dual objective of the Company is to deliver its products and services through the effective utilization of technology while maintaining a high level of personalized products and services.

Loans constitute the major portion of the Company’s composition of interest-earning assets, with commercial real estate and commercial and industrial (“C&I”) comprising the two largest concentrations of the Company’s loan portfolio. The Company continues to maintain a significant segment of residential mortgage loans including home equity loans as a material component of the loan portfolio. Importantly, nearly 50% of the Company’s C&I portfolio consists of loans to condominium homeowners associations (“HOAs”) which are secured by the underlying condominium property with a lien interest priority ahead of the 1st mortgages on the individual condominium units. Investments serve as a supplement to lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy, as government-sponsored residential mortgage-backed securities and U.S. Treasury and agency securities constituted the bulk of the Company’s investment portfolio.

Deposits have consistently served as the primary funding source for the Company, with supplemental funding provided by utilization of borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. Core deposits, consisting of transaction and savings accounts, constitute the substantial portion of the Company’s deposit base. Borrowings currently held by the Company consist primarily of FHLB advances as well as subordinated debt issued by the Company in 2022 with the proceeds from the issuance downstreamed to the Bank as capital.

Avidia Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. The Company’s net interest margin has trended higher in recent years, primarily reflecting the benefit of overall balance sheet growth including expansion of the loan portfolio. Management has indicated that the Company is in a slightly liability sensitive position which believe has postured the Company advantageously in the current rate and operating environment while limiting the Company’s risk exposure.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

The post-offering business plan of the Company is expected to continue to focus on products and services which have been the Company’s emphasis in recent years. The execution of the business plan will be facilitated by the employment of the current Chief Executive Officer and several other members of senior executive management over the last several years in areas such as finance and technology. These individuals have extensive experience in the banking industry in Massachusetts, including many years with a larger publicly traded financial institution.

The increased capital from the offering is expected to facilitate additional balance sheet growth, leveraging of operating expenses and infrastructure investments. The new capital is expected to increase the Company’s competitive posture and financial strength. In terms of specific strategies, the Company plans to undertake the following as key elements of its business plan on a post-Conversion basis, which largely represent a continuation of the strategies currently in place:

•

Build the Community Bank Franchise. The Company will build on the community bank values which have proven successful today including prioritizing employees, the customers and communities served by Avidia Bancorp. In this regard, in 2024 and throughout the near-term operating horizon, the Company will limit lending to New England and with a nexus to the Company, and the Company will continue to focus on targeted niche products and services such as condominium HOAs, solar projects and payments processing. The Company will continue to expand commercial real estate and commercial business lending activities, thereby continuing to emphasize the marketing and development of commercial account relationships. In this regard, the Company’s approach will be to develop comprehensive customer relationships to the extent possible, including both loan and deposit relationships. An additional benefit of the additional capital raised in the Conversion will be that Avidia Bancorp will be able to accommodate larger account relationships (this benefit is not a primary driver for the effort to complete the Offering) and offer stock-based benefit plans to attract experienced executives to the mid and senior levels of the Company including business development officers.

•

Grow organically and through opportunistic branching or acquisitions. The Company intends to undertake controlled growth organically on a managed basis. The capital raised in the conversion will provide additional capital to increase the lending and investment capacity. In addition to organic growth, the Company may also consider expansion opportunities in its market and contiguous markets that are intended to enhance franchise value and stockholder returns. These opportunities may include establishing new, or de novo, branch offices, acquiring branch offices, establishing loan production offices, or acquiring other financial institutions.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

•

Control Operating Expenses. The Company is seeking to maximize efficiency and will seek to undertake asset growth to leverage the existing overhead infrastructure. Additionally, Avidia Bancorp is continually evaluating its branches for profitability and is seeking to grow all of its branches to a profitable size. The Company has sought to develop a sales culture within its front-line branch staff such that the ability to grow is enhanced, both in terms of the dollar amount of the customer relationship and the number of products and services per relationship. Additionally, the Company will continue to utilize technology (both developed and emerging), to the extent it can enhance the Company’s efficiency and ability to meet the customers’ needs and preference, as noted below.

•

Implement Financial Discipline and Information Based Decision Making. As a public company, enhancing the Company’s long term profitability while managing risk exposure will be a high priority of management. In this regard, the Company has implemented a budgeting and profitability system which has Improved granularity of financial planning and accurately measures profit across various dimensions (e.g. product, customer, branch, etc.). In the future, facilitated by enhanced capabilities which improve the assessment of customer and product profitability, the Company will focus on pricing products and services and on customers which improve the Company’s bottom line in aggregate.

•

Effective Utilization of Technology. The Company recognizes the impact of the digital revolution as it impacts consumer preferences and is prepared to respond with a strategic objective of allowing customers to choose how they maintain their relationship with Avidia Bancorp. In this regard, the Company plans to continue to enhance its e-banking platform to meet or exceed the competition while tailoring its offerings to products and services which best serve the target customer base.

•

Control the Company’s Exposure to Risk Factors. Avidia Bancorp seeks to control its exposure to various risk factors, including interest rate risk, liquidity risk, credit risk, reputational risk, and compliance risk among other risk factors. In this regard, the Company has expanded its management and staff infrastructure with the objective of managing the foregoing risks. Additionally, the Company has bolstered management information systems and management structure, including the applicable management and board committee structures, such that the various risk factors can be monitored and measured, and risk exposure minimized accordingly.

The ongoing implementation of a growth-oriented business plan and the continued diversification and development of commercial account relationships were key factors in the decision to move forward with the conversion transaction. The post-offering business plan will be focused on Avidia Bancorp’s historical roots in the Middlesex and Worcester County markets with an ongoing emphasis on expanding commercial and consumer account relationships. In addition, the Company will continue developing the infrastructure management believes Avidia Bancorp requires in order to be an effective competitor in the commercial and retail banking arena locally. Accordingly, Avidia Bancorp will continue to employ additional staff as needed to support the growth of its commercial and consumer banking products and services.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Furthermore, Avidia Bancorp may likely make additional capital investments in its retail branch network and technology to support its growth and expansion initiatives. The addition of the stock-based benefit plans is expected to improve the ability to attract and retain highly qualified individuals able to execute the plan. With the completion of the conversion, the Company will also be in a better position to pursue growth through additional acquisitions of other financial service providers following the stock offering, given its strengthened capital position. The projected uses of proceeds are highlighted below.

•

The Company. The Company is expected to retain not more than 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•

Avidia Bancorp. At least 50% of the net conversion proceeds will be infused into the Bank as equity capital. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into Avidia Bancorp are anticipated to become part of general operating funds and are expected to be primarily utilized to fund the retirement of outstanding borrowings initially, but to fund loan growth over the longer term.

Overall, it is the Company’s objective to pursue controlled growth that will serve to increase returns, while continuing to emphasize management of the overall risk associated with the Company’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five fiscal years. From December 31, 2020 through December 31, 2024, Avidia Bancorp’s assets grew at a 7.12% compounded annual rate. The most significant contributor to asset growth was loan growth, funded by growth in borrowed funds from 2020 to 2022, and then by deposits from fiscal 2022 to 2024. A summary of Avidia Bancorp’s key operating ratios for the past three years is presented in Exhibit I-3.

Avidia Bancorp’s loans receivable portfolio increased at a 9.28% annual rate from December 31, 2020 through December 31, 2024. The majority of the loan portfolio growth occurred since the end of fiscal 2021 as the balance of loans receivable increased by 21% in fiscal 2022 as the impact of the COVID pandemic abated coupled with the Company’s efforts to

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Table 1.1

Avidia Bancorp, Inc.

Historical Balance Sheet Data

											Compounded
	As of the Fiscal Year Ended December 31,										Annual
	2020		2021		2022		2023		2024		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$2,017,818	100.00%	$2,317,382	100.00%	$2,484,331	100.00%	$2,598,291	100.00%	$2,656,539	100.00%	7.12%
Cash and equivalents	135,645	6.72%	310,698	13.41%	77,853	3.13%	70,343	2.71%	62,444	2.35%	-17.63%
Securities available for trading	962	0.05%	921	0.04%	N/A	N/A	N/A	N/A	N/A	N/A	NM
Equity securities at fair value	0	0.00%	0	0.00%	23,609	0.95%	12,775	0.49%	0	0.00%	NM
Securities held to maturity	7,286	0.36%	11,752	0.51%	16,754	0.67%	15,746	0.61%	16,747	0.63%	23.13%
Securities available for sale	150,531	7.46%	181,614	7.84%	197,803	7.96%	137,979	5.31%	122,785	4.62%	-4.97%
Mortgage-backed securities - AFS	120,239	5.96%	142,125	6.13%	116,670	4.70%	110,512	4.25%	143,148	5.39%	4.46%
Loans receivable (net)	1,526,097	75.63%	1,586,227	68.45%	1,921,284	77.34%	2,111,165	81.25%	2,176,459	81.93%	9.28%
Fixed assets	21,867	1.08%	23,709	1.02%	26,818	1.08%	28,450	1.09%	28,498	1.07%	6.85%
Goodwill	11,936	0.59%	11,936	0.52%	11,936	0.48%	11,936	0.46%	11,936	0.45%	0.00%
Other assets	43,255	2.14%	48,400	2.09%	91,604	3.69%	99,385	3.83%	94,522	3.56%	21.58%
Deposits	$1,772,976	87.87%	$2,079,222	89.72%	$1,963,299	79.03%	$1,947,456	74.95%	$2,063,212	77.67%	3.86%
FHLB advances	$20,000	0.99%	$10,000	0.43%	296,500	11.93%	401,000	15.43%	325,000	12.23%	100.78%
Advances by Borrowers for Tax. And Ins.	2,376	0.12%	2,829	0.12%	3,424	0.14%	3,403	0.13%	3,620	0.14%	11.10%
Subordinated debt	24,851	1.23%	52,159	2.25%	27,408	1.10%	27,542	1.06%	27,679	1.04%	2.73%
Stockholders’ equity	$172,258	8.54%	$183,172	7.90%	$161,170	6.49%	$180,797	6.96%	$193,827	7.30%	2.99%
Tangible stockholders’ equity	$160,322	7.95%	$171,236	7.39%	$149,234	6.01%	$168,861	6.50%	$181,891	6.85%	3.21%
Net Unrealized Gain/(Loss) on Securities Available for Sale	$5,542	0.27%	($827)	-0.04%	($31,786)	-1.28%	($22,989)	-0.88%	($21,443)	-0.81%	—
Loans/Deposits		86.08%		76.29%		97.86%		108.41%		105.49%
Offices Open	10		10		10		10		10

(1)	Ratios are as a percent of ending assets.

Source: Audited financial statements and offering prospectus. RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

market its community banking loan and deposit products. Additionally, the Company was able to support Avidia Bank’s growth initiatives by increasing capital with the issuance of $28.0 million of subordinated debt with the bulk of the proceeds downstreamed to the Bank as Tier 1 capital. The annual growth rate for loans has subsequently diminished to 10% in fiscal 2023 and 3% in fiscal 2024 as the Company’s capital has been relatively leveraged in comparison to the internally established capital planning targets of the Bank and Company.

The Company pursued growth in the loan portfolio, with growth focused on commercial real estate and non-mortgage loans such that the balance of such loans approximated 73.4% of total loans as of December 31, 2024 (see Exhibit I-9 for the loan portfolio composition). Avidia Bancorp’s emphasis on mortgage lending is evidenced by the historical composition of its loan portfolio. Over the past two fiscal years, mortgage loans have been the largest component of gross loans, with mortgage loans consisting of a broad mix of loans secured by residential, multi-family and commercial properties.

As of December 31, 2024, 1-4 family residential mortgage loans and home equity loans and lines of credit comprised a significant component of the loan portfolio totaling $577.8 million, or 26.3% of total loans, consisting of $511.5 million of 1-4 family loans and $66.3 million of home equity lines of credit and second mortgage loans. In addition, the Company has sought to build commercial relationships to achieve a balance between residential and commercial lending. Evidence of this effort is indicated by commercial and multi-family mortgage loans together totaling $568.0 million or 25.9% of total loans as of December 31, 2024. Importantly, the Company has developed a specialty niche in lending to HOAs, generally for property improvements and maintenance are considered as C&I loans but which are secured by the condominium property with a priority lien interest on the condominiums which totaled $494.9 million or 22.5% of the gross loan portfolio.

In addition to mortgage lending, non-mortgage commercial and industrial loans have grown significantly consistent with the Company’s efforts to become a full-service community bank. Specifically, non-mortgage C&I loans have increased from less than 10% of the loan portfolio in the years leading up to 2010, to 22.8% of total loans as of December 31, 2024. Consistent with the Company’s efforts to find profitable niche products and services which are complementary to its traditional line of community banking-oriented loan and depository products, the Company has engaged in banking activities with dental practices (most often for practice acquisition) and commercial solar installations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Avidia Bancorp maintains an investment policy designed to provide adequate liquidity and generate a favorable return within the context of supporting Avidia Bancorp’s overall credit and interest rate risk objectives. The Company is still evaluating options for the reinvestment of funds retained by the Company, one of which would be to place the funds on deposit with the Company. Since December 31, 2020, the Company’s level of cash and investment securities ranged from a low of 13.1% of assets as of December 31, 2024 to a high of 27.9% of assets at the end of fiscal 2021. The portfolio of cash and investments surged in 2021 as deposit balances increased and loan growth was limited due to the COVID-19 pandemic. The balance of cash and investments has subsequently declined as loan balances have increased and the Company has chosen to redeploy funds from the investment portfolio to limit deposit funding costs and the need to utilize additional borrowed funds.

As of December 31, 2024, the balance of cash and investments equaled $345.1 million or 13.1% of assets. Cash and equivalent balances totaled $62.4 million or 2.4% of total assets and as referenced above, recent shrinkage has been the redeployment of funds into loans and the retirement of borrowed funds. Mortgage-backed securities (“MBS”) backed by government sponsored enterprises or federal agencies totaled $143.1 million, equal to 50.6% of the investment portfolio while U.S. Treasury and Agency securities comprised most of the remaining balance ($113.0 million or 40.0% of the investment portfolio. The remaining balance of the investment portfolio is comprised of relatively modest balances of municipal securities and subordinated debt issued by corporate entities. Investments excluding corporate debt and subordinated securities maintained as available for sale at December 31, 2024 had a net unrealized loss of $21.4 million on an after tax basis. Exhibit I-4 provides historical detail of the Company’s investment portfolio as of the most recent two fiscal year ends. As of December 31, 2024, the Company also held $14.7 million of FHLB stock.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies that cover the lives of certain officers and Trustees of the Bank. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2024, the cash surrender value of the Company’s BOLI equaled $35.5 million equal to 1.4% of assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

Since December 31, 2020, Avidia Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From December 31, 2020 through December 31, 2024, the Company’s deposits increased at a 3.86% compounded annual rate, with a particularly notable increase realized from the end of 2020 to 2021, which was in the COVID pandemic environment which resulted in federal stimulus funds being placed on deposit with the Company. Since the end of fiscal 2021, deposit balances have fluctuated in a narrow range diminishing slightly overall to equal $2.063 billion, equal to 77.67% of assets as of December 31, 2024.

The Company’s deposit composition has remained relatively stable over the last five fiscal years with the largest segment of deposits concentrated in interest and non-interest bearing checking accounts which equaled $1.04 billion or 50% of total deposits as of December 31, 2024. The Company emphasizes attraction of core (non-CD deposits) and such core deposits comprised 81.1% of total deposits at December 31, 2024.

Deposit balances have been supplemented by the Company’s payment processing business wherein the Company earns merchant and payment processing fees from transactions conducted through the payments network. In this regard, the Company has implemented various risk mitigation strategies in this business line including underwriting customers and, in many cases, requiring that payments customers maintain reserve accounts in the form of deposit accounts with the Company. As of December 31, 2024, the reserve balances of payments customers totaled $82.0 million. Similarly, the Company generated deposits by marketing and maintaining health savings accounts (“HSAs”) for its customers, which totaled $283.5 million or 13.7% of deposits as of December 31, 2024.

Borrowings serve as an alternative funding source for the Company. Borrowings have been used to support funding needs and to manage deposit costs and interest rate risk. Borrowings were at modest levels in fiscal 2020 and 2021 as Avidia Bancorp realized an influx of depositor funds in the COVID pandemic. The balance of borrowed funds in the form of Federal Home Loan Bank (“FHLB”) advances increased significantly by $286.5 million in 2022 as the Company sought to fund strong post-COVID pandemic loan growth (loan balances increased by $335.1 million in fiscal 2022). The balance of FHLB advances has subsequently fluctuated based on the need for funds and internal cash flows and, as of December 31, 2024, borrowings had declined to $325.0 million or 12.2% of assets. The Company’s management is considering repaying a portion of the outstanding borrowed funds with the completion of the conversion but the execution of the strategy will be dependent on market conditions and the Company’s liquidity needs at that point in time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

In addition to the FHLB advances, Avidia Bancorp issued $28.0 million of subordinated debt to institutional investors in 2022. The proceeds from the debt issuance were infused into Avidia Bank as Tier 1 common equity to support capital levels and further growth and for general corporate purposes. The subordinated debt is payable in full by June 2032 while earlier prepayment is permitted after five years. Interest is paid semi-annually at a fixed rate of 4.50% until June 1, 2027.

The Company’s tangible equity increased at a 3.21% compounded annual rate from December 31, 2020 through December 31, 2024, with the increase due to retention of earnings and notwithstanding the impact of accumulated other comprehensive income (“AOCI”) adjustments which resulted in a downward adjustment of the Company’s equity of approximately $32 million between the end of fiscal 2021 and 2022. Avidia Bank has elected to exclude the impact of AOCL adjustments from regulatory capital and the Bank’s capital exceeds all regulatory “well-capitalized” minimums. The Company’s reported and tangible equity increased by 20% and 22%, respectively, between fiscal 2022 and 2024 owing to the retention of earnings from Avidia Bancorp’s profitable operations and as the after-tax fair value adjustment on the Company’s AFS investment portfolio increased by more than $10 million over the period. The addition of stock proceeds will strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the increase in Avidia Bancorp’s pro forma capital position will initially depress its return on equity ratios.

Income and Expense Trends

Table 1.2 shows Avidia Bancorp’s historical income statements for the past five fiscal years ended December 31, 2024. Net income has fluctuated over the period with the peak year earnings in fiscal 2021 equal to $17.4 million (0.80% of average assets) being supported by gains on the sale of investments securities equal to $4.7 million on a tax-effected basis. The reported net income levels in subsequent years fluctuated in a range of $9.0 million to $11.5 million and equaled $11.5 million in fiscal 2024, equal to 0.44% of average assets.

The Company’s core earnings excluding non-recurring gains and losses on the sale of investments, equity securities, and bank premise have fluctuated in a more narrow range, from $10.1 million, equal to 0.55% of average assets reported in fiscal 2020, to $13.3 million, equal to 0.56% of average assets in fiscal 2022. Core or adjusted earnings increased in the most recent fiscal year to equal $12.7 million, or 0.49% of average assets, supported by a modest expansion

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

Table 1.2

Avidia Bancorp, Inc.

Historical Income Statements

	For the Fiscal Year Ended December 31,
	2020		2021		2022		2023		2024
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$71,232	3.87%	$75,125	3.47%	$84,301	3.51%	$111,116	4.29%	$123,733	4.74%
Interest Expense	(9,022)	-0.49%	(5,943)	-0.27%	(7,954)	-0.33%	(39,791)	-1.54%	(50,473)	-1.93%

Net Interest Income	$62,210	3.38%	$69,181	3.19%	$76,347	3.18%	$71,325	2.75%	$73,260	2.81%
Provision for Credit Losses	(5,900)	-0.32%	(3,125)	-0.14%	(1,225)	-0.05%	(1,912)	-0.07%	(1,779)	-0.07%

Net Interest Income after Provisions	$56,310	3.06%	$66,056	3.05%	$75,122	3.13%	$69,413	2.68%	$71,481	2.74%
Other Income	14,524	0.79%	14,702	0.68%	19,568	0.82%	18,637	0.72%	18,656	0.71%
Operating Expense	(57,856)	-3.14%	(64,104)	-2.96%	(76,540)	-3.19%	(73,578)	-2.84%	(73,097)	-2.80%

Net Operating Income	$12,978	0.70%	$16,654	0.77%	$18,150	0.76%	$14,472	0.56%	$17,040	0.65%
Non-Operating Income/Expense
Gain on the Sale of Inv, Securities	$2,136	0.12%	$6,322	0.29%	($1,164)	-0.05%	($4,172)	-0.16%	($4,237)	-0.16%
Gain/(Loss) on Equity Securities	0	0.00%	0	0.00%	(4,675)	-0.19%	2,953	0.11%	2,600	0.10%
Gain/(Loss) on Sale of Bank Premises	0	0.00%	0	0.00%	0	0.00%	3,259	0.13%	0	0.00%

Net Non-Operating Income/Expense	$2,136	0.12%	$6,322	0.29%	($5,839)	-0.24%	$2,040	0.08%	($1,637)	-0.06%
Income/(Loss) Before Tax	$15,114	0.82%	$22,976	1.06%	$12,311	0.51%	$16,512	0.64%	$15,403	0.59%
Income Tax Provision (Benefit)	(3,424)	-0.19%	(5,622)	-0.26%	(3,354)	-0.14%	(4,072)	-0.16%	(3,919)	-0.15%

Net Income (Loss)	$11,690	0.63%	$17,354	0.80%	$8,957	0.37%	$12,440	0.48%	$11,484	0.44%
Adjusted Earnings
Net Income	$11,690	0.63%	$17,354	0.80%	$8,957	0.37%	$12,440	0.48%	$11,484	0.44%
Deduct: Non-Operating Income and Expense	(2,136)	-0.12%	(6,322)	-0.29%	5,839	0.24%	(2,040)	-0.08%	1,637	0.06%
Tax Effect (2)	534	0.03%	1,581	0.07%	(1,460)	-0.06%	510	0.02%	(409)	-0.02%

Adjusted Earnings	$10,088	0.55%	$12,613	0.58%	$13,336	0.56%	$10,910	0.42%	$12,712	0.49%
Memo Items
Payment Processing Income and Expense (3)
Payment Processing Income					$7,788	0.32%	$7,217	0.28%	$7,489	0.29%
Payment Processing Expense					(3,905)	-0.16%	(3,887)	-0.15%	(4,230)	-0.16%

Net Pre-Tax Income From Payment Processing					$3,883	0.16%	$3,330	0.13%	$3,259	0.12%
Expense Coverage Ratio (4)	107.5%		107.9%		99.7%		96.9%		100.2%
Efficiency Ratio (5)	75.4%		76.4%		79.8%		81.8%		79.5%
Effective Tax Rate Cost (Benefit)	22.7%		24.5%		27.2%		24.7%		25.4%
Return on Equity	7.09%		9.77%		5.20%		7.15%		6.18%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 25% marginal tax rate.
(3)	Reflects payment process income and expense reflected in non-interest income and expense above.
(4)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(5)	Efficiency ratio calculated as op. exp. divided by the sum of net int. inc. before prov. for loan losses plus other income (excluding net gains).

Source: Audited financial statements and offering prospectus. RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

of the level of net interest income as the loan portfolio balances and the weighted average yield on loans both increased.

Net interest income and operating expenses represent the primary components of the Company’s recurring earnings. Non-interest operating income has been a consistent component of recurring earnings as well. With the exception of the COVID-19 related provisions in fiscal 2020, loan loss provisions have had a modest impact on the Company’s historical net income given the secured nature of the Company’s mortgage loan portfolio which comprise the largest segment of the loan portfolio and the limited level of loan chargeoffs historically. At the same time, the Company has continued to establish loan loss provisions on a regular basis as the loan portfolio has experienced growth and to replenish allowance for credit losses (“ACLs”) as the Company has recorded a modest level of net loan chargeoffs.

During the period from fiscal year ended December 31, 2020 to December 31, 2024, the Company’s net interest income to average assets ratio exhibited a general downward trend (from 2020 to 2023) from 3.38% of average assets to 2.75% of average assets before increasing modestly in the most recent fiscal year to $73.3 million or 2.81% of average assets. Net interest income diminished over the period notwithstanding modest growth in the base of interest-earning assets and the loan portfolio as the Company’s funding costs increased more rapidly than the yield on interest-earnings assets as the Federal Reserve commenced increasing the federal funds rate targets in March 2022. The Company’s net interest rate spreads and yields and costs for the past two years ended December 31, 2024, are set forth Exhibit I-3 (summary form) and Exhibit I-5, show that the Company’s spreads decreased from 2.53% to 2.41% between fiscal 2023 and 2024.

Non-interest operating income includes fee income related to deposit and lending activity increases in the cash value of BOLI, mortgage banking income, payment processing income and other miscellaneous sources of income. Non-interest operating income has historically been a material contributor to the Company’s net income, and for the twelve months ended December 31, 2024, totaled $18.7 million equal to a combined 0.71% of average assets. The trend in these income measures has increased slightly as the Company continues to diversify into more service-oriented business lines.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

Operating expenses represent the other major component of the Company’s earnings, which have been diminishing modestly since fiscal 2022, with the reduction largely attributable to management’s focus on efficiency and controlling the Avidia Bancorp’s expenses while the sale of the consumer credit card portfolio also resulted in a reduction of the Company’s expenses. Overall, the Company’s operating expenses have diminished from $76.5 million equal to 3.19% of average assets in fiscal 2022, to $73.1 million equal to 2.80% of average assets in fiscal 2024.

The Company’s payment processing business has been a contributing factor to increasing both non-interest income and non-interest expense reported by Avidia Bancorp. The Company offers a wide variety of payment services to facilitate the processing of electronic payments of its customers including credit card, debit card, ACH, remote deposit capture (“RDC”) and other payments. As shown in the memo items section of Table 1.2, the Company has generated payment processing revenues in the range of $7.2 million to $7.8 million over the last three years which has contributed to approximately 30 basis points on average assets in fee income for the Company. Similarly, the Company has incurred expenses in the range of $3.9 million to $4.2 million annually in servicing its payment processing customers (equal to approximately 16 basis points on average assets in the most recent fiscal year). While the foregoing activities have served to increase non-interest income and expense, the net impact on pre-tax income has been equal to $3.3 million, or 0.12% of average assets in fiscal 2024.

Since the year ended December 31, 2020, the Company’s expense coverage ratios (net interest income divided by operating expenses) averaged 102.5% and equaled 100.2% for the twelve months ended December 31, 2024. Similarly, the Company’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) exhibited a relatively narrow range from 75.4% to 81.8% between fiscal 2020 and 2023, while improving slightly to 79.5% for the twelve months ended December 31, 2024. Going forward, Avidia Bancorp’s operating expenses are expected to increase modestly as the Company implements its community bank-oriented growth and expansion strategy. However, minimizing the growth of controllable expenses is a management priority and the Company will be seeking to utilize technology more effectively to limit the operating expense ratio with the objective of achieving growth in net income.

During the period covered in Table 1.2, the amount of provisions for credit losses recorded by the Company were at peak levels in the COVID-19 year in 2020 totaling $5.9 million, or 0.32% of average assets. Loan loss provisions have subsequently diminished and fluctuated in a relatively narrow range for the last three fiscal years approximating the $1.8 million level (0.07% of average assets) reported in fiscal 2024. As of December 31, 2024 the Company maintained ACLs of $21.7 million, equal to 0.99% of total loans receivable and 545% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity for the past two years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

Non-operating or non-recurring income and expenses (see adjusted earnings section of Table 1.2 for net impact) have impacted the Company’s earnings over the last three fiscal years with net non-operating expenses totaling $5.8 million in fiscal 2022 which reversed in 2023 to a net non-operating gain equal to $2.0 million on a pre-tax basis, largely resulting from a gain on sale of a branch facility totaling $3.3 million, or 0.13% of average assets. During fiscal 2024, the loss on the sale of investment securities was partially offset by gains on the sale of investment securities such that the net non-operating expense totaled $1.6 million, or 0.06% of average assets.

Over the past five fiscal years, the Company’s effective tax rate has fluctuated in a narrow range approximating the fiscal 2024 reported level equal to 25.4% of pre-tax income. The Company is fully taxable with respect to federal and state corporate income taxes but has established several securities corporations to limit its state tax liability and has deployed funds into tax advantaged investments such as BOLI to limit its state income tax liability.

Interest Rate Risk Management

The Company’s balance sheet is slightly liability sensitive but within the Company’s internal guidelines for interest rate risk exposure. While community banks in general have been experiencing some interest spread compression during recent periods, primarily as a result of increases in cost of funds in response to higher market interest rates, the Company has realized loan growth and its overall spreads have been relatively stable.

As of December 31, 2024, an analysis of the Company’s economic value of equity (“EVE”) and net interest income indicated that in the event of an instantaneous parallel 200 basis point increase in the U.S. Treasury yield curve EVE would decrease by 11.00% and net interest income would decrease by 7.20% while EVE would increase by 7.50% and net interest income would increase by 1.90% percent to a 200 basis point reduction in interest rates which are indicative of a modest level of interest rate risk which are within the board policy limits (see Exhibit I-7).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through lending diversification that emphasizes origination of adjustable rate or shorter-term fixed rate loans, investing in investment securities with short-terms or adjustable interest rates, maintaining the investment portfolio as available for sale and selling originations of longer term 1-4 family fixed rate loans. As of December 31, 2024, the largest segment of the loan portfolio was secured by adjustable mortgage loans with various repricing periods, typically up to 10 years (see Exhibit I-8). In this regard, approximately 61% of the loan portfolio with maturities after December 31, 2025, had adjustable rates. `On the liability side of the balance sheet, the Company’s interest rate risk is primarily managed through maintaining a concentration of deposits in lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings accounts comprised 81.1% of the Company’s total deposits at December 31, 2024.

In addition to these “on balance sheet” strategies, the Company has utilized interest rate swaps which are intended to limit the impact of rising interest rates on funding costs as interest rates increase. At December 31, 2024, the Company had interest rate swaps related to Federal Home Loan Bank advances whereby the Company artificially extended the effective repricing of variable rate or short term advances. The cash flow hedges had a notional amount of $160 million. In addition, the Company enters into hedging strategies on behalf of its commercial banking customers to swap floating interest rate obligations for fixed interest rate obligations, or vice versa.

The infusion of stock proceeds is expected to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increased capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

In a transition which has been in place over the last several decades, Avidia Bancorp has gradually evolved into a full-service community banking operation focused on serving Middlesex County and Worcester County as well as nearby contiguous markets generally along the I-495 corridor. The Company seeks to offer both superior technology and a high level of personal service while maintaining its community bank values and local engagement. In the future, the lending focus will include a broad mix of multifamily and commercial real estate mortgage loans, home equity loans and lines of credit, C&I loans and construction loans. In addition, the Company will focus on relationship banking whereby Avidia Bancorp will seek broad-based lending and deposit relationships focused on overall customer and product profitability.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

A focus on commercial lending has facilitated expansion of the Company in terms of total assets and loans receivable. This has been accompanied by active promotion of commercial loan products and pursuing larger loan relationships. As a result of the implementation of the commercial lending strategy, the 45 largest borrower relationships (with $5 million balances or more) totaled $454 million and the relationship with largest exposure totaling $39 million. Exhibit I-9 provides historical detail of Avidia Bancorp’s loan portfolio composition for the past two fiscal years.

1-4 Family Residential Mortgage Loans

1-4 family lending has historically been the Company’s core business. With over one hundred years of residential lending expertise, the Company continues to capitalize on this strength in both the primary and secondary markets to originate and sell 1-4 family loans with an emphasis on maximizing origination volume to generate portfolio products and fee income.

Avidia Bancorp offers both fixed rate and adjustable rate 1-4 family residential mortgage loans with terms of up to 30 years. Loans are generally underwritten to secondary market guidelines, so as to allow for the sale of such loans if such a strategy is warranted for purposes of interest rate risk management. ARM loans offered by the Company have initial repricing terms of up to 7 years and then reprice annually for the balance of the loan term. As of December 31, 2024, the outstanding balance of 1-4 family residential mortgage loans totaled $511.5 million equal to 30.3% of total loans outstanding.

While the majority of the Company’s 1-4 family residential lending are secured by primary residences of the homeowner, approximately 31% of Avidia Bancorp’s permanent 1-4 family residential portfolio is secured by investor-owned rental properties. These loans are typically adjustable rate or carry higher fixed rates than the owner-occupied portfolio. Additionally, at December 31, 2024, a material segment of the 1-4 family residential real estate loans were jumbo loans which are common in the Company’s retail banking footprint.

Residential construction loans are originated as construction-permanent loans where after a 12 to 36 month construction period (the term of the construction period may be extended if circumstances warrant) the construction loan converts automatically to a permanent 1-4 family residential mortgage loan. During the construction phase, funds are advanced on a “per completion” basis and the borrower makes interest-only payments. The interest rate is typically determined based on conditions prevailing at the time of origination.

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Commercial Real Estate and Multi-Family Loans

As of December 31, 2024, commercial real estate/multi-family loans totaled $568.0 million, or 25.9% of total loans, versus $404.4 million as of December 31, 2020 (the latter figure based on regulatory financial data). The balances of these loans have been trending upward in recent years due to the Company’s focus to build out commercial account relationships. These types of loans are attractive credits given the higher yields, larger balances, shorter duration and prospective relationship potential.

Commercial real estate and multi-family mortgage loans are generally secured by five-or-more-unit apartment buildings, industrial properties and properties used for business purposes such as small office buildings and retail facilities. Commercial real estate loans are originated with a maximum term of 30 years with adjustable-rate periods every five years. The maximum LTV for commercial real estate loans is 80%, based on the appraised value of the property or the purchase prices, and the minimum debt service coverage ratio is 1.20 times.

These loans are generally priced at a higher rate of interest, have larger balances and involve a greater risk profile than 1-4 residential mortgage loans. Often the payments on commercial real estate loans are dependent on successful operations and management of the property. When originating commercial real estate loans, the Company evaluates the qualifications and financial condition of the borrower, as well as the value and condition of the property securing the loan. The Company will also seek to require personal guarantees from the borrower, after taking into consideration the risk characteristics of the loan and the borrower from an underwriting perspective.

Construction Loans

Construction loans represent an area of lending diversification for Avidia Bancorp, and such loans totaled $49.0 million, or 2.2% of loans as of December 31, 2024. Construction loans are generally offered to experienced local developers operating in the primary market area and to individuals for the construction of their personal residences. Construction loans for both residential and commercial properties usually have a term of 12 to 36 months. Loans can be made with a maximum loan-to-value ratio of 80% of the appraised market value upon completion of the project. Avidia Bancorp also makes a limited amount of land loans to complement its construction lending activities, as such loans are generally secured by lots that will be used for residential or commercial development. As of December 31, 2024, land loans totaled $35.0 million.

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Construction loans generally involve greater credit risk than improved owner-occupied real estate lending. Avidia Bancorp reviews and inspects each property before disbursement of loan funds and also requires detailed cost estimates to complete the construction project and an appraisal of the property.

Home Equity Loans and Lines of Credit

The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to a 10 year draw period followed by a repayment term of 20 years. The Company will originate home equity lines of credit up to a maximum loan-to value (“LTV”) ratio of 80%, inclusive of other liens on the property. As of December 31, 2024, the outstanding balance of home equity loans and lines of credit totaled $66.3 million equal to 3.0% of total loans receivable.

Commercial and Industrial Loans

Consistent with the growth in commercial real estate loans, C&I loans represent a source of growth in the Company’s loan portfolio. The balance of C&I loans had increased from $633.9 million at December 31, 2020 (figure based on regulatory financial data) to $995.1 million at December 31, 2024, equal to 45.3% of total loans at that date. As previously noted, the Company’s C&I loan portfolio includes loans for a wide variety of purposes including condominium HOA loans; dental practice loans; solar plant loans; and other commercial and industrial loans consisting primarily of lines of credit and terms loans for working capital, business equipment, and general corporate needs.

At December 31, 2024, the largest category of C&I loans was condominium HOA loans, which totaled $494.9 million. Funds from these loans are used by the condominium HOA to replace or renovate a condominium complex’s roofs, siding, parking garages and areas, and other common areas. Collateral includes an assignment of cash flows from condominium unit owner dues, an assignment of the priority lien on the condominium complex, and an assignment of rental income on rented units. Accordingly, the risk in the portfolio has been minimized as the Company’s security interest has a priority over the mortgage lenders with lien interests on the individual condominium units. At December 31, 2024, the largest condominium HOA loan had an outstanding balance of $19.4 million.

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At December 31, 2024, dental practice loans totaled $190.5 million. Funds are generally used by a dental practice to acquire other dental practice groups. Loan terms are generally up to 10 years and fully amortizing, with fixed or variable interest rates. The loans are secured by a lien of the dental practice’s cash flows. Personal guarantees of the principals and an assignment of any life insurance polies on the principals are generally required. While the Company’s dental practice loans are primarily made to practices located in Avidia Bancorp’s primary market and surrounding area, loans to dental practices in neighboring New England states have been made on a limited basis.

At December 31, 2024, solar plant loans totaled $76.9 million. These loans are made to New England-based energy plants. Loan terms are generally up to 10 years and fully amortizing, with fixed or variable interest rates. The loans are secured by a lien on the solar fixtures and cash flows, an assignment of the power purchase agreements between the solar plant operator and the municipality that owns the plant, and an assignment of tax credits associated with plant.

The majority of other C&I loans are lines of credit and term loans generally secured by some or all of the business assets of the borrower, including machinery and equipment, accounts receivable, inventory, among other business assets. Lines of credit are generally variable rate demand loans with maturities up less than one year. Terms loans have either fixed or variable rates and generally have terms not exceeding the estimated life of the loan.

Consumer Loans

Consumer lending is a comparatively minor lending area, but Avidia Bancorp offers such loans in conjunction with its efforts to be a full-service community bank. Consumer loans typically include unsecured personal loans, automobile loans, loans secured by passbook savings or certificate accounts, overdraft lines of credit, boat and RV loans and loans to help finance the cost of education including primary, secondary and graduate school. As of December 31, 2024, consumer loans totaled $5.1 million, equal to 0.2% of total loans.

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Loan Originations, Purchases and Sales

All lending activities are conducted by Company personnel located at branch locations, underwritten pursuant to Company policies and procedures. Loan sources typically include loan officers, marketing efforts, the existing customer base, walk-in customers and referrals from real estate brokers, builders and attorneys. The Company generally originates loans for portfolio and has not sold loans over the last several fiscal years. Avidia Bancorp has also periodically purchased participation loans from other financial institutions in the market area, primarily within the state of Massachusetts. Such loans are underwritten according to the Company’s underwriting criteria and procedures. Participations generally consist of larger commercial real estate and multi-family mortgage loans.

Asset Quality

A healthy regional economy and an emphasis on lending in local markets have supported maintenance of relatively favorable credit quality measures. As of December 31, 2024, NPAs equaled $4.0 million, or 0.15% of assets. Non-accruing loans held by the Company at December 31, 2024, consisted primarily of non-performing first lien residential loans and C&I loans as non-performing commercial real estate loans were not material. In addition, the Company has approximately $13.3 million of loans which have qualified as Troubled Debt Restructurings (“TDRs”) not included in the foregoing NPA totals. Exhibit I-11 summarizes key asset quality data for Avidia Bancorp as of the end of the last two fiscal years ending December 31, 2024.

To track asset quality and the adequacy of valuation allowances, Avidia Bancorp has established detailed asset classification policies and procedures consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Loan Committee, and quarterly by the full Board. The loan portfolio is also reviewed by an independent third party. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2024, the Company maintained loan loss allowances of $21.7 million equal to 0.99% of total loans receivable and 545% of non-performing loans.

While the Company’s credit quality has been strong, the Company has been successful in its recent efforts since 2020 to grow and restructure the loan portfolio to include and increasing number of commercial real estate, C&I and construction loans, many of which involve relatively large loan relationships. For example, the largest credit relationship as of December 31, 2024 was $39.1 million. The perceived credit risk exposure is tempered by management’s experience in this area of lending and by the fact that senior lenders have prior relationships with the borrowers.

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Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at December 31, 2024, deposits accounted for 86.4% of Avidia Bancorp’s combined balance of deposits and borrowings. Exhibit I-12 sets forth deposit composition for the past two fiscal years through December 31, 2024. Transaction and savings account deposits constituted 81.1% of total deposits at December 31, 2024, based on data set forth in the prospectus. As of December 31, 2024, interest-bearing and non-interest checking accounts comprised 50.3% of deposits while money market and savings accounts together comprised 30.7% of total deposits. The remainder of deposits consists of CDs equal to 18.9% of total deposits at December 31, 2024. Avidia Bancorp’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). As of December 31, 2024, jumbo CDs with balances of more than $250,000 amounted to $201 million, equal to 51.5% of CD balances and 9.7% of total deposits as of December 31, 2024.

Federal Home Loan Bank advances serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk Borrowings totaled $325.0 million at December 31, 2024 and were primarily employed for liquidity management purposes. All of the advances are short-term mature within one year of the date of financial data in the prospectus.

In addition to the FHLB advances, Avidia Bancorp issued $28.0 million of subordinated debt to institutional investors in 2022. The proceeds from the debt issuance were infused into Avidia Bank as Tier 1 common equity to support capital levels and further growth and for general corporate purposes. The subordinated debt is payable in full by June 2032 while earlier prepayment is permitted after five years. Interest is paid semi-annually at a fixed rate of 4.50% until June 1, 2027.

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Subsidiary Activities

Avidia Bank has two investment subsidiaries: Hudson Securities Corporation, a Massachusetts corporation engaged in the buying, selling and holding of investment securities and Eli Whitney Securities Corporation, a Massachusetts corporation engaged in the buying, selling and holding of investment securities. The income earned through Hudson Securities Corporation and Eli Whitney Securities Corporation is subject to a significantly lower rate of state tax than that assessed on income earned on securities maintained at Avidia Bank. The Bank’s other subsidiary is 42 Main Street Corporation, a Massachusetts corporation that holds Avidia Bank’s foreclosed real estate property. These entities enable the Company to segregate certain assets for management purposes, and or borrow against assets or stock of these entities for liquidity purposes.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that management believes would have a material adverse effect on financial condition, results of operations or cash flows.

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II. MARKET AREA

Introduction

Avidia Bancorp serves the Boston metropolitan area through the main office in Hudson, Massachusetts and 9 branch offices in Middlesex and Worcester Counties. The Company considers its market to include these counties and other nearby areas in the Boston metropolitan area. The Company has serviced its markets as a locally-owned and operated financial institution since its founding in 1869. The Company’s main office is in Middlesex County, where it maintains 5 of its 10 facilities and ranks fifteenth in terms of deposits among competing financial institutions. The five remaining branch offices are in Worcester County. The Company’s operations are focused in areas west of Boston along the I-495 and I-290 corridors.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of savings institutions, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal. The Boston metropolitan area has a highly developed economy, with a relatively high concentration of highly skilled workers who are employed in a number of different industry clusters including healthcare, financial services and technology.

Future growth opportunities for Avidia Bancorp depend on the future growth and stability of the national and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. Activity in both the manufacturing and service sectors contracted in April 2024, with respective readings of 49.2 and 49.4. Job growth cooled in April, as the U.S. economy added 175,000 jobs and the April unemployment rate increased to 3.9%. Flat retail sales for April further signaled a slowing pace of economic activity. Existing and new home sales for April showed respective declines of 1.9% and 4.7%, as high mortgage rates and home prices continued to stall the market for home buyers. Manufacturing sector activity contracted in May with an index reading of 48.7, versus service sector activity for May accelerating with an index reading of 53.8. Job growth was stronger-than-expected in May with the U.S. economy adding

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272,000 jobs in May, while the U.S. unemployment rate for May ticked up to 4.0%. May existing home sales showed another decline of 0.7%, while new home sales for May showed a more significant decline of 11.3%. Manufacturing activity contracted for a third straight month in June with an index reading of 48.5. Likewise, June service sector activity contracted with an index reading of 48.8. June’s employment report showed solid job growth with the U.S. economy adding 206,000 jobs, although an increase in the national unemployment rate to 4.1% provided an indication that the labor market was gradually slowing down. Retail sales for June were flat. Existing and new home sales for June showed respective declines of 5.4% and 0.6%, as higher mortgage rates and prices continued to depress sales. Second quarter GDP increased at a 2.8% annualized rate.

July 2024 manufacturing activity contracted for a fourth consecutive month with an index reading of 46.8, while service sector activity for July rebounded to an index reading of 51.4. Job growth slowed in July, as the U.S. economy added 114,000 jobs and the unemployment rate increased to 4.3%. Existing and new home sales for July increased 1.3% and 10.6%, respectively, as a drop in mortgage rates helped to boost demand for home purchases. July retail sales showed a robust increase of 1.3%. Reports for the manufacturing and service sectors reflected a pick-up in activity during August, with respective index readings of 47.2 and 51.5. The U.S. economy added 142,000 jobs in August, which was less than expected, and the August unemployment rate fell to 4.2%. August existing home sales slipped 2.5%, as home prices remained elevated amid limited inventory of houses listed for sale. Similarly, new home sales for August declined by 4.7%. Manufacturing activity remained subdued in September, contracting for the sixth consecutive month with an index reading of 47.2. Comparatively, September service sector activity accelerated with an index reading of 54.9. Hiring picked-up in September as the U.S. economy added 250,000 jobs, while the September unemployment rate dipped to 4.1%. Retail sales for September increased 0.4%. September existing home sales fell 3.5%, versus a 4.1% increase in September new home sales. Third quarter GDP increased at a 2.8% annualized rate (subsequently revised up to 3.1%).

October 2024 manufacturing activity slowed to an index reading of 46.5, while service sector activity for October accelerated to an index reading of 56.0. The unemployment report for October showed the U.S. economy added only 12,000 jobs and the unemployment rate held steady at 4.1%. Retail sales for October were up 0.4%. A short-lived drop in mortgage rates contributed to a 3.4% increase in October existing home sales, which was counter to the 17.3% decline in October new home sales. Manufacturing activity contracted for an eighth straight month in November with an index reading of 48.4, while November serviced sector eased to an index reading of 52.1. The U.S.

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economy added 227,000 jobs in November and the November unemployment rate ticked up to 4.2%. Retail sales for November increased 0.7%. Existing home sales increased for a second consecutive month in November with an increase of 4.5%, while November new home sales rose 5.9%. Manufacturing activity for December picked up slightly with an index reading of 49.3 and service sector activity for December accelerated to an index reading of 54.1. Stronger-than-expected job growth was recorded for December, as the U.S. economy added 256,000 jobs and the December unemployment rate fell to 4.1%. December existing home sales were up 2.2%, while existing home sales for 2024 in total were the lowest since 1995. New home sales for December increased 3.6%. Fourth quarter GDP increases at a 2.3% annual rate, which was less than expected.

In terms of interest rates trends over the past few quarters, Treasury yields started out the second quarter of 2024 trending higher as investors pulled back on expectations that the Federal Reserve would cut rates multiple times in 2024 in view of data showing a resilient economy and a 3.5% increase in the March CPI indicating hotter-than-expected inflation. With the Federal Reserve Chairman signaling that rate cuts may not occur in 2024 due to stronger-than-anticipated inflation, the 10-year Treasury yield hit a five-month high of 4.66% in mid-April and then stabilized through the balance of April. The Federal Reserve concluded its policy meeting on May 1st by holding its benchmark federal funds rate steady and indicated it was more likely to keep interest rates at their current level for longer than to raise them again, which translated into long-term Treasury yields pulling back at the beginning of May. Milder inflation indicated by a 3.4% increase in the April CPI, along with signs of a cooling economy, served to push long-term Treasury yields lower through mid-May. Long-term Treasury yields edged higher in the second half of May, as minutes from the Federal Reserve’s most recent policy meeting reflected concerns about persistent inflation which cast more doubts on when the Federal Reserve might start to cut interest rates. Signs of cooling inflation, including May’s CPI showing a 3.3% increase from a year ago and no change from April, facilitated a decline in long-term Treasury yields during the first half of June. Long-term Treasury yields stabilized in the second half of June following the Federal Reserve’s policy meeting, in which the Federal Reserve held its benchmark rate steady and indicated there would be no more than two rate cuts in 2024.

An increase in the June unemployment rate translated into long-term Treasury yields edging lower in early-July 2024. Signs of cooling inflation, such as June’s CPI showing a 3.0% increase from a year ago and a 0.1% decline from May, helped to sustain the downward trend in long-term Treasury yields through mid-July. Long-term Treasury yields stabilized going into late-July and then

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edged lower in the last week of July. The Federal Reserve concluded its end of July policy meeting holding its benchmark rate steady, while signaling the possibility of an interest rate cut at their September meeting that would be facilitated by continued progress in fighting inflation. Treasury yields tumbled at the beginning of August on worries of an economic slowdown, as investors reacted to employment and manufacturing data showing a weakening economy. The 10-year Treasury yield stabilized at slightly below 4.0% through the balance of August, with inflation falling below 3.0% for the first time since 2021 based on a 2.9% increase in July’s CPI. Signs of a weakening labor market, along with the August CPI posting an increase of 2.5%, provided for a downward trend in long-term Treasury yields through mid-September with the 10-year Treasury yield dipping to a low of 3.62%. After the Federal Reserve’s September policy meeting concluded with a 0.5% cut to its target rate, the 10-year Treasury yield edged higher through the end of September.

The upward trend in long-term Treasury yields continued through early-October 2024, with the 10-year Treasury yield moving above 4.0% as September’s employment report showed stronger-than-expected job growth. A 2.4% increase in September’s CPI, which indicated a slight easing in inflation, translated into long-term Treasury yields stabilizing through mid-October. Long-term Treasury yields resumed an upward trend in the second half of October and through the early-November election results. The Federal Reserve concluded its November policy meeting approving a quarter-point rate cut on November 7th, but signaled a little more uncertainty over how quickly it would continue to lower rates. After long-term Treasury yields initially eased lower following the rate cut, the 10-year Treasury yield moved back above 4.4% in mid-November as the 2.6% increase in October’s CPI indicated that consumer prices edged up in October. Donald Trump’s pick for U.S. Treasury Secretary spurred a rally in Treasury bonds in late-November through the first week of December, with the 10-year Treasury yield dipping below 4.2% following the release of November’s employment report. November’s CPI showing an uptick in inflation and a stronger-than-expected increase in November retail sales translated into long-term Treasury yields trending higher through mid-December. Following the Federal Reserve’s December 18th quarter-point rate cut, the 10-year Treasury yield spiked above 4.5% and then stabilized at that level for the balance of 2024 as the Federal Reserve signaled a more cautious approach to future interest rate cuts.

Long-term Treasury yields moved higher at the start of 2025, as better-than-expected economic data fanned fears that inflation would remain stubbornly high and reduced expectations of further rate cuts by the Federal Reserve. December’s CPI report showing core inflation slowed sparked a bond market rally, with the 10-year Treasury yield declining from a mid-January peak of

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4.80% to a late-January low of 4.52%. The Federal Reserve concluded its late-January meeting holding interest rates steady and indicated it was in a monitoring phase on when to cut rates again. Going into the first week of February, long-term Treasury yields stabilized ahead of the release of January’s unemployment report. As of February 3, 2025, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 4.20% and 4.54%, respectively, versus comparable year ago yields of 4.81% and 4.03%. Exhibit II-1 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in January 2025, GDP was projected to increase 2.0% in 2025 and then remain at a 2.0% annual growth rate in 2026. The U.S. unemployment rate was forecasted to equal 4.3% in December 2025 and then decrease to 4.2% in June 2026. An average of 134,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate would equal 3.89% in December 2025 and then decrease to 3.72% in June 2026. On average, the economists forecasted that the 10-year Treasury yield would equal 4.40% in December 2025 and then decrease to 4.31% in June 2026.

The January 2025 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2025 existing home sales to increase by 5.3% from 2024 sales, while 2025 new home sales were forecasted to increase by 11.2% from sales in 2024. The 2025 median sale prices for existing and new homes were forecasted to increase by 1.5% and 0.5%, respectively. Total mortgage production was forecasted to increase in 2025 to $2.052 trillion, compared to $1.779 trillion in 2024. The forecasted increase in 2025 originations was based on an 8.1% increase in purchase volume and a 34.4% increase in refinancing volume. Purchase mortgage originations were forecasted to total $1.392 trillion in 2025, versus refinancing volume totaling $660 billion. Housing starts for 2025 were projected to increase by 2.4% to total 1.398 million.

Primary Market Area

The primary market area for business operations consists of areas in or near the I-495 highway in the Metrowest Region of Massachusetts as well as Worcester County including the Boston and Worcester metropolitan statistical areas (the “Boston and Worcester MSAs”). To a much lesser extent, the Company conducts business (primarily lending) in contiguous areas. Eastern Massachusetts is a well-developed area settled in the early part of the country’s history that has a wide range of new and old housing and commercial building stock. Geographically, the market area covers a relatively small area but the Company has leveraged technology and the mobility of its loan officers to cover a broader cross-section of southern New England.

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The market area served by the Company in eastern and central Massachusetts have a highly developed and diverse economy, with the region’s many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Healthcare, high-tech and financial services companies constitute major sources of employment in the regional market area, as well as the colleges and universities that populate the Boston MSA. Tourism also is a prominent component of the market area’s economy, as Boston annually ranks as one of the nation’s top tourist destinations.

Avidia Bancorp holds a small market share of deposits in the primary market area, given its asset size, number and size of competitors and the overall population base, and thus has potential for additional growth. Similar to other areas of the country, Avidia Bancorp operates in a competitive environment and competes with a number of national, regional and local financial institutions. In addition, the Company faces competition from mortgage banking companies, consumer finance companies, investment houses, mutual funds, insurance companies and other financial intermediaries. Competitive factors have intensified with the growth of electronic delivery systems.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Avidia Bancorp. Demographic data for Middlesex and Worcester Counties in Massachusetts as well as the Commonwealth of Massachusetts is provided in Table 2.1. Population and household data indicate that the Company’s market area is largely suburban in nature. Middlesex and Worcester Counties serve a large population base totaling 2.5 million people in aggregate. In addition, the total population in Middlesex County been relatively flat while increasing modestly in Worcester County over the 2020 to 2025 period. Population growth over the next five-year period from 2025 to 2030 is projected to increase modestly to a range of 0.2% to 0.4% in the Commonwealth of Massachusetts and Middlesex and Worcester Counties.

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Table 2.1

Avidia Bancorp, Inc.

Summary Demographic/Economic Data

	Year			Growth Rate
	2020	2025	2030	2020-2025	2025-2030
				(%)	(%)
Population (000)
United States	331,449	337,644	345,736	0.4%	0.5%
Massachusetts	7,030	7,022	7,095	0.0%	0.2%
Middlesex, MA	1,632	1,631	1,652	0.0%	0.3%
Worcester, MA	862	872	891	0.2%	0.4%

Households (000)
United States	126,818	129,687	133,187	0.4%	0.5%
Massachusetts	2,749	2,749	2,781	0.0%	0.2%
Middlesex, MA	626	624	632	0.0%	0.2%
Worcester, MA	332	338	346	0.3%	0.5%

Median Household Income ($)
United States	NA	78,770	85,719	NA	1.7%
Massachusetts	NA	98,170	105,165	NA	1.4%
Middlesex, MA	NA	123,061	132,336	NA	1.5%
Worcester, MA	NA	89,488	94,842	NA	1.2%

Per Capita Income ($)
United States	NA	44,561	48,539	NA	1.7%
Massachusetts	NA	58,084	62,029	NA	1.3%
Middlesex, MA	NA	70,709	75,067	NA	1.2%
Worcester, MA	NA	48,944	52,350	NA	1.4%

2025 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
United States	17.3	26.5	25.2	18.1	12.8
Massachusetts	15.2	27.0	25.1	19.3	13.3
Middlesex, MA	15.4	27.2	26.8	18.4	12.2
Worcester, MA	16.0	25.8	25.5	20.1	12.6

2025 HH Income Dist. (%)	Less Than $25,000	$25,000 to $50,000	$50,000 to $100,000	$100,000+
United States	15.1	17.3	28.2	39.3
Massachusetts	14.0	13.5	23.4	49.2
Middlesex, MA	10.5	10.3	20.7	58.5
Worcester, MA	14.3	15.1	25.7	44.9

Source: S&P Capital IQ.

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The projected population growth rates for the state and the Company’s regional markets are slightly below the national average but similar to other urban markets of the Northeast US. Additional detail regarding the demographic trends of the local market has been included in Table 2.1.

Household growth rates paralleled population growth trends in the primary market area counties, with Middlesex and Worcester Counties displaying growth rates which were below the national growth rate but above the rate for the state as a whole.

Income measures show that both of the primary market area counties are relatively affluent markets, based on median household and per capita income measures that are well above the comparable U.S. measures. Specifically, the median household income and per capita income measures in the Company’s two county market as well as for the Commonwealth of Massachusetts as a whole were higher than the comparable measures for US as a whole.

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services and education/healthcare/social services constituted the largest and second largest source of jobs in both of the primary market area counties which was similar to the data for Massachusetts as a whole. Wholesale/retail trade and manufacturing jobs represented the third and fourth largest employment sectors in the primary market area counties, as well as in Massachusetts.

Table 2.2

Avidia Bancorp, Inc.

Primary Market Area Employment Sectors

		Middlesex, MA	Worcester, MA
Employment Sector	Massachusetts	County	County
	(% of Total Employment)
Services	27.5%	31.1%	24.0%
Education, Healthcare, Soc. Serv.	28.0%	27.4%	27.8%
Government	3.8%	3.0%	3.6%
Wholesale/Retail Trade	11.6%	10.0%	12.7%
Finance/Insurance/Real Estate	7.2%	6.9%	6.0%
Manufacturing	9.1%	10.6%	11.6%
Construction	6.2%	5.1%	7.1%
Information	2.0%	2.6%	1.4%
Transportation/Utility	4.3%	2.9%	5.2%
Agriculture	0.5%	0.3%	0.6%

Total	100.0%	100.0%	100.0%

Source: S&P Capital IQ.

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The market area served by the Company, characterized primarily as the Boston MSA, has a highly developed and diverse economy, with the regions’ many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Healthcare, high-tech and financial services companies constitute major sources of employment in the Company’s regional market area, as well as the colleges and universities that populate the Boston MSA. Tourism also is a prominent component of market area’s economy, as Boston annually ranks as one of the nation’s top tourist destinations. Table 2.3 lists the major employers in the Boston metropolitan area which includes the primary market area counties.

Unemployment Trends

Comparative unemployment rates for the Company’s two county market (see Table 2.4) ranged from 3.7% to 4.3% in December 2024 which was higher than the prior year which was at exceptionally low levels, tracking with unemployment trends in Massachusetts and the USA overall. Moreover, unemployment rates in the Company’s markets were comparable to the state and national aggregates which were also low in comparison to the long-term historical average.

Table 2.3

Avidia Bancorp, Inc.

Largest Employers in Boston Metropolitan Area

Employer	Product/Service	Employees
Mass General Brigham	Healthcare	84,062
Beth Israel Lahey Health	Healthcare	38,086
Demoulas Super Markets Inc.	Supermarket	23,441
Harvard University	Higher Education	20,581
The TJX Cos. Inc.	Retail	19,952
UMass Memorial Health	Healthcare	17,508
Massachusetts Institute of Technology	Higher Education	17,180
RTX Corp.	Aerospace & Defense	12,000
Tufts Medicine	Healthcare	11,423
National Grid	Utilities	6,731
Takeda	Pharmaceuticals	6,214
Tufts University	Higher Education	5,732

Source: Boston Business Journal.

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Table 2.4

Avidia Bancorp, Inc.

Unemployment Trends

	Dec. 2023	Dec. 2024
Region	Unemployment	Unemployment
United States	3.5%	3.8%
Massachusetts	3.2%	4.2%
Middlesex, MA	2.8%	3.7%
Worcester, MA	3.3%	4.3%

Source: S&P Capital IQ.

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Middlesex and Worcester Counties and, in particular, the areas that are nearby to the Company’s branches. Table 2.5 displays deposit market trends from June 30, 2019 through June 30, 2024 for Avidia Bancorp, as well as for all commercial bank and savings institution branches located in the primary market area counties and Massachusetts.

Table 2.5

Avidia Bancorp, Inc.

Deposit Summary

	As of June 30,
	2019			2024			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2019-2024
	(Dollars in Millions)						(%)
Massachusetts	$407,510	100.0%	2,138	$562,140	100.0%	1,913	6.6%
Commercial Banks	$323,767	79.5%	1,269	$486,524	86.5%	1,296	8.5%
Savings Institutions	$83,743	20.5%	869	$75,616	13.5%	617	-2.0%
Middlesex County, MA	$65,711	100.0%	505	$83,221	100.0%	459	4.8%
Commercial Banks	$45,544	69.3%	328	$67,859	81.5%	354	8.3%
Savings Institutions	$20,167	30.7%	177	$15,361	18.5%	105	-5.3%
Avidia Bank	$896	1.4%	5	$1,424	1.7%	5	9.7%
Worcester County, MA	$17,262	100.0%	212	$23,739	100.0%	194	6.6%
Commercial Banks	$8,615	49.9%	89	$12,217	51.5%	81	7.2%
Savings Institutions	$8,646	50.1%	123	$11,522	48.5%	113	5.9%
Avidia Bank	$452	2.6%	5	$612	2.6%	5	6.2%

Source: FDIC.

RP® Financial, LC.	MARKET AREA
II.11

Commercial banks maintained a larger market share of deposits than savings institutions in Massachusetts as well as in both of the primary market area counties. However, the difference in market share for savings institutions and commercial banks was relatively narrow in Worcester County with savings institutions holding 48.5% of deposits, respectively, versus the state average of 13.5%. The savings institution deposit share in Middlesex County compared more closely to the statewide average with savings institutions possessing an 18.5% share of the deposit market. Avidia Bancorp reported stronger deposit growth than the market in Middlesex County and only slightly lower growth than the county average in Worcester County.

As implied by the Company’s relatively low market shares of deposits in the primary market area counties, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Avidia Bancorp. Financial institution competitors in the Company’s primary market area include other locally based thrifts, banks and credit unions, as well as regional, super regional and money center banks. From a competitive standpoint, Avidia Bancorp has sought to emphasize its community orientation in the markets served by its branches. Deposit market share was highest in the Worcester County market where Avidia Bancorp maintains 5 branch offices as it ranks tenth in total deposits with a 2.6% market share. The Company holds less than 2% of the deposit markets in the Middlesex County where it ranks 15th out of a total of 46 banking competitors.

Table 2.6 lists the Company’s largest competitors in the market area counties, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA
II.12

Table 2.6

Avidia Bancorp, Inc.

Market Area Deposit Competitors - As June 30, 2024

		Market
Location	Name	Share	Rank
Middlesex County, MA	Bank of America Corporation (NC)	20.91%
	Citizens Financial Group Inc. (RI)	10.31%
	Eastern Bankshares Inc. (MA)	7.19%
	Cambridge Financial Group Inc. (MA)	6.68%
	The Toronto-Dominion Bank	6.55%
	Middlesex Bancorp MHC (MA)	4.48%
	Leader Bancorp Inc. (MA)	4.30%
	Banco Santander S.A.	4.17%
	M&T Bank Corp. (NY)	4.13%
	Northern Bancorp Inc. (MA)	3.36%
	Avidia Bancorp (MA)	1.72%	15 out of 46
Worcester County, MA	Bank of America Corporation (NC)	13.34%
	Berkshire Hills Bancorp Inc. (MA)	10.32%
	UFS Bancorp (MA)	9.98%
	The Toronto-Dominion Bank	9.56%
	Banco Santander S.A.	7.60%
	SSB Community Bancorp MHC (MA)	5.39%
	Mutual Bancorp (MA)	5.03%
	WebFive MHC (MA)	4.08%
	Hometown Financial Group MHC (MA)	3.78%
	Avidia Bancorp (MA)	2.58%	10 out of 28

Source: S&P Capital IQ.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Avidia Bancorp’s operations versus a group of comparable institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Avidia Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Avidia Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition and recent conversions (less than one year), since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 45 publicly-traded savings institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Avidia Bancorp will be a fully converted public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group (i.e., mutual holding companies were excluded). From the universe of publicly-traded thrifts, we selected 13 institutions with characteristics similar to those of Avidia Bancorp. In the selection process, we applied the following criteria to the universe of all public companies that were eligible for consideration:

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

•	Mid-Atlantic and New England fully-converted publicly-traded savings institutions;

•	Total assets between $900 million and $10 billion; and,

•	Reporting positive core earnings on a trailing 12-month basis.

Thirteen companies met the criteria for inclusion in the Peer Group. Exhibit III-2 provides financial and public market pricing characteristics of all Mid-Atlantic and New England publicly-traded thrift institutions. While there are expectedly some differences between the Peer Group companies and Avidia Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Avidia Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Avidia Bancorp’s characteristics is detailed below. Table 3.1 (following) shows the general characteristics of each of the 13 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served.

•

BV Financial, Inc. of Maryland. While smaller than the Company is the only Peer Group company with less than $1 billion of total assets. However, BV Financial operates with the Baltimore/Washington DC metropolitan area which like the Company’s market, is a major market in the northeast corridor of the US. BV Financial also operates with a relatively high capital ratio by virtue of its having completed a second step mutual holding company conversion in 2023. With a broadly similar interest-earning asset focused on mortgage lending and a similar funding composition, BV Financial was included in the Peer Group.

•

ECB Bancorp, Inc. of Massachusetts. Comparable due to Boston market area, and broadly similar operating strategy focused on mortgage lending. While the level of earnings are relatively comparable to the Company’s earnings, ECB generates earnings by maintaining low operating expenses which offset its comparatively low ratio of net interest income and non-interest income in comparison to the Company.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of December 31, 2024 or the Most Recent Date Available

									As of
									February 14, 2025
						Total		Fiscal	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Price	Value
						($Mil)			($)	($Mil)
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$912	14	Dec	$15.23	$173
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,418	3	Dec	$14.25	$130
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$5,753	33	Dec	$12.04	$497
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,458	10	Dec	$275.53	$601
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,731	43	Jun	$7.18	$449
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,008	7	Sep	$14.60	$95
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$2,010	12	Dec	$23.81	$303
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,666	38	Dec	$11.82	$507
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$3,040	14	Dec	$13.46	$303
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,593	7	Dec	$12.60	$211
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,065	14	Jun	$12.42	$108
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,239	137	Dec	$33.38	$635
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,653	27	Dec	$9.56	$199

Source: S&P Capital IQ.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•

HarborOne Bancorp, Inc. of Massachusetts. Comparable due to the overlapping market in the Boston area. At the same time, Harbor One’s emphasis on residential mortgage banking and loan servicing and its related impact on revenues and expenses represent a difference from the Company.

•

Hingham Institution for Savings of Massachusetts. Comparable due to Boston market area, similar asset size, similar return on average assets, and broadly similar asset composition thought Hingham Institution for Savings has more actively diversified its loan portfolio into multi-family lending in addition to commercial lending.

•

Kearny Financial Corp. of NJ. Kearny Financial was included in the Peer Group as the largest comparable company and notwithstanding its comparatively moderate core earnings levels. Kearny Financial’s focus on commercial and multi-family mortgage lending enhances its overall comparability to the Company whose loan portfolio is concentrate in commercial mortgage and non-mortgage loans.

•

Magyar Bancorp, Inc. of New Jersey. While smaller than the Company with only slightly more than $1 billion of total assets, Magyar Bancorp operates in northern New Jersey within the New York Metropolitan area which like the Company’s market, is a major market in the northeast corridor of the US. With a broadly similar interest-earning asset composition focused on commercial mortgage lending and a similar funding composition, Magyar Bancorp was included in the Peer Group.

•

Northeast Community Bancorp, Inc. of New York has a very high capital ratio equal to 15.87% reflecting the completion of a mutual-to-stock conversion in July 2021. Earnings for Northeast Community Bancorp are comparatively high in relation to the Company, reflecting the relatively high asset yields supported by its active construction lending program.

•

Northfield Bancorp, Inc. of New Jersey. Comparable due to the similarity of the loan composition which has been diversified to limit single family residential loans in favor of commercial real estate and multi-family loans which predominate the portfolio. Such lending has facilitated Northfield Bancorp’s ability to maintain very low operating expenses although asset yields and non-interest income have been limited in comparison to the Company as well.

•

Ponce Financial Group, Inc of New York has a very high capital ratio equal to 16.63% reflecting the completion of a mutual-to-stock conversion in September 2017. Earnings for Ponce Financial Group are similar to the Company’s earnings although its lower net interest and non-interest income levels were mitigated by Ponce Financial’s lower operating expenses. With a diversified loan portfolio including material amounts of construction, multi-family and commercial mortgage loans, Ponce Financial’s lending strategy was broadly similar to that of the Company. While Ponce Financial’s New York City market was more urbanized than the Company’s suburban markets, it was deemed reasonably comparable to the Company’s market to warrant inclusion in the Peer Group.

•

Provident Bancorp, Inc. of Massachusetts. Comparable due to its broadly similar markets north of Boston in both Massachusetts and New Hampshire. Provident Bancorp maintains a similar interest-earning asset composition including a large investment in commercial non-mortgage loans. Earnings levels are broadly comparable with similarities observed in the level of net interest income, non-interest income and operating expense.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

•

SR Bancorp, Inc. of New Jersey. While smaller than the Company with only slightly more than $1 billion of total assets, SR Bancorp operates in northern New Jersey within the New York Metropolitan area which like the Company’s market, is a major market in the northeast corridor of the US. With the completion of an acquisition in 2023 (Regal Bancorp) SR Bancorp increased its commercial mortgage and non-mortgage lending significantly enhancing its comparability to the Company.

•

TrustCo Bank Corp of New York. Comparable given the emphasis on mortgage lending notwithstanding the greater single family mortgage lending emphasis. Such lending has facilitated earnings which are modestly higher than the Company supported by a relatively efficient level of operating expenses and good asset quality.

•

Western New England Bancorp, Inc. of Massachusetts. Comparable due to Massachusetts market area, similar interest-earning asset composition, similar return on average assets, similar net income and both the earnings and asset composition are similar. Earnings levels are broadly comparable although Western New England Bancorp maintains an advantage with respect to its low operating expense ratio which is offset by the Company’s higher net interest and non-interest income revenues.

In aggregate, the Peer Group companies maintained a similar level of tangible equity as the industry average (12.02% of assets versus 11.97% for all public companies), generated higher earnings as a percent of average assets (0.68% core ROAA versus 0.39% for all public companies), and earned a higher ROE. The Peer Group’s average P/TB ratio and average core P/E multiple were similar compared to the respective averages for all publicly-traded fully converted institutions.

	All Fully Converted
	Savings Inst.
	Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$6,192	$3,350
Market capitalization ($Mil)	596.10	321.91
Tangible equity/assets (%)	11.97%	12.02%
Core return on average assets (%)	0.39	0.68
Core return on average equity (%)	2.88	4.94
Pricing Ratios (Averages)(1)
Core price/earnings (x)	16.30x	18.80x
Price/tangible book (%)	93.12%	93.08%
Price/assets (%)	11.10%	10.71%

(1)	Based on market prices as of February 14, 2025.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

The following sections present a comparison of Avidia Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. Figures referenced for the Peer Group are on a median basis unless otherwise noted. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final section.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Avidia Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of December 31, 2024. Avidia Bancorp’s equity-to-assets ratio of 7.30% was below the Peer Group’s median net worth ratio of 11.87%. The Company’s tangible equity-to-assets ratio of 6.85% reflects a balance of goodwill carried on the Company’s balance sheet while the Peer Group also reported a modest level of intangibles. The Company’s pro forma equity position will increase with the addition of stock proceeds, with such ratio providing an advantage above the Peer Group’s ratio in terms of capital strength if the offering closes in the upper end of the range. The increase in Avidia Bancorp’s pro forma equity ratio will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma equity ratio will depress return on equity. Both Avidia Bancorp‘s and the Peer Group’s equity ratios reflected surpluses with respect to the regulatory capital requirements. On a pro forma basis, the Company’s regulatory surpluses will be similar to the Peer Group figures.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the largest concentration of interest-earning assets for both Avidia Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 81.93% was somewhat higher than the comparable Peer Group median ratio of 79.54%. Comparatively, the Company’s cash and investments-to-assets ratio of 12.99% was also slightly higher than the comparable Peer Group median ratio of 10.94%. Avidia Bancorp’s interest-earning assets amounted to 94.93% of assets, which was slightly more than the comparable Peer Group ratio of 94.71% based on the average. The Peer Group’s non-interest earning assets included Company-owned life insurance (BOLI”) equal to 2.20% of assets and goodwill/intangibles equal to 0.55% of assets (average), while the Company maintained BOLI equal to 1.34% of assets and goodwill of 0.45% of assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2024 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
Avidia Bancorp, Inc.		MA
December 31, 2024			2.35%	10.64%	1.34%	81.93%	77.67%	12.23%	1.04%	7.30%	0.45%	6.85%	2.24%	-0.63%	3.09%	5.94%	0.00%	7.21%	7.72%	8.39%	10.78%	11.87%
Comparable Group
Averages			6.04%	9.28%	1.92%	79.39%	75.68%	10.50%	0.14%	13.19%	0.55%	12.94%	3.64%	-1.60%	5.82%	7.59%	-16.16%	1.81%	3.07%	8.54%	9.34%	9.90%
Medians			4.81%	6.13%	2.20%	79.54%	77.41%	7.22%	0.00%	11.87%	0.00%	11.79%	1.50%	-3.21%	3.55%	6.05%	-12.74%	2.04%	2.46%	10.58%	13.14%	13.79%
Comparable Group
BVFL	BV Financial, Inc.	MD	7.73%	4.93%	2.20%	79.98%	71.45%	5.47%	0.00%	21.44%	1.67%	19.77%	3.00%	-3.44%	4.74%	2.74%	29.86%	-1.79%	-1.84%	8.63%	13.64%	14.49%
ECBK	ECB Bancorp, Inc.	MA	11.12%	6.33%	1.05%	80.14%	70.41%	16.50%	0.00%	11.87%	0.00%	11.87%	10.76%	17.35%	9.30%	15.01%	-0.57%	2.04%	2.04%	11.20%	14.57%	15.66%
HONE	HarborOne Bancorp, Inc.	MA	4.02%	5.33%	NA	84.01%	79.10%	8.98%	0.00%	9.99%	1.04%	8.96%	1.50%	-4.70%	2.35%	3.72%	-12.89%	-1.50%	-1.53%	14.44%	13.65%	13.92%
HIFS	Hingham Institution for Savings	MA	7.89%	4.06%	0.31%	86.90%	55.90%	33.58%	0.00%	9.69%	0.00%	9.69%	-0.58%	3.36%	-1.04%	6.05%	-11.58%	5.92%	5.92%	12.46%	NA	NA
KRNY	Kearny Financial Corp.	NJ	1.83%	15.65%	3.90%	74.41%	73.35%	16.28%	0.00%	9.63%	NA	NA	-2.11%	-6.36%	0.67%	6.61%	-24.48%	-12.16%	NA	15.81%	20.40%	21.47%
MGYR	Magyar Bancorp, Inc.	NJ	NA	NA	NA	79.10%	84.18%	NA	0.00%	11.07%	0.00%	11.07%	10.00%	NA	10.65%	11.17%	NA	4.82%	4.82%	12.74%	NA	NA
NECB	Northeast Community Bancorp, Inc.	NY	3.90%	1.84%	1.28%	89.98%	83.09%	0.23%	0.00%	15.87%	0.00%	15.87%	13.95%	11.29%	14.35%	19.31%	-93.18%	14.22%	14.22%	15.88%	NA	NA
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	2.96%	20.72%	3.10%	70.45%	73.04%	12.33%	1.08%	12.44%	0.72%	11.71%	1.21%	22.25%	-4.18%	6.70%	-20.47%	0.75%	0.81%	10.58%	18.54%	19.79%
PDLB	Ponce Financial Group, Inc.	NY	4.60%	16.52%	0.00%	75.57%	62.00%	20.62%	0.00%	16.63%	0.00%	16.63%	10.51%	-13.27%	20.54%	25.02%	-12.59%	2.87%	2.87%	9.34%	12.64%	13.65%
PVBC	Provident Bancorp, Inc.	MA	10.62%	1.78%	2.89%	81.94%	82.16%	3.04%	0.00%	14.50%	0.00%	14.50%	-4.62%	-21.91%	-1.18%	-1.67%	-55.52%	4.14%	4.14%	0.00%	0.00%	0.00%
SRBK	SR Bancorp, Inc.	NJ	5.02%	14.22%	3.53%	72.87%	77.41%	3.03%	0.00%	18.61%	2.57%	16.04%	-0.97%	-29.73%	11.50%	-2.28%	39.29%	0.08%	1.07%	0.00%	0.00%	0.00%
TRST	TrustCo Bank Corp NY	NY	10.29%	5.93%	0.00%	NA	86.41%	2.00%	0.00%	10.84%	0.01%	10.83%	1.14%	-2.98%	NA	0.75%	-6.38%	4.81%	4.82%	0.00%	0.00%	0.00%
WNEB	Western New England Bancorp, Inc.	MA	2.50%	14.02%	2.90%	77.29%	85.28%	3.90%	0.74%	8.89%	0.52%	8.37%	3.45%	8.99%	2.17%	5.55%	-25.34%	-0.63%	-0.50%	0.00%	0.00%	0.00%

(1)	Includes loans held for sale.

Source: S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Avidia Bancorp’s funding liabilities reflected a funding composition that was generally similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 77.67% of assets, which was slightly above the Peer Group’s median ratio of 77.41%. Comparatively, the Company maintained a higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 13.27% and 7.22% (median basis) for Avidia Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 90.94% and 84.64%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is slightly below the Peer Group’s ratio, based on IEA/IBL ratios of 104.38% and 106.90%, respectively. The additional capital realized from stock proceeds should serve to provide Avidia Bancorp with an IEA/IBL ratio that exceeds the Peer Group’s average ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Balance sheet growth (or declines) over the most recent 12-month period in terms of assets, loans, deposits and borrowings was modest for both. Specifically, Avidia Bancorp’s assets increased by 2.24% versus Peer Group median growth of 1.50%. Both recorded net declines in cash and investments and increases in loans over the time period.

The Company’s asset and loan growth was funded by expanded utilization of deposits while borrowings remained unchanged - deposits increased by 5.94% for the Company. By comparison, the Peer Group also reported some loan growth, (3.55%) which was funded by a greater increase in deposits while borrowings declined. The Company’s tangible equity increased by 7.72%, which was more than the Peer Group’s tangible capital growth rate of 2.46% based on the median. The average equity growth for the Peer Group was impacted by changes in the AOCL losses on the investment portfolios in addition to the payment of dividends and other capital management actions by certain of the Peer Group institutions. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additional implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the 12 months ended December 31, 2024. Avidia Bancorp reported a net income to average assets ratio of 0.44% while the Peer Group’s average and median ROA were equaled to 0.60% and 0.47%. The Company’s core return on assets adjusted to exclude a net loss on sale of investment and equity securities equal to 0.05% of average assets on an after tax basis equaled 0.49%, which is in-between the average and median of the Peer Group’s ROA. Higher ratios of net interest income and non-interest income represented the principal earnings advantage for the Company, while the Peer Group maintained lower non-interest expense.

The Company’s higher net interest income to average assets ratio was realized through a more favorable ratio of interest expense to average assets supported by the base of core deposits including checking accounts. At the same time, the ratio of interest income to average assets fell between the Peer Group average and median values. Avidia Bancorp and the Peer Group reported net interest income to average assets ratios of 2.81% and 2.48% (median), respectively.

The Company’s business model focuses on portfolio real estate and non-real estate secured lending and also includes a payment processing operation that provides for additional non-interest income while also increasing non-interest expense. As such, Avidia Bancorp reported a higher ratio of non-interest expense, equal to 2.80% of average assets which is somewhat elevated in relation to industry averages. At the same time, the Peer Group also operates with strategies such that the median ratio of non-interest expense to average assets was 2.24%, which is 56 basis points below the Company’s reported level. Assets per full time equivalent employee equaled $10.5 million for the Company versus a comparable measure of $15.3 million and $11.9 million, based on the Peer Group median and average respectively. On a post-offering basis, the Company’s non-interest expense can be expected to further increase with the addition of the ESOP benefit plan and certain expenses that result from being a publicly-traded savings institution, with such expenses already impacting the Peer Group’s operating expenses.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2024 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Avidia Bancorp, Inc.		MA
December 31, 2024			0.44%	4.74%	1.93%	2.81%	0.07%	2.74%	0.06%	0.65%	2.80%	-0.06%	0.00%	0.15%	4.93%	2.52%	2.41%	$10,462	25.44%
Comparable Group
Averages			0.60%	5.02%	2.36%	2.66%	0.03%	2.63%	0.03%	0.26%	2.07%	0.01%	0.00%	0.25%	5.27%	3.17%	2.15%	$15,316	29.59%
Medians			0.47%	4.70%	2.47%	2.48%	0.02%	2.45%	0.00%	0.24%	2.24%	0.01%	0.00%	0.16%	4.98%	3.17%	1.98%	$11,922	25.88%
Comparable Group
BVFL	BV Financial, Inc.	MD	1.32%	5.24%	1.29%	3.95%	-0.04%	3.99%	0.00%	0.26%	2.41%	0.02%	0.00%	0.53%	5.67%	1.80%	3.87%	$7,966	28.54%
ECBK	ECB Bancorp, Inc.	MA	0.30%	5.03%	3.16%	1.87%	0.02%	1.85%	0.01%	0.08%	1.55%	0.00%	0.00%	0.10%	5.10%	3.79%	1.31%	$20,885	25.69%
HONE	HarborOne Bancorp, Inc.	MA	0.47%	4.70%	2.52%	2.17%	0.15%	2.02%	0.22%	0.58%	2.24%	0.00%	0.00%	0.12%	4.98%	3.11%	1.87%	$10,665	20.00%
HIFS	Hingham Institution for Savings	MA	0.65%	4.50%	3.48%	1.02%	0.01%	1.01%	0.00%	0.03%	0.67%	0.47%	0.00%	0.19%	4.57%	4.09%	0.48%	$50,657	22.80%
KRNY	Kearny Financial Corp.	NJ	-0.91%	4.27%	2.55%	1.72%	0.05%	1.67%	0.00%	0.24%	2.78%	0.01%	0.00%	0.04%	4.57%	3.08%	1.49%	$14,693	NM
MGYR	Magyar Bancorp, Inc.	NJ	0.86%	5.24%	2.28%	2.96%	0.00%	2.95%	0.07%	0.20%	2.04%	0.00%	0.00%	0.36%	5.50%	3.22%	2.28%	$10,078	29.41%
NECB	Northeast Community Bancorp, Inc.	NY	2.50%	8.36%	2.99%	5.37%	0.00%	5.37%	0.00%	0.15%	2.04%	-0.01%	0.00%	0.99%	8.75%	4.31%	4.44%	$14,044	28.43%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	0.52%	4.15%	2.15%	2.00%	0.07%	1.92%	0.00%	0.23%	1.50%	0.06%	0.00%	0.18%	4.36%	2.77%	1.59%	$15,201	26.06%
PDLB	Ponce Financial Group, Inc.	NY	0.37%	5.53%	2.93%	2.60%	0.05%	2.55%	NA	NA	2.27%	0.01%	0.00%	0.16%	5.75%	3.93%	1.82%	$13,179	30.05%
PVBC	Provident Bancorp, Inc.	MA	0.46%	5.67%	2.47%	3.20%	0.06%	3.15%	0.00%	0.37%	2.92%	0.00%	0.00%	0.13%	6.05%	3.59%	2.46%	$9,313	22.49%
SRBK	SR Bancorp, Inc.	NJ	0.04%	4.37%	1.43%	2.95%	-0.01%	2.96%	NA	NA	2.55%	-0.47%	0.00%	0.12%	4.68%	NA	NA	—	75.81%
TRST	TrustCo Bank Corp NY	NY	0.80%	3.98%	1.49%	2.48%	0.03%	2.45%	0.00%	0.30%	1.73%	0.02%	0.00%	0.25%	4.07%	1.92%	2.15%	$8,312	23.75%
WNEB	Western New England Bancorp, Inc.	MA	0.45%	4.23%	1.93%	2.30%	-0.03%	2.34%	0.01%	0.44%	2.25%	0.05%	0.00%	0.13%	4.52%	2.43%	2.09%	$8,793	22.00%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:

S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

When viewed together, net interest income and non-interest expense provide considerable insight into a Company’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, the Company’s expense coverage ratio equal to 1.00x fell short of the Peer Group’s average and median expense coverage ratio of 1.28x and 1.11x, respectively. Importantly, the expense coverage ratio does not capture the impact of non-interest income which for the Company exceeds the level reported by the Peer Group as noted below.

Contributions to earnings from non-interest operating income was greater for the Company reflecting the payment processing operations along with income generated from other banking products and services. In comparison to the Peer Group, Avidia Bancorp’s non-interest income equaled 71 basis points (including a modest amount of gains on the sale of loans), versus 24 basis points for the Peer Group median ratio. Gains on the sale of loans were also a limited factor for the Peer Group. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Avidia Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 80.9% was slightly more favorable than the Peer Group’s median efficiency ratio of 82.1%.

Loan loss provisions were relatively minor in size for both the Company and the Peer Group, reflecting in part favorable asset quality positions of both, along with only modest growth in the respective loan portfolios over the past 12 months which the limits the need for additional provisions to build the allowance for credit losses.

The Company reported non-operating losses equal to 0.06% of average assets which was comprised of gains and losses on the sale of investment securities and equity securities. Conversely, the Peer Group recorded minimal non-operating expenses equal to 0.01% of average assets based on the median, with nine of the 13 Peer Group members reported some non-operating income or expense.

The Company recorded an effective tax rate of 25.44%, which was similar to the Peer Group’s median effective tax rate of 25.88%. Avidia Bancorp receives some benefit from the tax-favored income from the BOLI investment.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The loan portfolio composition of the Peer Group reflects a higher level of real estate secured loans, while the Company reported a substantial balance of commercial and industrial loans. MBS and 1-4 family loans are similar at 27.14% of assets for the Company versus a median of 27.89% for the Peer Group. Higher risk-weight construction, multi-family, commercial real estate and commercial business loans equaled 60.68% of assets for the Company versus an average of 54.93% for the Peer Group with the most significant disparities being the Company’s lower ratios of construction and multifamily loans while the Peer Group’s portfolio was more heavily invested in multi-family and commercial real estate mortgageloans. The Company maintained a large portion of the loan portfolio in commercial and industrial loans (37.46 of loans, versus a median of 2.05% for the Peer Group). Consumer lending was minimal for both.

Loan servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $3.6 million for the Peer Group compared to a zero balance for the Company. Only three of the Peer Group members reported loan servicing assets.

Credit Risk

Based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be similar compared to the Peer Group’s implied credit risk exposure as both Avidia Bancorp and the Peer Group had favorable credit quality ratios overall. As shown in Table 3.5, the Company’s ratios for non-performing/assets and non-performing loans/loans including performing TDRs equaled 0.65% and 0.79%, respectively, versus comparable median measures of 0.34% and 0.37% for the Peer Group. Most of Avidia Bancorp’s problem assets are troubled debt restructured loans, and thus the ratio of NPAs excluding performing TDRs equaled 0.15% for the Company, versus an average and median value of 0.41% and 0.34% for the Peer Group.

The Company’s and Peer Group’s loss reserves as a percent of NPAs equaled 544.91% and 148.33%, respectively, indicating a more favorable position for Avidia Bancorp. Loss reserves maintained as percent of loans receivable equaled 0.99% for the Company, versus the range of 0.91% and 0.94% for the Peer Group average and median. Last, loan chargeoffs were at a higher level for the Company versus the Peer Group based on the most recent trailing 12

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2024 or the Most Recent Date Available

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Avidia Bancorp, Inc.		MA
December 31, 2024			5.39%	21.75%	1.85%	3.16%	18.22%	37.46%	0.19%	78.76%	0.00%
Comparable Group
Averages			5.80%	24.35%	10.17%	16.58%	21.37%	6.81%	0.25%	49.59%	$3,640
Medians			3.89%	24.00%	3.37%	9.49%	20.89%	2.05%	0.08%	61.88%	$0
Comparable Group
BVFL	BV Financial, Inc.	MD	2.12%	24.35%	2.66%	2.72%	42.29%	2.05%	1.92%	61.88%	$0
ECBK	ECB Bancorp, Inc.	MA	3.51%	32.42%	7.11%	23.05%	15.69%	1.02%	0.01%	74.23%	$0
HONE	HarborOne Bancorp, Inc.	MA	4.11%	30.65%	5.59%	6.83%	30.96%	10.96%	0.29%	108.76%	$43,067
HIFS	Hingham Institution for Savings	MA	0.00%	22.99%	5.51%	32.89%	26.08%	0.02%	0.00%	NA	$0
KRNY	Kearny Financial Corp.	NJ	7.84%	23.65%	2.93%	34.18%	12.24%	1.89%	0.04%	77.27%	$0
MGYR	Magyar Bancorp, Inc.	NJ	6.37%	27.08%	2.62%	7.49%	40.10%	2.36%	0.22%	90.94%	$0
NECB	Northeast Community Bancorp, Inc.	NY	0.29%	0.17%	67.35%	11.48%	1.51%	6.34%	0.00%	NA	$0
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	15.51%	5.71%	0.58%	46.61%	15.62%	3.18%	0.03%	56.44%	$148
PDLB	Ponce Financial Group, Inc.	NY	12.94%	15.91%	20.85%	22.34%	12.65%	0.94%	0.13%	75.98%	$0
PVBC	Provident Bancorp, Inc.	MA	0.54%	2.18%	2.60%	4.18%	28.52%	50.94%	0.00%	0.00%	$0
SRBK	SR Bancorp, Inc.	NJ	NA	NA	NA	NA	NA	0.00%	NA	0.00%	—
TRST	TrustCo Bank Corp NY	NY	3.66%	77.64%	0.41%	0.62%	2.05%	0.33%	0.23%	0.00%	$0
WNEB	Western New England Bancorp, Inc.	MA	12.76%	29.42%	3.82%	6.56%	28.72%	8.54%	0.17%	0.00%	$466

Source:

S&P Capital IQand RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2024 or the Most Recent Date Available

				NPAs &	Adj NPAs &			Rsrves/
			REO/	90+Del/	90+Del/	NPLs/	Rsrves/	NPAs &	Net Loan		NLCs/
			Assets	Assets (1)	Assets (2)	Loans (3)	Loans HFI	90+Del (1)	Chargeoffs (4)		Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
Avidia Bancorp, Inc.		MA
December 31, 2024			0.00%	0.65%	0.15%	0.79%	0.99%	544.91%		1,144	0.05%
Comparable Group
Averages			0.04%	0.65%	0.41%	0.74%	0.91%	187.62%		$1,403	0.04%
Medians			0.00%	0.34%	0.34%	0.37%	0.94%	148.33%		$230	0.00%
Comparable Group
BVFL	BV Financial, Inc.	MD	0.02%	0.54%	0.46%	0.64%	1.16%	173.60%	-$	315	-0.04%
ECBK	ECB Bancorp, Inc.	MA	0.00%	0.14%	0.14%	0.17%	0.78%	454.19%		$3	0.00%
HONE	HarborOne Bancorp, Inc.	MA	0.00%	0.78%	0.51%	0.92%	1.16%	124.95%		$560	0.01%
HIFS	Hingham Institution for Savings	MA	0.00%	0.03%	0.03%	0.04%	0.69%	NA		$0	0.00%
KRNY	Kearny Financial Corp.	NJ	0.00%	0.69%	0.49%	0.93%	0.77%	82.90%		$4,501	0.08%
MGYR	Magyar Bancorp, Inc.	NJ	0.25%	0.29%	0.29%	0.04%	0.98%	273.33%	-$	170	-0.02%
NECB	Northeast Community Bancorp, Inc.	NY	0.26%	0.26%	0.26%	0.00%	0.27%	93.77%		$347	0.02%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	0.00%	0.42%	0.34%	0.50%	0.87%	148.33%		$6,633	0.16%
PDLB	Ponce Financial Group, Inc.	NY	0.00%	1.05%	0.90%	1.38%	0.97%	70.48%		$5,168	0.25%
PVBC	Provident Bancorp, Inc.	MA	0.00%	3.66%	1.31%	4.39%	1.59%	36.20%		$1,371	0.10%
SRBK	SR Bancorp, Inc.	NJ	0.00%	0.00%	0.00%	0.00%	0.65%	NA		$0	0.00%
TRST	TrustCo Bank Corp NY	NY	0.03%	0.34%	0.34%	0.37%	0.99%	239.55%		$230	0.00%
WNEB	Western New England Bancorp, Inc.	MA	0.00%	0.20%	0.20%	0.26%	0.94%	366.47%	-$	87	0.00%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	Adjusted to exclude performing TDRs.
(3)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(4)	Net loan chargeoffs are shown on a last twelve month basis.

Source:

S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

month data. The similar emphasis on lending as a percent of the asset base between the Company and the Peer Group suggest that the reserve coverage ratios in comparison to the Peer Group are appropriate.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Avidia Bancorp’s interest rate risk characteristics implied a comparable degree of interest rate risk exposure relative to the measures reported for the Peer Group. In this regard, while the Company’s tangible equity-to-assets was below the Peer Group ratios, the IEA/IBL ratio was higher and non-interest earnings assets were also lower. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Avidia Bancorp and the Peer Group. The Company’s ratio trended opposite to that of the Peer Group in two of the most recent calendar quarters, which may indicate other factors beyond interest rate impacts. During other periods the amount of change in the ratio was similar for both. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Avidia Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2024 or the Most Recent Date Available

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Avidia Bancorp, Inc.		MA
December 31, 2024			6.9%	125.2%	4.5%	-14	0	6	10	-6	-5
All Public Non-MHC Thrifts
Average			9.5%	139.1%	6.3%	4	5	3	-7	-5	-5
Median			8.9%	135.0%	6.2%	4	5	3	-7	-5	-5
Comparable Group
Average			13.0%	111.1%	5.4%	1	4	2	-13	0	-7
Median			11.8%	110.7%	5.9%	2	6	-1	-10	-7	-7
Comparable Group
BVFL	BV Financial, Inc.	MD	20.1%	120.4%	7.4%	-13	18	39	-35	15	5
ECBK	ECB Bancorp, Inc.	MA	11.9%	112.3%	2.4%	8	4	-1	-6	-12	-14
HONE	HarborOne Bancorp, Inc.	MA	9.0%	106.0%	6.6%	0	7	5	0	-11	-8
HIFS	Hingham Institution for Savings	MA	9.7%	110.5%	1.2%	16	11	11	-4	-16	-22
KRNY	Kearny Financial Corp.	NJ	NA	102.5%	8.1%	2	-4	-2	-6	-15	-2
MGYR	Magyar Bancorp, Inc.	NJ	11.1%	NA	NA	7	10	-10	-18	-3	-7
NECB	Northeast Community Bancorp, Inc.	NY	15.9%	114.9%	4.3%	-37	-10	4	-29	-31	-17
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	11.8%	108.9%	5.9%	9	1	6	-16	-7	-7
PDLB	Ponce Financial Group, Inc.	NY	16.6%	117.0%	3.3%	14	6	-8	2	9	-3
PVBC	Provident Bancorp, Inc.	MA	14.5%	110.7%	5.7%	23	12	-11	-7	1	-25
SRBK	SR Bancorp, Inc.	NJ	16.5%	114.5%	7.9%	-19	-13	-1	-27	107	24
TRST	TrustCo Bank Corp NY	NY	10.8%	NA	NA	-1	7	9	-16	-25	-13
WNEB	Western New England Bancorp, Inc.	MA	8.4%	104.3%	6.2%	2	1	-14	-10	-6	-7

NA=Change is greater than 100 basis points during the quarter.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s mutual-to-stock conversion.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the OCC, FRB, the FDIC and state banking agencies, including the Commissioner, specify the pro forma market value methodology for estimating the pro forma market value of a converting mutual institution. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject Company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject Company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the stock issuance process, RP Financial will: (1) review changes in the Company’s operations and financial condition; (2) monitor the Company’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates and the stock market environment, including the market for

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

thrift stocks; and, (4) monitor pending conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all savings institutions. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Avidia Bancorp’s value, the market value of the stocks of publicly traded financial institutions or Avidia Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on appraised value of Avidia Bancorp coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

•

Overall A/L Composition. Loans funded by retail deposits were the primary components of both Avidia Bancorp’s and the Peer Group’s balance sheets. In comparison to the Peer Group, the Company’s interest-earning asset composition exhibited a slightly higher concentration of loans and a higher level of diversification into higher risk-weight loans, with Avidia Bancorp reporting a higher proportion of non-real estate secured commercial loans. Avidia Bancorp’s funding composition was broadly similar to the Peer Group as both funded operations primarily with deposits and the Company reporting a higher level of borrowings given the lower pre-conversion equity position. As a percent of assets, the Company maintained a similar level of interest-earning assets and a higher level of interest-bearing liabilities relative to the Peer Group averages, which translated into a slightly lower IEA/IBL ratio for Avidia Bancorp. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio will realize further improvement relative to the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that the overall A/L composition was broadly comparable to the Peer Group.

•

Credit Quality. Both the Company and the Peer Group had relatively favorable asset quality measures with Avidia Bancorp’s ratios being less favorable in terms of the NPAs/Assets and NPLs/Loans ratios compared to the Peer Group medians. Avidia Bancorp reported favorable ratios of NPAs/Assets when excluding troubled debt restructured loans, Reserves/Loans and Reserves/NPAs. RP Financial concluded that credit risk for the Company was in general comparable to the Peer Group.

•

Balance Sheet Liquidity. The Company’s level of cash and investments was within the range of the Peer Group’s average and median ratios. Most of the Company’s investment portfolio is classified as AFS and could be sold if necessary. Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as a portion of the net proceeds will initially be held in short-term liquid funds. The Company’s future borrowing capacity was considered to be modestly lower than the Peer Group’s borrowing capacity, as the level of borrowings was higher than the Peer Group’s ratio. In summary, RP Financial concluded that balance sheet liquidity was a slight positive factor in our adjustment for financial condition with the expected addition of the stock conversion proceeds at the completion of the conversion.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a similar concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group median ratios but were broadly comparable overall. However, the Company has been effective in funding with lower cost less interest sensitive non-maturity deposits which approximated 81% of total deposits. RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment.

•

Equity. The Company currently operates with a tangible equity/assets ratio lower than the Peer Group’s average and median ratios on a pre-conversion basis. Following the stock offering, Avidia Bancorp’s pro forma capital position, assuming a closing at the midpoint of the range, will be similar to the Peer group median ratio, and pro forma return on equity will also be within the range of the Peer Group’s average and median ratios. Should the offering close towards the upper end of the valuation range, the Company’s leverage and growth potential will be higher than the Peer Group. On balance, RP Financial concluded that equity strength was a positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

On balance, Avidia Bancorp’s balance sheet strength was considered to be slightly greater than the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and prospects to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company’s reported earnings were comparable to the Peer Group’s on a ROAA basis (0.44% of average assets versus an average and median of 0.60% and 0.47% of average assets for the Peer Group). As noted in the Peer Group analysis in Section Three, reported net income was impacted by a net loss on sale of securities for the most recent 12 month period in the amount of $1.2 million.

•

Core Earnings. The Company’s core earnings for the year ended December 31, 2024 are estimated to equal $12.7 million, or 0.49% of average assets, after excluding $1.2 million of after-tax losses on sales of securities. Avidia Bancorp’s core earnings are supported by stronger levels of net interest income and non-interest income compared to the Peer Group. The Company’s non-interest expense ratio is above the Peer Group average, with non-interest income and non-interest expense both increased from the payment processing activities conducted. On balance, the Company’s core earnings were considered to be comparable to the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a similar degree of volatility was associated with Avidia Bancorp’s net interest margin with certain specific data points less favorable than the Peer Group performance. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that are approximating the Peer Group’s ratios, as well as enhance the stability of the Company’s net interest margin. Accordingly, on balance, interest rate risk was viewed to be similar to the Peer Group’s ratios.

•

Credit Risk. The Company and Peer Group both possess modest credit risk based on key credit quality ratios, with certain ratios favorable for Avidia Bancorp. The Company’s loan portfolio is deemed somewhat unseasoned as a whole given the loan growth recorded over the past five years, and the Company’s risk-weighted assets/assets ratio is higher than the Peer Group average and median ratios. Moreover, coupled with the growth targeted for the loan portfolio, RP Financial concluded that credit risk exposure was a slightly negative factor in the Company’s operations versus the Peer Group.

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IV.5

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company’s reported and core ROAA falls within the Peer Group average and median ratios on a pre-conversion basis. In view of the Company’s pro forma capital level, Avidia Bancorp’s earnings growth potential was considered to be modestly better than the Peer Group and was a slight favorable factor in our adjustment for profitability, growth and viability of earnings. At the same time, there is execution risk in the growth oriented business plan.

•

Return on Equity. Currently, the Company’s estimated core ROE of 6.84% is higher than the Peer Group’s average and median core ROE of 4.94% and 3.93% (See Table 4.4). While the stock conversion will provide additional capital to facilitate long term growth, the expenses of the stock benefit plans and higher pro forma capital levels will depress the ROE until such time as the new capital can be leveraged. Until that time, the Company’s pro forma ROE is projected to be within the range of the Peer Group’s average and median ROE figures.

On balance, Avidia Bancorp’s pro forma earnings strength was considered to be similar to the Peer Group. Moreover, while the Company’s earnings growth trends are strong, future earnings growth will be dependent upon Avidia Bancorp’s ability to successfully continue its current operating strategies in the areas of lending, deposit and fee income (payment processing). As with any operating strategy, there will remain a level of execution risk to continue these strategies. Coupled with the similar-to-higher pro forma capital ratio that Avidia Bancorp will operate with, the post-conversion ROE is expected to be similar to the Peer Group’s current ratios. Accordingly, we applied no valuation adjustment for Profitability, Growth and Viability of Earnings.

3.	Asset Growth

The Company achieved asset growth of 2.2% for the 12 months ended December 31, 2024, which was within the Peer Group average and median asset growth rates of 3.64% and 1.50%, respectively. Growth for the Company has been stronger in loans, as cash and investments have declined to support loan growth of 3.09% in 2024. Deposits funded most of the growth as borrowings were unchanged in 2024. By comparison, the Peer Group’s loans increased by a median 3.55% and deposit balances increased by a slightly higher 6.05%, median basis. On a pro forma basis, the Company’s tangible equity-to-assets ratio, assuming a close at the midpoint, will be similar to the Peer Group’s median tangible equity-to-assets ratio, providing the Company with similar leverage capacity as maintained by the Peer Group. On balance, we assumed a slight upward adjustment for asset growth given the Company’s additional leverage potential following the conversion and offering coupled with the adoption of a growth oriented post-conversion business plan.

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IV.6

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Avidia Bancorp serves the eastern and central regions of Massachusetts through a network of 10 office locations with operations focused in areas west of Boston along the I-495 and I-290 corridors. The Company employs technology and people to essentially extend its market coverage across a broader cross-section of southern New England. Within this market, the Company faces significant competition for loans and deposits from both community-based institutions and larger regional financial institutions, which provide a broader array of services and have significantly larger branch networks. However, the Peer Group companies by virtue of their relatively comparable size relative to Avidia Bancorp also face numerous and/or large competitors.

Demographic and economic trends and characteristics in the Company’s primary market area are presented in Exhibit III-3 along with Peer Group comparable data. In this regard, the total population of Middlesex County is higher than the population of each of the Peer Group headquarters counties, and twice the average and median population base. Worcester County’s population totaled 862,000 and the combined population of the Company’s two county market was 2.5 million residents.

Demographic trends in terms of population growth are similar for the Company and the Peer Group on average. Further, the per capita income level in Middlesex County is well above the average and median of the Peer Group’s markets while Worcester County is slightly below the Peer Group average. The deposit market share exhibited by the Company in Middlesex County is in line with the Peer Group median, indicative of the larger markets within which the Company and the Peer Group operate. Only a small number of Peer Group members operate in smaller demographic areas. As discussed in Chapter 2, the Company maintains deposit market rankings of 15th out of 46 competitors in Middlesex County and 10th of 28 competitors in Worcester County, an indication of the competitive environment. As shown in Table 4.1, the median unemployment rate for the primary market area counties served by the Peer Group companies was modestly higher than the unemployment rate reflected for Middlesex County but below that for Worcester County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

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IV.7

Table 4.1

Avidia Bancorp, Inc.

Peer Group Market Area Unemployment Rates (1)

		Unemply. Rate
	County	Dec 2024
		(%)
Avidia Bancorp, Inc.	Middlesex, MA	3.7%
	Worcester, MA	4.3%
Peer Group Average		4.2%
Peer Group Median		3.9%
Peer Group
BV Financial, Inc.	Baltimore, MD	2.7%
ECB Bancorp, Inc.	Middlesex, MA	3.7%
HarborOne Bancorp, Inc.	Plymouth, MA	4.3%
Hingham Institution for Savings	Plymouth, MA	4.3%
Kearny Financial Corp.	Essex, NJ	5.4%
Magyar Bancorp, Inc.	Middlesex, NJ	3.9%
Northeast Community Bancorp, Inc.	Westchester, NY	3.2%
Northfield Bancorp, Inc. (Staten Island, NY)	Middlesex, NJ	3.9%
Ponce Financial Group, Inc.	Bronx, NY	6.8%
Provident Bancorp, Inc.	Essex, MA	4.3%
SR Bancorp, Inc.	Somerset, NJ	3.6%
TrustCo Bank Corp NY	Schenectady, NY	3.4%
Western New England Bancorp, Inc.	Hampden, MA	5.0%

(1)	Unemployment rates not seasonally adjusted

Source: S&P Capital IQ.

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions. Seven of the 13 Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.91% to 6.13%. The average dividend yield on the stocks of the

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

Peer Group institutions equaled 2.03% as of February 14, 2025, reflecting the yield of the seven companies which have a regular dividend policy. Comparatively, as of the same date, the average dividend yield on the stocks of all fully-converted publicly-traded savings and thrift institutions equaled 1.53%.

Following the conversion, the Company’s capacity to pay dividends is viewed to be comparable to the Peer Group’s capacity to pay dividends based on its pro forma capitalization and earnings levels. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $95 million to $635 million as of February 14, 2025, with average and median market values of $322 million and $278 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.2 million to 64.6 million, with average and median shares outstanding equal to 21.9 million and 17.8 million, respectively. The Company’s stock offering is expected to provide for a pro forma market value that will be approximately 65% of the Peer Group median and shares outstanding at the midpoint of the offering range just slightly below the Peer Group Median. Following the conversion, the Company’s stock will be traded on the New York Stock Exchange. We anticipate that the Company’s stock will have a comparable level of trading as the Peer Group companies on average and, therefore, we concluded that no adjustment was necessary for this factor.

7.	Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHC’s, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held Company and stock trading history; and (3) the acquisition market. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

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IV.9

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of February 14, 2025.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. After closing out the first quarter on an upswing, stocks retreated at the start of the second quarter of 2024 as strong economic data prompted investors to dial back bets on the Federal Reserve cutting rates in 2024. A higher-than-expected increase in the March CPI and mounting tensions between Iran and Israel deepened the selloff in the boarder stock market in mid-April. The NASDAQ posted a weekly decline of 5.5% in the third week of April, its worst performance since 2022. Stocks see-sawed in last two weeks of April and then closed sharply lower at the end of April, with the major U.S. stock indexes posting their worst month of the year as investors considered that the Federal Reserve’s campaign to end inflation was going to take longer than anticipated. Tech and bank stocks were among the sectors that led a stock market rebound at the start of May, which was triggered by the Federal Reserve’s comments at the conclusion of its policy meeting on May 1st that it was more likely to lower interest rates than raise them again. Renewed hopes for interest rate cuts later in 2024 following April’s employment report showing weaker-than-expected job growth served to extend the stock market rally through the beginning of the second week of May. Some healthy corporate earnings reports and cooling economic data sustained the stock market rally through mid-May, with all three of the major U.S. stock indexes posting record highs. While renewed inflation fears and rising Treasury yields pressured stocks lower at the end of May, all three major U.S. stock indexes logged monthly gains for May. Technology shares led the NASDAQ and S&P 500 to more record highs through mid-June, as economic data suggested that the economy was slowing but at a gradual pace and without any signs of serious deterioration. Divergent trading patterns were evident in the S&P 500 and NASDAQ relative to the Dow Jones Industrial Average (“DJIA”) in the closing weeks of the second quarter, which was driven by a bumpy market in the trading prices of large technology stocks. The second quarter ended with stocks trading lower, which was in general a strong first half of the year for stocks.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

The NASDAQ and S&P 500 started the third quarter of 2024 posting a string of new record high closings, which was fueled by a jump in Tesla’s stock price and growing confidence that the Federal Reserve was on track to potentially begin cutting rates in September in light of June’s employment report showing an uptick in the unemployment rate. All three of the U.S. major stock indexes notched record highs in mid-July, which was followed by investors rotating out of technology shares and into laggards such as financials, industrials and small-cap companies. The selloff in tech stocks was fueled by growing fears that shares of chip manufactures would face more U.S. trade restrictions and, in turn, reduce the potential for artificial intelligence investments paying off, with the rotation out of tech stocks continuing into late-July. Stocks closed out July swinging higher after the Federal Reserve held interest rates steady and signaled the central bank was prepared to cut interest rates in September if inflation continued to move lower. A lackluster jobs report for July and data showing weakness in manufacturing and construction sparked a broad-based selloff at the beginning of August, as fears of slowing growth rattled markets worldwide. Data showing cooling inflation and a favorable report for retail sales in July contributed to stocks rebounding in mid-August, with the S&P 500 and NASDAQ logging eight consecutive days of gains that extended into the second half of August. Strong signals from the Federal Reserve Chairman that interest rate cuts were coming soon spurred a stock market rally heading into the last week of August, with the DJIA closing at a record high. A volatile month of trading concluded with all three of the major U.S. stock indexes posting gains for the month of August. Data showing continued weakness in the manufacturing sector and a softening labor market pressured stocks lower in the first week of September. Stocks rebounded in the second week of September, as investors weighed the possibility that the Federal Reserve would kick off its rate easing campaign with a 0.5% rate-cut amid signs of a softening economy and the CPI for August showing a slower pace of inflation. The Federal Reserve’s 0.5% rate cut sparked a global stock market rally heading into the final weeks of the third quarter, which was followed by a narrow trading range to close out a generally strong third quarter for U.S. stocks. Overall, stock market trends saw investors gravitating into value stocks during the third quarter, in which industrials, utilities and financials outperformed the technology sector.

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IV.11

Stocks traded mixed at the start of the fourth quarter of 2024, as investors weighed the prospect of a widening war in the Middle East and higher oil prices against stronger-than-expected job growth reported for September. The DJIA and S&P 500 climbed to fresh record highs heading into mid-October, with some large banks starting the third quarter earnings season posting earnings that beat expectations. Mixed earnings reports pulled the DJIA and S&P 500 down off of record highs in the second half of October, while advances in tech shares led the NASDAQ to a record high close heading into late-October. Stocks closed out October trading lower, which was led by a downturn in tech shares as some big tech companies posted disappointing earnings. The weaker than expected jobs report for October translated into stock market gains at the start of November. A broad-based rally pushed stocks higher on Election Day, which was followed by Donald Trump’s election victory powering major U.S. stock indexes to record highs. Following the Federal Reserve’s November 7th rate cut, investor optimism of tax cuts and reduced regulation under a unified Republican government sustained the stock market rally heading into mid-November. The generally positive trend for stocks continued through the second half of November, with U.S. stocks posting their biggest monthly gains for 2024. A batch of better-than-expected earnings posted by some technology companies boosted all three of the major U.S. stock indexes to record highs in early-December, which included the DJIA closing above 45000 for the first time. Following November’s employment report stocks traded mixed heading into mid-December, as the Dow retreated slightly while a rally in AI stocks led the NASDAQ to a record high close above the 20000 mark. Stocks plummeted following the Federal Reserve’s rate cut on December 18th, as investors reacted to the Federal Reserve’s statement signaling greater doubts about future interest rate cuts. A less-than-expected increase in a measure of inflation favored by the Federal Reserve sparked a stock market rally heading into the final trading days of 2024, which was followed by the major U.S. stock indexes declining in a year end selloff led by a pullback in technology stocks. Overall, the DJIA closed at 42544.22 on the last day of trading in 2024, an increase of 12.9% for 2024, while the S&P 500 and the NASDAQ Composite ended 2024 with respective increases of 23.3% and 28.6%.

The broader stock market was somewhat trendless at the start of 2025, which was followed by a sharp selloff with the release of the stronger-than-expected December jobs report dampening expectations of further interest rate cuts by the Federal Reserve. Stocks spiked higher in mid-January, as investors cheered December’s CPI report that indicated underlying price pressures were easing. A strong start to the fourth quarter earnings season and President Trump’s support for tax cuts and deregulation helped the DJIA and S&P post new highs for 2025 going into late-January. Technology shares plunged in late-January after the emergence of a Chinese company posed a new threat to the U.S. artificial industry, while the broader stock market

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

closed out January trading in narrow range. Stocks edged lower at the start of February, after President Trump placed new tariffs on China and agreed to delay imposing tariffs on Mexico and Canada. On February 14, 2025, the DJIA closed at 44546.08, an increase of 15.9% from one year ago and an increase of 4.7% year-to-date, and the NASDAQ closed at 20026.77, an increase of 26.3% from one year ago and an increase of 3.7% year-to-date. The S&P 500 Index closed at 6114.63 on February 14, 2025, an increase of 22.3% from one year ago and an increase of 4.0% year-to-date.

The market for financial shares has also generally experienced an upward trend in recent quarters. Inflation worries and growing doubts about the Federal Reserve cutting rates in 2024 pressured bank stocks lower at the start of the second quarter of 2024, with the downturn in bank stocks extending into mid-April as Treasury yields hit highs for 2024. Bank shares regained some footing along with the broader stock market going into the second half of April, as easing tensions between Iran and Israel helped to restore some confidence in the market. As investors abandoned expectations of an imminent interest rate cut, bank stocks dipped lower at the end of April and then participated in the broader stock market rally through the first half of May as signs of a cooling economy and milder inflation boosted hopes for the Federal Reserve cutting interest rates in 2024. Rekindled inflation fears and higher Treasury yields translated into financial shares edging lower from the end of May through mid-June, while easing inflation data and lower Treasury yields provided for a slightly positive trend in bank stocks in the final weeks of the second quarter.

Signs of some slack in the labor market provided a boost to financial shares in the first week of July 2024, as June’s higher unemployment rate increased confidence that the Federal Reserve would cut rates in September. As investors rotated into stock market laggards, financial shares continued to rally going into the second half of July and then traded in a narrow range through the Federal Reserve’s end of July policy meeting. Financial shares participated in the broader market selloff at the beginning of August, with July’s disappointing employment report prompting heightened concerns about an economic slowdown. Milder inflation data boosted bank and thrift stocks along with the broader stock market going into the second half of August, as investors became more confident that the Federal Reserve would cut interest rates in September. Comments by the Federal Reserve Chairman that solidified expectations of a rate cut in September sustained the positive trend in financial stocks through the end of August. Bank and thrift stocks followed the broader stock market lower during the first week of September, as

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

investors reacted to data pointing towards a weakening economy. While the broader stock market rallied in the second week of September, bank and thrift shares eased lower in advance of the Federal Reserve’s September policy meeting. Financial shares rallied on news of the Federal Reserve cutting its target rate by 0.5% and then retreated slightly to close out the third quarter.

After edging lower at the beginning of October 2024, strong job growth reflected in September’s employment report and better-than-expected third quarter earnings reported by some large banks served as a catalyst to financial shares trading higher through mid-October. As long-term Treasury yields trended higher, bank and thrift shares traded in a narrow range through the second half of October and then dipped slightly lower in early-November after October’s employment report showed meager job growth. Bank shares were among the strongest performers that led a post-election stock market rally on optimism that Donald Trump’s second term would lead to reduced regulation and a revival in deal making. Following the post-election rally, bank stocks traded in a narrow range over the next month, edging up slightly in late-November and then pulling back slightly in early-December. November’s CPI showing a slight uptick in inflation provided for a slight pullback in financial shares ahead of the Federal Reserve’s December meeting, which was followed by a sharp downturn in bank stocks after the Federal Reserve cast doubts on future rate cuts at the conclusion of its December policy meeting. Following the one-day selloff, bank shares edged higher in the final trading days of 2024. For 2024 overall, the S&P U.S. BMI Banks Index was up 30.0%.

Bank shares paralleled movements in the broader stock market during the first couple weeks of 2025, retreating when the December jobs report showed stronger-than-expected growth and then rallying in mid-January when the December CPI showed a slow down in core inflation. A slight upward trend in financial stocks was sustained going into the second half of January, as bank shares were buoyed by generally healthy fourth quarter earnings coming out of the banking sector. As the fourth quarter earnings season progressed, bank shares traded in a narrow range at the end of January and into early-February. On February 14, 2025, the S&P U.S. BMI Banks Index closed at 223.51, an increase of 41.5% from one year ago and an increase of 4.0% year-to-date.

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IV.14

B.	The New Issue Market

In addition to stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, five standard conversion offerings have been completed during the past twelve months and no second-step or MHC offerings were completed during the past twelve months. The average closing pro forma price/tangible book ratio of the five standard conversion offerings equaled 47.7%. The largest institution, by asset size, to convert to stock form was FB Bancorp, Inc. of LA, who completed its conversion on October 23, 2024. FB Bancorp’s offering closed at $198 million, which is similar in size to the midpoint -to-maximum valuation for the Company. FB Bancorp’s offering closed at the supermaximum of the valuation range at a pro forma price/tangible book ratio of 60.0%. While FB Bancorp’s stock price closed up 22.0% after its first month of trading, the price has subsequently diminished to 13.9% above the IPO price as of February 14, 2025.

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Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in Last 12 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial								First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	2/14/2025	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Magnolia Bancorp, Inc., LA	1/15/25	MGNO-OTCQB	$35	39.76%	0.11%	NM	$8.3	100%	115%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	41.8%	NM	20.3%	0.0%	48.5%	-0.1%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.20	12.0%	$11.20	12.0%
Monroe Federal Bancorp, Inc., OH	10/24/24	MFBI-OTCQB	$147	5.65%	0.02%	3054%	$5.3	100%	88%	26.6%	N.A.	N.A.	7.0%	3.0%	10.0%	27.1%	0.00%	45.1%	NM	3.5%	0.0%	7.7%	-0.4%	$10.00	$11.35	13.5%	$13.75	37.5%	$13.00	30.0%	$13.20	32.0%
FB Bancorp, Inc., LA	10/23/24	FBLA-NASDAQ	$1,172	13.29%	1.07%	59%	$198.4	100%	132%	1.8%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	60.0%	33.0x	14.7%	0.4%	24.6%	1.8%	$10.00	$11.86	18.6%	$11.82	18.2%	$12.20	22.0%	$11.39	13.9%
EWSB Bancorp, Inc., WI	9/26/24	EWSB-OTCQB	$267	4.21%	0.04%	6276%	$7.5	100%	86%	23.5%	N.A.	N.A.	7.0%	3.0%	10.0%	15.6%	0.00%	46.4%	NM	2.8%	NM	6.0%	NM	$10.00	$10.50	5.0%	$10.50	5.0%	$11.50	15.0%	$10.33	3.3%
Fifth District Bancorp, Inc., LA	8/1/24	FDSB-NASDAQ	$485	15.86%	0.16%	359%	$54.6	100%	91%	4.4%	C/S	$250/1.80%	8.0%	4.0%	10.0%	5.2%	0.00%	45.4%	110.6x	10.5%	0.1%	23.1%	0.4%	$10.00	$10.25	2.5%	$10.24	2.4%	$10.51	5.1%	$12.95	29.5%
Averages - Standard Conversions:			$421	15.75%	0.28%	2437%	$54.8	100%	102%	14.5%	N.A.	N.A.	7.6%	3.6%	10.0%	11.3%	0.00%	47.7%	71.8x	10.3%	0.1%	22.0%	0.4%	$10.00	$11.02	10.2%	$11.46	14.6%	$11.68	16.8%	$11.81	18.1%
Medians - Standard Conversions:			$267	13.29%	0.11%	1706%	$8.3	100%	91%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	45.4%	71.8x	10.5%	0.0%	23.1%	0.2%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.50	15.0%	$11.39	13.9%
Second Step Conversions
NONE
Mutual Holding Companies
NONE

Note:	* - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	2/14/2025

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Avidia Bancorp’s holding company’s stock price of recently completed and pending acquisitions of other savings institutions operating in Massachusetts. As shown in Exhibit IV-4, there have been 18 bank and thrift acquisitions completed from the beginning of 2020 through year-to-date 2025, of which 5 involved thrift/savings institutions. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Avidia Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Avidia Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, a slight downard adjustment was appropriate in the valuation analysis for purpose of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, Avidia Bank and Avidia Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Avidia Bancorp’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.3

Valuation Adjustments

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FDIC and the Massachusetts Division of Banks. i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters as incorporated into the offering prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses and for the foundation contribution. The assumptions for the transaction have been summarized in Exhibits IV-7 and IV-8.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings. RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. In the short term, however, until such time as the new capital has been fully deployed and leveraged, the P/E approach has less impact on pro forma market value. While they were considered in the valuation, pro forma P/E multiples received less weight than book value based approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of February 14, 2025, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $180,500,000 at the midpoint, equal to 18,050,000 shares offered at a price of $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. The Company’s reported earnings equaled $11.5 million for the 12 months ended December 31, 2024. As noted in the financial analysis in Section One, the only material non-recurring expenses were related to gains and losses on the sale of investment and equity securities. Excluding the foregoing items on a tax-effected basis resulted in a core earnings figure of $12.7 million for the 12 months ended December 31, 2024. In applying this technique, we considered both reported and core earnings and, placing greater emphasis on core earnings, adjusted historical earnings to reflect the estimated after-tax earnings benefit of the reinvestment of the net proceeds and the estimated after-tax expenses of implementing stock-based benefit plans. It is these pro forma earnings figures, reflecting the impact of the conversion, that are used in calculating pro forma P/E multiples.

Based on the Company’s estimated core earnings and incorporating the impact of the conversion, the Company’s pro forma reported and core P/E multiples at the $180.5 million midpoint value were 14.19x and 12.94x (see Table 4.4). Compared to the Peer Group’s average and median reported earnings multiples of 18.72x and 17.07x, respectively, the Company’s midpoint reported P/E multiple reflected a discount of 24.2% and 16.9%. Compared to the Peer Group’s average and median core earnings multiples of 18.80x and 17.99x, respectively, the Company’s midpoint core P/E multiple reflected a discount of 31.2% and 28.1%. The Company’s pro forma P/E multiples based on core earnings at the minimum and the supermaximum equaled 11.31x and 16.26x, respectively, reflecting discounts of 39.8% and 13.5% relative to the Peer Group average of 18.80x.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating pro forma market value by applying a valuation P/B ratio to the Company’s pro forma book value. As of December 31, 2024, the Company’s historical book value and tangible book value equaled $193.8 million and $181.9 million, respectively. To arrive at pro forma book value, historical book value was adjusted to reflect the addition of the conversion net proceeds, the impact of funding the foundation, and the accounting entries related to the stock-based benefit plans. Based on the $180.5 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 53.32% and 55.28% respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 89.43% and 93.08%, the Company’s ratios reflected a discount of

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Table 4.4

Public Market Pricing Versus Peer Group

Avidia Bancorp, Inc.

As of February 14, 2025

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
			Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Tang. Eq./	NPAs/	Reported (5)		Core (5)		Offering
			Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Amount
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Avidia Bancorp, Inc.
Supermaximum			$10.00	$235.33	$0.56	$15.90	17.77x	60.95%	8.26%	62.89%	16.26x	$0.00	0.00%	0.00%	$2,849	13.13%	0.61%	0.46%	3.43%	0.51%	3.75%	$224.83
Maximum			$10.00	$206.00	$0.63	$16.93	15.89x	57.12%	7.30%	59.07%	14.52x	$0.00	0.00%	0.00%	$2,823	12.35%	0.61%	0.46%	3.59%	0.50%	3.93%	$195.50
Midpoint			$10.00	$180.50	$0.70	$18.09	14.19x	53.32%	6.44%	55.28%	12.94x	$0.00	0.00%	0.00%	$2,801	11.66%	0.62%	0.45%	3.76%	0.50%	4.12%	$170.00
Minimum			$10.00	$155.00	$0.80	$19.64	12.42x	48.99%	5.58%	50.92%	11.31x	$0.00	0.00%	0.00%	$2,779	10.96%	0.62%	0.45%	3.94%	0.49%	4.33%	$144.50
All Fully-Converted, Publicly-Traded Savings Institutions
Averages			$24.50	$596.10	$0.97	$23.05	15.23	87.02%	11.10%	93.12%	16.30	$0.32	1.53%	52.17%	$6,192	11.97%	0.44%	0.25%	1.86%	0.39%	2.88%
Medians			$13.22	$198.83	$0.53	$17.53	15.20	82.93%	9.97%	84.60%	15.67	$0.08	0.86%	45.13%	$1,593	11.07%	0.20%	0.37%	3.21%	0.44%	3.21%
Peer Group
Averages			$35.07	$321.91	$1.39	$31.46	18.72	89.43%	10.71%	93.08%	18.80	$0.50	2.03%	40.49%	$3,350	12.02%	0.30%	0.60%	4.32%	0.68%	4.94%
Medians			$13.46	$277.93	$0.66	$17.23	17.07	84.71%	9.96%	89.95%	17.99	$0.28	1.64%	48.48%	$2,653	11.80%	0.25%	0.47%	4.71%	0.48%	3.93%
All Fully-Converted, Publicly-Traded Institutions
BVFL	BV Financial, Inc.	MD	$15.23	$173.14	$1.10	$18.36	13.85x	82.93%	18.99%	89.95%	13.86x	$0.13	0.86%	NA	$912	20.10%	0.46%	1.32%	5.77%	1.32%	5.77%
ECBK	ECB Bancorp, Inc.	MA	$14.25	$129.62	$0.48	$18.50	29.69x	77.03%	9.14%	77.03%	29.69x	$0.00	0.00%	NA	$1,418	11.87%	0.00%	0.30%	2.39%	0.30%	2.39%
HIFS	Hingham Institution for Savings	MA	$275.53	$600.72	$5.51	$198.03	21.44x	139.14%	13.48%	139.14%	NM	$2.52	0.91%	19.61%	$4,458	9.69%	0.00%	0.65%	6.68%	0.28%	2.87%
HONE	HarborOne Bancorp, Inc.	MA	$12.04	$497.42	$0.67	$13.15	18.24x	91.55%	8.65%	102.18%	17.90x	$0.32	2.66%	48.48%	$5,753	9.05%	0.51%	0.47%	4.71%	0.48%	4.80%
KRNY	Kearny Financial Corp.	NJ	$7.18	$448.91	$0.10	$11.53	NM	62.25%	5.81%	72.89%	NM	$0.44	6.13%	NA	$7,731	0.00%	0.49%	-0.91%	-9.05%	0.08%	0.84%
MGYR	Magyar Bancorp, Inc.	NJ	$14.60	$94.60	$1.34	$17.23	11.06x	84.71%	9.38%	84.71%	10.92x	$0.24	1.64%	18.94%	$1,008	11.07%	0.29%	0.86%	7.57%	0.87%	7.67%
NECB	Northeast Community Bancorp, Inc.	NY	$23.81	$277.93	$3.59	$22.76	6.65x	104.60%	13.83%	104.60%	6.64x	$0.60	2.52%	18.16%	$2,010	15.87%	0.25%	2.50%	15.83%	2.50%	15.86%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$11.82	$507.12	$0.66	$16.43	16.42x	71.96%	8.95%	76.42%	17.99x	$0.52	4.40%	72.22%	$5,666	11.80%	0.00%	0.52%	4.30%	0.48%	3.93%
PDLB	Ponce Financial Group, Inc.	NY	$13.46	$302.76	$0.45	$11.71	29.26x	114.98%	9.96%	114.98%	29.72x	$0.00	0.00%	NA	$3,040	16.63%	0.00%	0.37%	2.20%	0.37%	2.16%
PVBC	Provident Bancorp, Inc.	MA	$12.60	$210.78	$0.43	$12.99	29.30x	96.99%	13.23%	96.99%	29.30x	$0.00	0.00%	NA	$1,593	14.50%	1.31%	0.46%	3.21%	0.46%	3.21%
SRBK	SR Bancorp, Inc.	NJ	$12.42	$108.14	$0.64	$21.41	NM	58.02%	10.16%	67.32%	19.27x	$0.00	0.00%	NA	$1,065	16.46%	0.00%	0.04%	0.21%	0.53%	2.85%
TRST	TrustCo Bank Corp NY	NY	$33.38	$634.89	$2.51	$35.56	12.99x	93.87%	10.18%	93.95%	13.29x	$1.44	4.31%	56.03%	$6,239	10.83%	0.34%	0.80%	7.43%	0.78%	7.26%
WNEB	Western New England Bancorp, Inc.	MA	$9.56	$198.83	$0.53	$11.30	17.07x	84.60%	7.49%	89.90%	18.20x	$0.28	2.93%	50.00%	$2,653	8.41%	0.20%	0.45%	4.93%	0.42%	4.62%

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2)	Core earnings reflect net income less non-recurring items
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is December 31, 2024, footnote reflects data as of September 30, 2024, or most recent date

Source:

 S&P Capital IQ and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

40.4% on a P/B basis and a discount of 40.6% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 84.71% and 89.95%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 37.1% and 38.5%, respectively. At the top of the supermaximum, the Company’s P/B and P/TB ratios equaled 60.95% and 62.89%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the supermaximum reflected discounts of 31.9% and 32.4%, respectively. See Table 4.4 for details of these ratios.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base. As of December 31, 2024, the Company’s historical assets were $2.657 billion. To arrive at pro forma assets, historical assets were adjusted to reflect the addition of the conversion net proceeds, the impact of funding the foundation, and the accounting entries related to the stock-based benefit plans. Although the P/A approach conservatively assumes no deposit withdrawals are made to fund stock purchases, in all likelihood there will be deposit withdrawals that will understate the pro forma P/A ratio computed herein under this approach. At the $180.5 million midpoint of the valuation range, the Company’s value equaled 6.44% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 10.71%, which implies a discount of 39.8% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 9.96%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 35.3%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The most relevant recent conversion was undertaken by FB Bancorp of New Orleans, Louisiana raising gross proceeds of $198.4 million upon completion of its conversion in October 2024. FB Bancorp completed its conversion at a pro forma P/TB ratio of 60.0%. We also considered FB Bancorp’s recent trading including the fact that as of February 14, 2025, FB Bancorp was trading 13.9% above its IPO price at $11.39 per share, and at a 68.34% price/tangible book value ratio. At the midpoint of the offering range, Avidia Bancorp’s pro forma P/TB ratio is discounted to FB Bancorp’s current P/TB ratio by 19.1% and is at a discount of 8.0% to FB Bancorp’s current P/TB ratio at the supermaximum of the offering range.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 14, 2024, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $180,500,000 at the midpoint, equal to 18,050,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range applied to the midpoint of the offering including the shares issued to the Foundation, indicates a minimum market value of $155,000,000 and a maximum market value of $206,000,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 15,500,000 at the minimum and 20,600,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $235,325,000 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 23,532,500. Based on this valuation range, the offering range is as follows: $144,500,000 at the minimum, $170,000,000 at the midpoint, $195,500,000 at the maximum and $224,825,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 14,450,000 at the minimum, 17,000,000 at the midpoint, 19,550,000 at the maximum and 22,482,500 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Branch Office Network

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Securities

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed Rate and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity By Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

II-1	Historical Interest Rates

II-2	Market Area Demographic/Economic Information

III-1	General Characteristics of Publicly-Traded Savings Institutions

III-2	Publicly Traded MidAtlantic and New England Thrifts

III-3	Peer Group Summary Demographic and Deposit Market Share Data

LIST OF EXHIBITS (continued)

Exhibit Number	Description

IV-1	Thrift Stock Prices: As of February 14, 2025

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

Avidia Bancorp, Inc.

Map of Branch Office Network

EXHIBIT I-2

Avidia Bancorp, Inc.

Audited Financial Statements

(Incorporated by Reference)

EXHIBIT I-3

Avidia Bancorp, Inc.

Key Operating Ratios

	At or For the Years Ended December 31,
	2024	2023
Performance Ratios:
Return on average assets	0.44%	0.48%
Return on average equity	6.18%	7.15%
Interest rate spread (1)	2.41%	2.53%
Net interest margin (2)	2.92%	2.92%
Noninterest income as a percentage of average assets	0.65%	0.81%
Noninterest expense as a percentage of average assets	2.78%	2.87%
Efficiency ratio (3)	80.97%	79.97%
Average interest-earning assets as a percentage of average interest-bearing liabilities	125.24%	124.10%
Capital Ratios (Avidia Bank only):
Total equity as a percentage of total assets	8.12%	7.82%
Total capital as a percentage of risk-weighted assets	11.87%	11.40%
Tier 1 capital as a percentage of risk-weighted assets	10.78%	10.34%
Common equity Tier 1 capital as a percentage of risk-weighted assets	10.78%	10.34%
Tier 1 capital as a percentage of average assets	8.39%	8.17%
Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	0.99%	0.98%
Allowance for credit losses as a percentage of non-performing loans	544.82%	396.58%
Allowance for credit losses as a percentage of non-accrual loans	544.82%	396.58%
Non-accrual loans as a percentage of total loans	0.18%	0.25%
Net recoveries (charge-offs) as a percentage of average outstanding loans	(0.05)%	(0.01)%
Non-performing loans as a percentage of total loans	0.18%	0.25%
Non-performing loans as a percentage of total assets	0.15%	0.25%
Total non-performing assets as a percentage of total assets	0.15%	0.20%
Other Data:
Number of offices	10	10
Number of full-time employees	250	259
Number of part-time employees	4	5

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

Source: Avidia Bancorp’s Preliminary Prospectus.

EXHIBIT I-4

Avidia Bancorp, Inc.

Investment Securities

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
December 31, 2024
Securities Available for Sale
U.S. Government and government-sponsored enterprise obligations	$122,673	$36	$(9,720)	$112,989
Municipal securities	8,823	—	(684)	8,139
Residential mortgage-backed securities(1)	160,152	100	(17,104)	143,148
Other	2,001	—	(344)	1,657

Total securities available for sale	$293,649	$136	$(27,852)	$265,933

Securities Held to Maturity
Corporate bonds	$500	$—	$(35)	$465
Subordinated debt securities	16,247	—	(82)	16,165

Total securities held to maturity	$16,747	$—	$(117)	$16,630

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2023
Securities Available for Sale
U.S. Government and government-sponsored enterprise obligations	$139,674	$11	$(13,363)	$126,322
Municipal securities	10,665	12	(699)	9,978
Residential mortgage-backed securities(l)	127,612	350	(17,450)	110,512
Other	2,001	—	(322)	1,679

Total securities available for sale	$279,952	$373	$(31,834)	$248,491

Securities Held to Maturity
Corporate bonds	$501	$—	$(71)	$430
Subordinated debt securities	15,245	—	(81)	15,164

Total securities held to maturity	$15,746	$—	$(152)	$15,594

(l)	Residential mortgage-backed securities are issued by government-sponsored enterprises or federal agencies.

Source: Audited Financial Statements.

EXHIBIT I-5

Avidia Bancorp, Inc.

Yields and Costs

	For the Year Ended December 31,
	2024			2023
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Cash and due from banks	$47,648	$1,948	4.09%	$50,928	$2,248	4.41%
Securities	295,794	10,249	3.46	325,663	8,480	2.60
Loans, net	2,165,717	111,536	5.15	2,065,666	100,388	4.86

Total interest-earning assets	2,509,159	123,733	4.93	2,442,257	111,116	4.55
Noninterest-earning assets	123,888			124,928

Total assets	$2,633,047			$2,567,185

Interest-bearing liabilities:
NOW accounts	$594,601	3,083	0.52%	$645,069	1,826	0.28%
Money market accounts	291,294	4,219	1.45	373,141	4,911	1.32
Regular and other savings accounts	338,507	8,384	2.48	185,738	1,312	0.71
Certificates of deposit	384,675	17,184	4.38	346,652	12,271	3.46

Total interest-bearing deposits	1,609,077	32,870	2.02	1,550,600	20,320	1.29
Federal Home Loan Bank advances	366,785	16,343	4.54	389,932	18,211	4.74
Subordinated debt	27,603	1,260	4.56	27,467	1,260	4.59

Total interest-bearing liabilities	2,003,465	50,473	2.52	1,967,999	39,791	2.02
Noninterest-bearing demand deposits	402,585			388,200
Other noninterest-bearing liabilities	41,307			36,924

Total liabilities	2,447,357			2,393,123
Total capital	185,691			174,063

Total liabilities and capital	2,633,048			2,567,186

Net interest income		$73,260			$71,325

Net interest rate spread (1)			2.41%			2.53%
Net interest-earning assets (2)	$505,695			$474,258

Net interest margin (3)			2.92%			2.92%
Average interest-earning assets to interest-bearing liabilities			125.24%			124.10%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Avidia Bancorp’s Preliminary Prospectus.

EXHIBIT I-6

Avidia Bancorp, Inc.

Loan Loss Allowance Activity

	At or For the Years Ended December 31,
	2024	2023
	(Dollars in thousands)
Allowance for credit losses at beginning of period	$20,781	$18,213
Provision for credit losses	2,103	3,362
Impact of adoption of ASU Topic 326	—	(533)
Charge-offs:
Real estate loans:
One- to four-family residential	—	(47)
Home equity and second mortgage	—	—
Multi-family	—	—
Commercial real estate	—	—
Construction and land	—	—
Commercial and industrial:
Condominium associations	—	—
Other commercial and industrial	(1,561)	(340)
Consumer	(12)	(232)

Total charge-offs	(1,573)	(619)

Recoveries:
Real estate loans:
One- to four-family residential	—	50
Home equity and second mortgage	167	10
Multi-family	—	—
Commercial real estate	60	—
Construction and land	43	—
Commercial and industrial:
Condominium associations	—	—
Other commercial and industrial	100	250
Consumer	58	48

Total recoveries	429	358

Net (charge-offs) recoveries	(1,144)	(261)

Allowance for credit losses at end of period	$21,740	$20,781

Allowance for credit losses as a percentage of non-performing loans at end of period	544.82%	396.58%
Allowance for credit losses as a percentage of total loans outstanding at end of period	0.99%	0.98%
Net (charge-offs) recoveries as a percentage of average loans outstanding during period	(0.05)%	(0.01)%

Source: Avidia Bancorp’s Preliminary Prospectus.

EXHIBIT I-7

Avidia Bancorp, Inc.

Interest Rate Risk Analysis

At December 31, 2024
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
(Dollars in thousands)
400	$69,832	(14.90)%
300	72,975	(11.10)%
200	76,101	(7.20)%
100	79,161	(3.50)%
Level	82,049	—
(100)	83,486	1.80%
(200)	83,570	1.90%
(300)	83,442	1.70%
(400)	83,335	1.60%

(1)	Assumes an immediate uniform change in interest rates at all maturities. One hundred basis points equals 1.00%.

At December 31, 2024
Change in Interest Rates (basis points) (1)	Estimated EVE (2)	Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets (3)
		Amount	Percent	EVE Ratio (4)	Increase (Decrease) (basis points)
(Dollars in thousands)
400	$266,908	$(80,097)	(23.10)%	12.00%	(200)
300	287,970	(59,035)	(17.00)%	12.60%	(139)
200	308,702	(38,303)	(11.00)%	13.20%	(84)
100	328,768	(18,237)	(5.30)%	13.60%	(36)
Level	347,005	—	—%	14.00%	—
(100)	371,481	24,476	7.10%	14.50%	50
(200)	372,934	25,929	7.50%	14.20%	19
(300)	358,354	11,349	3.30%	13.30%	(68)
(400)	331,860	(15,145)	(4.40)%	12.01%	(193)

(1)	Assumes an immediate uniform change in interest rates at all maturities. One hundred basis points equals 1.00%.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

Source:	Avidia Bancorp’s Preliminary Prospectus.

EXHIBIT I-8

Avidia Bancorp, Inc.

Fixed Rate and Adjustable Rate Loans

	Due After December 31, 2025
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$189,817	$309,704	$499,522
Home equity and second mortgage	4,301	59,478	63,779
Multi-family	3,094	76,941	80,036
Commercial real estate	134,878	319,578	454,456
Construction and land	49	8,458	8,506
Commercial and industrial:
Condominium associations	208,001	251,447	459,448
Other commercial and industrial	194,927	126,180	321,107
Consumer	3,594	119	3,713

Total loans	$738,660	$1,151,907	$1,890,567

Source: Avidia Bancorp’s Preliminary Prospectus.

EXHIBIT I-9

Avidia Bancorp, Inc.

Loan Portfolio Composition

	At December 31,
	2024		2023
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential (1)	$511,495	23.3%	$498,606	23.4%
Home equity and second mortgage	66,326	3.0	60,008	2.8
Multi-family	83,905	3.8	41,272	1.9
Commercial real estate	484,106	22.1	492,642	23.1
Construction	49,028	2.2	52,750	2.5
Commercial and industrial:
Condominium associations	494,875	22.5	434,552	20.4
Other commercial and industrial	500,184	22.8	540,440	25.4
Consumer	5,060	0.2	8,729	0.4

	2,194,979	100.0%	2,129,000	100.0%

Less:
Allowance for credit losses	21,742		20,781
Net deferred loan costs	3,222		2,947

Loans, net	$2,176,460		$2,111,165

(1)	Excludes loans held for sale of $849,000 at December 31, 2024. There were no loans held for sale at December 31, 2023.

Source: Avidia Bancorp’s Preliminary Prospectus.

EXHIBIT I-10

Avidia Bancorp, Inc.

Contractual Maturity By Loan Type

	One- to-Four- Family Residential(1)	Home Equity and Second Mortgage	Multi-Family	Commercial Real Estate	Construction and Land	Condominium Associations	Other Commercial and Industrial	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$12,814	$2,547	$3,870	$29,569	$40,522	$35,426	$179,157	$346	$305,253
After one year through two years	11,413	2,301	3,270	32,762	617	29,558	34,743	943	115,607
After two years through three years	13,033	2,717	4,678	38,110	482	32,540	40,494	986	133,040
After three years through five years	28,339	5,915	8,527	76,518	1,081	63,054	76,237	962	260,633
After five years through 10 years	80,470	18,215	22,837	112,628	3,232	131,489	101,428	501	470,800
	89,698	21,054	14,739	73,018	731	91,224	34,359	283	325,104
After 15 years	275,727	13,578	25,985	121,501	2,364	111,584	33,765	38	584,541

Total	$511,495	$66,326	$83,905	$484,106	$49,028	$494,875	$500,184	$5,060	$2,194,979

(1)	Excludes loans held for sale.

Source: Avidia Bancorp’s Preliminary Prospectus.

EXHIBIT I-11

Avidia Bancorp, Inc.

Non-Performing Assets

	At December 31,
	2024	2023
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$650	$115
Home equity and second mortgage	700	—
Multi-family	—	—
Commercial real estate	—	—
Construction and land	—	—
Commercial and industrial:
Condominium associations	—	—
Other commercial and industrial	2,640	5,125
Consumer	—	—

Total non-accrual loans	$3,990	$5,240

Accruing loans past due 90 days or more	—	—
Real estate owned	—	—

Total non-performing assets	$3,990	$5,240

Total accruing modified loans	$13,296	$7,489
Total non-performing loans to total loans	0.18%	0.25%
Total non-accruing loans to total loans	0.18%	0.25%
Total non-performing assets to total assets	0.15%	0.20%

Source: Avidia Bancorp’s Preliminary Prospectus.

EXHIBIT I-12

Avidia Bancorp, Inc.

Deposit Composition

	At December 31,
	2024			2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Non-interest bearing demand deposits	$355,077	17%	—%	$413,693	21%	—%
Interest-bearing demand deposits	298,783	14	1.44	191,850	10	0.56
NOW accounts	384,765	19	0.06	389,704	20	0.12
Money market accounts	250,878	12	1.45	314,618	16	1.31
Regular and other savings accounts	383,139	19	2.48	246,806	13	0.71
Brokered deposits	27,010	1	5.11	39,999	2	5.25
Certificates of deposit	363,560	18	4.34	350,787	18	4.20

Total	$2,063,212	100.0%		$1,947,456	100.0%

Source: Avidia Bancorp’s Preliminary Prospectus.

EXHIBIT II-1

Avidia Bancorp, Inc.

Historical Interest Rates

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%
2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%
2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%
2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%
2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%
2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%
2023:	Quarter 1	8.00%	4.78%	4.69%	3.48%
	Quarter 2	8.25%	5.32%	5.40%	3.81%
	Quarter 3	8.50%	5.45%	5.45%	4.59%
	Quarter 4	8.50%	5.34%	4.78%	3.88%
2024:	Quarter 1	8.50%	5.35%	5.02%	4.20%
	Quarter 2	8.50%	5.36%	5.09%	4.36%
	Quarter 3	8.00%	4.62%	3.97%	3.81%
	Quarter 4	7.50%	4.33%	4.16%	4.58%
2025:
As of February 14, 2025		7.50%	4.32%	4.21%	4.47%

(1)	End of period data.

Source:	S&P Capital IQ.

EXHIBIT II-2

Avidia Bancorp, Inc.

Market Area Demographic/Economic Information

Demographic Detail: US

	Base 2020	Current 2025	Projected 2030	% Change 2020-2025	% Change 2025-2030
Total Population (actual)	331,449,281	337,643,652	345,735,705	1.87	2.40
0-14 Age Group (%)	18.15	17.34	16.49	(2.68)	(2.60)
15-34 Age Group (%)	26.86	26.52	25.76	0.58	(0.54)
35-54 Age Group (%)	25.06	25.24	25.36	2.61	2.90
55-69 Age Group (%)	18.61	18.13	17.60	(0.76)	(0.61)
70+ Age Group (%)	10.44	12.76	14.78	24.57	18.57
Median Age (actual)	38.9	39.7	40.9	2.06	3.02
Female Population (actual)	168,763,470	170,290,223	174,464,543	0.90	2.45
Male Population (actual)	162,685,811	167,353,429	171,271,162	2.87	2.34
Population Density (#/ sq miles)	93.81	95.57	97.86	1.87	2.40
Black (%)	12.40	12.50	12.67	2.69	3.81
Asian (%)	6.00	6.36	6.81	8.06	9.53
White (%)	61.63	59.62	57.33	(1.46)	(1.53)
Hispanic (%)	18.73	20.28	21.95	10.30	10.84
Pacific Islander (%)	0.21	0.22	0.23	7.25	8.30
American Indian/Alaska Native (%)	1.12	1.15	1.18	4.33	4.92
Multiple races (%)	10.21	11.16	12.15	11.27	11.53
Other (%)	8.42	8.99	9.62	8.73	9.61
Total Households (actual)	126,817,580	129,687,464	133,186,678	2.26	2.70
< $25K Households (%)	NA	15.11	13.88	NA	(5.68)
$25-49K Households (%)	NA	17.34	16.05	NA	(4.97)
$50-99K Households (%)	NA	28.22	27.06	NA	(1.52)
$100-$199K Households (%)	NA	26.36	27.41	NA	6.79
$200K+ Households (%)	NA	12.97	15.61	NA	23.57
Average Household Income ($)	NA	113,181	122,965	NA	8.64
Median Household Income ($)	NA	78,770	85,719	NA	8.82
Per Capita Income ($)	NA	44,561	48,539	NA	8.93
Total Owner Occupied Housing Units (actual)	80,051,358	82,172,710	84,503,374	2.65	2.84
Renter Occupied Housing Units (actual)	46,766,222	47,514,754	48,683,304	1.60	2.46
Vacant Occupied Housing Units (actual)	13,681,156	14,662,067	15,096,571	7.17	2.96

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Massachusetts

	Base 2020	Current 2025	Projected 2030	% Change 2020-2025	% Change 2025-2030
Total Population (actual)	7,029,917	7,022,045	7,095,083	(0.11)	1.04
0-14 Age Group (%)	15.83	15.24	14.58	(3.84)	(3.32)
15-34 Age Group (%)	27.92	27.02	25.78	(3.33)	(3.61)
35-54 Age Group (%)	24.90	25.09	25.36	0.64	2.13
55-69 Age Group (%)	19.45	19.34	18.74	(0.66)	(2.12)
70+ Age Group (%)	10.91	13.30	15.54	21.73	18.03
Median Age (actual)	40.1	40.9	42.3	2.00	3.42
Female Population (actual)	3,628,215	3,590,498	3,629,138	(1.04)	1.08
Male Population (actual)	3,401,702	3,431,547	3,465,945	0.88	1.00
Population Density (#/ sq miles)	901.16	900.15	909.51	(0.11)	1.04
Black (%)	7.03	7.46	7.95	6.05	7.64
Asian (%)	7.23	7.87	8.56	8.79	9.92
White (%)	69.65	66.92	63.98	(4.03)	(3.39)
Hispanic (%)	12.63	14.20	15.88	12.34	13.00
Pacific Islander (%)	0.03	0.04	0.04	15.65	15.22
American Indian/Alaska Native (%)	0.34	0.37	0.39	7.44	8.56
Multiple races (%)	8.66	9.63	10.66	11.07	11.82
Other (%)	7.07	7.72	8.41	9.08	10.16
Total Households (actual)	2,749,225	2,749,487	2,781,466	0.01	1.16
< $25K Households (%)	NA	13.98	13.10	NA	(5.21)
$25-49K Households (%)	NA	13.47	12.70	NA	(4.67)
$50-99K Households (%)	NA	23.36	22.27	NA	(3.53)
$100-$199K Households (%)	NA	28.78	28.71	NA	0.94
$200K+ Households (%)	NA	20.41	23.22	NA	15.06
Average Household Income ($)	NA	143,232	152,807	NA	6.68
Median Household Income ($)	NA	98,170	105,165	NA	7.13
Per Capita Income ($)	NA	58,084	62,029	NA	6.79
Total Owner Occupied Housing Units (actual)	1,660,042	1,661,730	1,681,003	0.10	1.16
Renter Occupied Housing Units (actual)	1,089,183	1,087,757	1,100,463	(0.13)	1.17
Vacant Occupied Housing Units (actual)	249,312	270,583	286,310	8.53	5.81

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Middlesex, MA

	Base 2020	Current 2025	Projected 2030	% Change 2020-2025	% Change 2025-2030
Total Population (actual)	1,632,002	1,631,199	1,652,144	(0.05)	1.28
0-14 Age Group (%)	16.00	15.42	14.72	(3.66)	(3.32)
15-34 Age Group (%)	28.88	27.17	25.20	(5.96)	(6.07)
35-54 Age Group (%)	25.95	26.80	27.65	3.22	4.46
55-69 Age Group (%)	18.12	18.39	18.27	1.46	0.63
70+ Age Group (%)	10.22	12.21	14.16	19.40	17.47
Median Age (actual)	38.9	40.2	41.9	3.34	4.23
Female Population (actual)	834,463	824,908	835,833	(1.15)	1.32
Male Population (actual)	797,539	806,291	816,311	1.10	1.24
Population Density (#/ sq miles)	1,995.46	1,994.48	2,020.09	(0.05)	1.28
Black (%)	5.19	5.47	5.77	5.42	6.81
Asian (%)	12.90	14.45	16.09	12.02	12.77
White (%)	68.16	64.83	61.32	(4.94)	(4.20)
Hispanic (%)	8.78	10.03	11.34	14.17	14.56
Pacific Islander (%)	0.03	0.03	0.03	13.51	13.49
American Indian/Alaska Native (%)	0.23	0.25	0.28	11.43	12.26
Multiple races (%)	8.26	9.25	10.29	11.97	12.73
Other (%)	5.24	5.71	6.20	8.88	10.03
Total Households (actual)	625,916	624,369	632,114	(0.25)	1.24
< $25K Households (%)	NA	10.53	9.91	NA	(4.75)
$25-49K Households (%)	NA	10.25	9.45	NA	(6.66)
$50-99K Households (%)	NA	20.71	19.51	NA	(4.63)
$100-$199K Households (%)	NA	29.77	29.10	NA	(1.03)
$200K+ Households (%)	NA	28.74	32.03	NA	12.84
Average Household Income ($)	NA	178,347	189,516	NA	6.26
Median Household Income ($)	NA	123,061	132,336	NA	7.54
Per Capita Income ($)	NA	70,709	75,067	NA	6.16
Total Owner Occupied Housing Units (actual)	372,733	369,657	372,418	(0.83)	0.75
Renter Occupied Housing Units (actual)	253,183	254,712	259,696	0.60	1.96
Vacant Occupied Housing Units (actual)	32,367	37,690	45,441	16.45	20.57

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Worcester, MA

	Base 2020	Current 2025	Projected 2030	% Change 2020-2025	% Change 2025-2030
Total Population (actual)	862,111	872,485	890,890	1.20	2.11
0-14 Age Group (%)	16.80	16.05	15.23	(3.31)	(3.09)
15-34 Age Group (%)	26.59	25.76	25.03	(1.96)	(0.78)
35-54 Age Group (%)	25.74	25.53	25.29	0.37	1.17
55-69 Age Group (%)	19.97	20.11	19.41	1.90	(1.46)
70+ Age Group (%)	9.99	12.55	15.04	27.17	22.31
Median Age (actual)	40.4	41.2	42.5	1.98	3.16
Female Population (actual)	437,269	438,813	448,705	0.35	2.25
Male Population (actual)	424,842	433,672	442,185	2.08	1.96
Population Density (#/ sq miles)	570.68	577.55	589.73	1.20	2.11
Black (%)	5.57	6.48	7.44	17.78	17.24
Asian (%)	5.38	5.79	6.22	8.84	9.66
White (%)	73.57	70.42	67.11	(3.12)	(2.69)
Hispanic (%)	12.98	14.77	16.65	15.16	15.13
Pacific Islander (%)	0.03	0.03	0.02	(10.40)	(12.95)
American Indian/Alaska Native (%)	0.31	0.34	0.36	8.08	8.97
Multiple races (%)	8.71	9.81	10.97	14.00	14.17
Other (%)	6.43	7.13	7.88	12.33	12.76
Total Households (actual)	331,797	337,608	345,767	1.75	2.42
< $25K Households (%)	NA	14.26	13.45	NA	(3.41)
$25-49K Households (%)	NA	15.11	14.33	NA	(2.84)
$50-99K Households (%)	NA	25.68	24.61	NA	(1.86)
$100-$199K Households (%)	NA	29.77	29.85	NA	2.71
$200K+ Households (%)	NA	15.18	17.76	NA	19.80
Average Household Income ($)	NA	122,518	130,682	NA	6.66
Median Household Income ($)	NA	89,488	94,842	NA	5.98
Per Capita Income ($)	NA	48,944	52,350	NA	6.96
Total Owner Occupied Housing Units (actual)	211,693	215,427	220,492	1.76	2.35
Renter Occupied Housing Units (actual)	120,104	122,181	125,275	1.73	2.53
Vacant Occupied Housing Units (actual)	19,967	20,363	20,705	1.98	1.68

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

EXHIBIT III-1

Avidia Bancorp, Inc.

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

General Characteristic - Publicly-Traded Savings Institutions

As of December 31, 2024 or the Most Recent Date Available

											As of February 14, 2025
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets		Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)					($)	($Mil)
BCOW	1895 Bancorp of Wisconsin, Inc.	NASDAQCM	MW	Greenfield	WI	$565	(1)	6	Dec	1/8/19	$9.85	$55
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$867		3	Dec	4/27/17	18.53	119
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$23,709		1	Jun	3/14/05	69.99	3,996
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,061		21	Dec	7/15/21	10.01	205
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,304		4	Dec	1/8/96	7.79	67
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$912		14	Dec	1/12/05	15.23	173
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,538		47	Sep	3/31/99	6.18	804
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$749	(1)	7	Mar	10/24/94	1.71	9
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$277		6	Dec	10/12/21	11.73	52
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$482	(1)	9	Mar	10/19/23	14.75	63
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,418		3	Dec	7/27/22	14.25	130
FBLA	FB Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$1,408	(1)	19	Dec	10/22/24	11.39	226
FDSB	Fifth District Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$524	(1)	7	Dec	7/31/24	12.95	72
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,232		15	Dec	1/29/15	11.88	103
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$602	(1)	5	Dec	7/16/19	10.64	51
FLG	Flagstar Financial, Inc.	NYSE	MA	Hicksville	NY	$100,190		416	Dec	11/23/93	13.22	5,485
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$3,029		38	Dec	7/9/12	39.04	302
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$5,753		33	Dec	6/29/16	12.04	497
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,458		10	Dec	12/13/88	275.53	601
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$608		11	Jun	1/18/05	13.00	40
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$885		8	Jun	7/7/11	24.23	78
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,731		43	Jun	2/23/05	7.18	449
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,008		7	Sep	1/23/06	14.60	95
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$2,010		12	Dec	7/5/06	23.81	303
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,666		38	Dec	11/7/07	11.82	507
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$268	(1)	3	Dec	1/18/22	12.58	61
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$453	(1)	6	Dec	7/14/21	15.00	35
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$3,040		14	Dec	9/29/17	13.46	303
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,593		7	Dec	7/15/15	12.60	211
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,255		14	Jun	6/27/96	15.69	105
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$24,052		143	Dec	1/15/03	18.65	2,434
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,509		17	Mar	10/26/93	5.31	112
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,065		14	Jun	9/19/23	12.42	108
SBT	Sterling Bancorp, Inc. (Southfield, MI)	NASDAQCM	MW	Southfield	MI	$2,437		27	Dec	11/16/17	4.69	245
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$446	(1)	7	Dec	7/14/21	15.99	46
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,909		23	Sep	1/12/98	30.48	242
TFIN	Triumph Financial, Inc.	NASDAQGS	SW	Dallas	TX	$5,949		63	Dec	11/6/14	72.57	1,696
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,239		137	Dec	NA	33.38	635
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,210		16	Dec	10/4/05	14.70	272
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,653		27	Dec	12/27/01	9.56	199
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$20,814		94	Dec	11/26/86	56.04	3,287
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$979	(1)	10	Dec	1/15/20	7.95	101
CFSB	CFSB Bancorp, Inc.	NASDAQCM	NE	Quincy	MA	$363		4	Jun	1/12/22	7.53	48
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$10,475		70	Dec	4/19/18	15.93	1,669
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$2,966		21	Jun	12/30/98	27.40	467
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$376	(1)	7	Jun	3/2/05	3.20	26
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$686		11	Dec	4/3/06	15.80	89
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$1,980		23	Jun	7/17/19	11.87	300
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,256		17	Dec	1/16/19	10.02	108
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$17,058		38	Sep	4/20/07	13.58	3,784
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$2,196		21	Sep	4/3/07	21.77	220
TBNK	Territorial Bancorp Inc.	NASDAQGS	WE	Honolulu	HI	$2,170		30	Dec	7/10/09	8.62	74
WMPN	William Penn Bancorporation	NASDAQCM	MA	Bristol	PA	$796		13	Jun	4/15/08	12.62	116

Source: S&P Capital IQ.

EXHIBIT III-2

Avidia Bancorp, Inc.

New England and Mid-Atlantic Savings Institutions

Exhibit III-2

General Characteristic - New England and MidAtlantic Savings Institutions

As of December 31, 2024 or the Most Recent Date Available

											As of February 14, 2025
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets		Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)					($)	($Mil)
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,061		21	Dec	7/15/21	10.01	205
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$979	(1)	10	Dec	1/15/20	7.95	101
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$912		14	Dec	1/12/05	15.23	173
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$749	(1)	7	Mar	10/24/94	1.71	9
CFSB	CFSB Bancorp, Inc.	NASDAQCM	NE	Quincy	MA	$363		4	Jun	1/12/22	7.53	48
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$10,475		70	Dec	4/19/18	15.93	1,669
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,418		3	Dec	7/27/22	14.25	130
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$2,196		21	Sep	4/3/07	21.77	220
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$602	(1)	5	Dec	7/16/19	10.64	51
FLG	Flagstar Financial, Inc.	NYSE	MA	Hicksville	NY	$100,190		416	Dec	11/23/93	13.22	5,485
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$2,966		21	Jun	12/30/98	27.40	467
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$5,753		33	Dec	6/29/16	12.04	497
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,458		10	Dec	12/13/88	275.53	601
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,731		43	Jun	2/23/05	7.18	449
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$686		11	Dec	4/3/06	15.80	89
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,008		7	Sep	1/23/06	14.60	95
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$2,010		12	Dec	7/5/06	23.81	303
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,666		38	Dec	11/7/07	11.82	507
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$453	(1)	6	Dec	7/14/21	15.00	35
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$1,980		23	Jun	7/17/19	11.87	300
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$3,040		14	Dec	9/29/17	13.46	303
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,593		7	Dec	7/15/15	12.60	211
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$24,052		143	Dec	1/15/03	18.65	2,434
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,256		17	Dec	1/16/19	10.02	108
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,065		14	Jun	9/19/23	12.42	108
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,239		137	Dec	NA	33.38	635
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,653		27	Dec	12/27/01	9.56	199
WMPN	William Penn Bancorporation	NASDAQCM	MA	Bristol	PA	$796		13	Jun	4/15/08	12.62	116
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$20,814		94	Dec	11/26/86	56.04	3,287

Source: S&P Capital IQ.

EXHIBIT III-3

Avidia Bancorp, Inc.

Peer Group Summary Demographic and Deposit Market Share Data

Exhibit III-3

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2020-2025	2025-2030	2025	% State	Market
Institution	County	2020	2025	2030	% Change	% Change	Amount	Average	Share(1)
BV Financial, Inc.	Baltimore, MD	854,535	842,688	841,188	-0.3%	0.0%	48,541	90.2%	0.83%
ECB Bancorp, Inc.	Middlesex, MA	1,632,002	1,631,199	1,652,144	0.0%	0.3%	70,709	121.7%	0.89%
HarborOne Bancorp, Inc.	Plymouth, MA	530,819	538,650	550,470	0.3%	0.4%	55,888	96.2%	13.42%
Hingham Institution for Savings	Plymouth, MA	530,819	538,650	550,470	0.3%	0.4%	55,888	96.2%	10.27%
Kearny Financial Corp.	Essex, NJ	863,728	850,910	851,849	-0.3%	0.0%	47,758	87.9%	0.66%
Magyar Bancorp, Inc.	Middlesex, NJ	863,162	866,972	880,040	0.1%	0.3%	52,172	96.0%	1.52%
Northeast Community Bancorp, Inc.	Westchester, NY	1,004,457	987,935	986,970	-0.3%	0.0%	65,640	133.6%	0.23%
Northfield Bancorp, Inc. (Staten Island, NY)	Middlesex, NJ	863,162	866,972	880,040	0.1%	0.3%	52,172	96.0%	1.17%
Ponce Financial Group, Inc.	Bronx, NY	1,472,654	1,311,573	1,279,143	-2.3%	-0.5%	25,164	51.2%	1.67%
Provident Bancorp, Inc.	Essex, MA	809,829	814,204	827,541	0.1%	0.3%	53,581	92.2%	2.35%
SR Bancorp, Inc.	Somerset, NJ	345,361	351,557	360,777	0.4%	0.5%	72,678	133.7%	2.02%
TrustCo Bank Corp NY	Schenectady, NY	158,061	160,569	164,329	0.3%	0.5%	45,164	91.9%	32.71%
Western New England Bancorp, Inc.	Hampden, MA	465,825	459,446	458,589	-0.3%	0.0%	37,542	64.6%	13.23%
	Averages:	799,570	786,256	791,042	-0.1%	0.2%	52,531	96.3%	6.23%
	Medians:	854,535	842,688	841,188	0.1%	0.3%	52,172	96.0%	1.67%
Avidia Bancorp, Inc.	Middlesex, MA	1,632,002	1,631,199	1,652,144	0.0%	0.3%	70,709	121.7%	1.72%
	Worcester, MA	862,111	872,485	890,890	0.2%	0.4%	48,944	84.3%	2.58%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2024.

Sources: S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Avidia Bancorp, Inc.

Thrift Stock Prices: As of February 14, 2025

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of February 14, 2025

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institutions, Fully Converted, Not Under Acquisition (41)
	Average	24.50	32,084	595.5	28.43	16.93	24.50	0.48	17.96	2.23	0.95	0.97	23.05	20.21	209.91
	Median	13.22	9,096	198.8	14.74	10.14	13.22	0.21	18.16	1.72	0.48	0.53	17.53	16.34	139.25
Financial Institutions, Fully Converted, Not Under Acquisition (41)
BCOW	1895 Bancorp of Wisconsin, Inc.	9.85	5,539	54.6	10.69	6.69	9.85	1.61	26.77	-1.50	-0.60	-0.22	12.27	12.27	101.92
AFBI	Affinity Bancshares, Inc.	18.53	6,410	118.8	22.50	14.93	18.53	1.81	8.05	5.89	0.83	1.06	20.14	17.31	135.24
AX	Axos Financial, Inc.	69.99	57,098	3,996.3	88.46	44.10	69.99	-2.72	30.90	0.20	7.44	7.67	44.17	41.76	415.24
BLFY	Blue Foundry Bancorp	10.01	20,515	205.4	11.48	7.90	10.01	0.40	10.61	2.04	-0.55	-0.55	14.75	14.74	100.45
BYFC	Broadway Financial Corporation	7.79	8,661	43.3	9.46	4.41	7.79	1.56	23.85	13.72	0.04	0.15	14.82	11.79	150.53
BVFL	BV Financial, Inc.	15.23	11,368	173.1	18.19	10.14	15.23	-1.61	21.84	-11.56	1.10	1.10	18.36	16.93	80.21
CFFN	Capitol Federal Financial, Inc.	6.18	130,031	802.4	7.20	4.76	6.18	2.83	4.75	4.57	0.39	0.39	7.73	7.65	73.35
CARV	Carver Bancorp, Inc.	1.71	5,110	8.7	2.39	1.26	1.71	0.23	-3.93	-7.07	-1.91	-1.91	2.00	2.00	142.38
CLST	Catalyst Bancorp, Inc.	11.73	4,399	51.6	12.10	10.78	11.73	0.43	-2.17	-0.34	-0.78	0.38	18.75	18.75	62.90
CPBI	Central Plains Bancshares, Inc.	14.75	4,242	62.6	15.50	9.96	14.75	0.08	44.20	-1.39	0.00	0.00	19.48	0.00	114.16
ECBK	ECB Bancorp, Inc.	14.25	9,096	129.6	15.75	11.39	14.25	0.51	10.04	-3.98	0.48	0.48	18.50	18.50	155.91
FBLA	FB Bancorp, Inc.	11.39	19,838	225.9	12.74	10.74	11.39	-0.52	-3.96	-4.45	0.00	0.00	0.00	0.00	70.96
FDSB	Fifth District Bancorp, Inc.	12.95	5,559	72.0	14.50	9.85	12.95	1.69	26.34	2.61	0.00	0.00	23.00	23.00	94.22
FNWB	First Northwest Bancorp	11.88	8,704	103.3	16.00	8.91	11.88	9.75	-16.78	16.42	-0.75	-1.31	16.45	16.34	256.43
FSEA	First Seacoast Bancorp, Inc.	10.64	4,836	46.9	11.30	8.05	10.64	4.52	21.60	5.98	-1.89	-1.59	13.94	13.90	124.45
FLG	Flagstar Financial, Inc.	13.22	414,935	5,485.4	15.03	5.10	13.22	7.39	-5.03	41.69	-3.40	-2.48	18.54	17.36	241.46
FSBW	FS Bancorp, Inc.	39.04	7,730	301.8	49.15	30.64	39.04	-2.47	16.05	-4.92	4.36	5.49	37.76	35.55	391.88
HONE	HarborOne Bancorp, Inc.	12.04	41,314	497.4	14.00	9.16	12.04	-1.07	18.16	1.78	0.66	0.67	13.15	11.78	139.25
HIFS	Hingham Institution for Savings	275.53	2,180	600.7	300.00	157.82	275.53	4.89	70.08	8.42	12.85	5.51	198.03	198.03	2044.61
HFBL	Home Federal Bancorp, Inc. of Louisiana	13.00	3,041	39.4	14.08	10.60	13.00	0.00	-0.96	3.59	1.09	1.16	17.22	15.93	199.88
IROQ	IF Bancorp, Inc.	24.23	3,226	78.2	25.00	14.85	24.23	4.10	46.64	3.97	0.93	0.95	22.66	22.66	274.34
KRNY	Kearny Financial Corp.	7.18	62,523	448.9	8.59	5.28	7.18	-0.28	10.80	1.41	-1.13	0.10	11.53	0.00	123.66
MGYR	Magyar Bancorp, Inc.	14.60	6,480	94.6	14.74	10.30	14.60	0.21	26.41	0.00	1.32	1.34	17.23	17.23	155.63
NECB	Northeast Community Bancorp, Inc.	23.81	12,709	277.9	31.72	14.26	23.81	-3.72	52.82	-2.66	3.58	3.59	22.76	22.76	158.18
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	11.82	42,904	507.1	14.39	6.98	11.82	0.17	11.40	1.72	0.72	0.66	16.43	15.47	132.07
NSTS	NSTS Bancorp, Inc.	12.58	4,888	61.5	13.32	9.35	12.58	-5.27	30.09	6.61	-0.90	-0.63	14.87	14.87	54.92
PBBK	PB Bankshares, Inc.	15.00	2,363	35.4	17.50	11.90	15.00	-0.53	9.09	-1.83	0.64	0.63	18.69	18.69	191.62
PDLB	Ponce Financial Group, Inc.	13.46	22,494	302.8	13.97	7.89	13.46	-1.39	50.39	3.54	0.46	0.45	11.71	11.71	135.15
PVBC	Provident Bancorp, Inc.	12.60	16,728	210.8	12.82	7.36	12.60	1.37	27.02	10.53	0.43	0.43	12.99	12.99	95.24
PROV	Provident Financial Holdings, Inc.	15.69	6,691	105.0	16.70	12.01	15.69	-1.32	7.61	-1.38	0.91	0.84	19.18	19.18	187.57
PFS	Provident Financial Services, Inc.	18.65	130,488	2,433.6	22.24	13.07	18.65	-2.86	21.90	-1.17	1.05	1.48	19.93	13.66	184.32
RVSB	Riverview Bancorp, Inc.	5.31	21,135	112.2	5.89	3.30	5.31	-4.15	9.26	-7.49	0.04	0.22	7.49	6.20	71.38
SRBK	SR Bancorp, Inc.	12.42	8,707	108.1	12.76	8.94	12.42	0.40	31.85	4.28	0.06	0.64	21.41	18.45	122.26
SBT	Sterling Bancorp, Inc. (Southfield, MI)	4.69	52,305	245.3	5.97	4.40	4.69	-0.42	-11.01	-1.47	0.04	0.04	6.38	6.38	46.58
TCBS	Texas Community Bancshares, Inc.	15.99	2,906	46.5	16.49	13.11	15.99	1.85	10.63	4.85	-0.71	0.50	16.81	16.76	153.50
TSBK	Timberland Bancorp, Inc.	30.48	7,955	242.5	33.98	23.93	30.48	-1.45	13.73	-0.10	3.09	3.11	31.33	29.37	240.02
TFIN	Triumph Financial, Inc.	72.57	23,371	1,696.1	110.58	66.85	72.57	-5.57	-6.42	-20.15	0.54	0.93	36.16	25.13	254.54
TRST	TrustCo Bank Corp NY	33.38	19,020	634.9	38.89	25.83	33.38	1.61	20.24	0.21	2.57	2.51	35.56	35.53	328.01
WSBF	Waterstone Financial, Inc.	14.70	18,489	269.5	16.86	10.60	14.70	8.17	18.55	9.38	1.01	1.01	17.53	17.50	119.51
WNEB	Western New England Bancorp, Inc.	9.56	20,798	198.8	10.08	6.00	9.56	1.59	20.55	3.91	0.56	0.53	11.30	10.63	127.56
WSFS	WSFS Financial Corporation	56.04	58,657	3,287.1	62.75	40.79	56.04	-1.94	34.52	5.48	4.41	4.43	44.15	0.00	354.85
Partial Stock Mutual Holding Companies(8)
BSBK	Bogota Financial Corp.	7.95	12,685	100.8	8.66	6.40	7.95	0.09	0.51	6.00	-0.18	-0.18	10.46	10.45	77.17
CFSB	CFSB Bancorp, Inc.	7.53	6,376	47.1	8.28	6.34	7.53	-5.40	-5.28	11.39	-0.01	-0.01	11.54	11.54	56.89
CLBK	Columbia Financial, Inc.	15.93	104,759	1,668.8	19.28	13.79	15.93	-1.36	-4.72	0.76	-0.11	0.17	10.31	9.17	100.00
GCBC	Greene County Bancorp, Inc.	27.40	17,027	466.5	37.25	25.25	27.40	3.01	-11.27	-1.15	1.55	1.55	12.83	12.83	174.18
KFFB	Kentucky First Federal Bancorp	3.20	8,087	25.9	4.15	2.50	3.20	-2.44	-17.95	7.24	-0.14	-0.05	5.94	5.94	46.27
LSBK	Lake Shore Bancorp, Inc.	15.80	5,640	89.1	16.56	10.30	15.80	1.15	34.58	14.97	0.88	0.00	15.67	15.67	121.54
PBFS	Pioneer Bancorp, Inc.	11.87	25,248	299.7	12.03	8.76	11.87	2.99	25.48	3.04	0.73	0.00	0.00	0.00	78.41
RBKB	Rhinebeck Bancorp, Inc.	10.02	10,777	108.0	10.24	7.30	10.02	0.10	14.65	3.62	-0.80	0.35	10.97	10.75	116.53
TFSL	TFS Financial Corporation	13.58	278,633	3,783.8	15.00	11.70	13.58	-0.51	4.46	8.12	0.28	0.28	6.82	6.78	61.22
Merger Target
ESSA	ESSA Bancorp, Inc.	21.77	10,099	219.9	22.22	15.29	21.77	-0.09	21.69	11.64	1.74	1.74	23.06	21.70	217.45
TBNK	Territorial Bancorp Inc.	8.62	8,624	74.3	11.44	6.92	8.62	-3.15	-4.06	-11.41	-0.50	-0.26	28.12	28.12	251.58
WMPN	William Penn Bancorporation	12.62	9,208	116.2	13.87	10.80	12.62	0.96	2.27	5.17	-0.12	-0.10	13.49	12.93	86.49

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:

 S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of February 14, 2025

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tg. Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/Core	Div/	Dividend	Payout
		Assets	Assets	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institutions, Fully Converted, Not Under Acquisition (645)
	Average	13.43	11.97	0.25	1.86	0.39	2.88	0.44	161.09	15.23	87.02	11.03	93.12	16.30	0.32	1.50	52.17
	Median	11.82	11.07	0.37	3.21	0.44	3.21	0.20	154.08	15.20	82.93	10.12	84.60	15.67	0.08	0.32	45.13
Financial Institutions, Fully Converted, Not Under Acquisition (645)
BCOW	1895 Bancorp of Wisconsin, Inc.	12.96	12.96	-0.59	-4.65	-0.22	-1.72	0.00	426.45	NM	80.30	10.41	80.30	NM	0.00	0.00	NM
AFBI	Affinity Bancshares, Inc.	14.90	13.07	0.62	4.33	0.79	5.51	0.00	0.00	22.33	91.99	13.70	107.06	17.54	0.00	0.00	NM
AX	Axos Financial, Inc.	10.64	10.12	1.86	18.84	1.90	19.16	1.06	107.58	9.41	158.46	16.86	167.60	9.12	0.00	0.00	NM
BLFY	Blue Foundry Bancorp	16.12	16.11	-0.58	-3.45	-0.58	-3.45	0.00	0.00	NM	67.87	10.94	67.92	NM	0.00	0.00	NM
BYFC	Broadway Financial Corporation	21.89	20.20	0.14	0.69	0.21	1.03	0.02	NM	NM	52.57	6.16	66.08	NM	0.00	0.00	NM
BVFL	BV Financial, Inc.	21.44	20.10	1.32	5.77	1.32	5.77	0.46	213.05	13.85	82.93	17.78	89.95	13.86	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	10.77	10.67	0.53	4.94	0.54	4.99	0.12	220.02	15.85	79.90	8.60	80.74	15.67	0.34	5.48	87.18
CARV	Carver Bancorp, Inc.	4.44	4.44	-1.33	-24.43	-1.33	-24.43	3.14	26.55	NM	85.44	1.27	85.44	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	28.99	28.99	-1.10	-3.79	0.53	1.83	0.64	160.94	NM	62.57	18.14	62.57	31.11	0.00	0.00	NM
CPBI	Central Plains Bancshares, Inc.	16.78	0.00	0.79	5.72	0.79	5.72	0.00	156.69	0.00	75.72	12.71	0.00	0.00	0.00	0.00	0.00
ECBK	ECB Bancorp, Inc.	11.87	11.87	0.30	2.39	0.30	2.39	0.00	0.00	29.69	77.03	9.14	77.03	29.69	0.00	0.00	NM
FBLA	FB Bancorp, Inc.	11.47	11.11	-0.18	-1.31	-0.19	-1.39	0.95	52.99	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
FDSB	Fifth District Bancorp, Inc.	24.41	24.41	0.00	-1.24	0.00	0.99	0.13	263.00	0.00	56.30	13.74	56.30	0.00	0.00	0.00	0.00
FNWB	First Northwest Bancorp	6.89	6.85	-0.30	-4.09	-0.53	-7.15	1.37	67.01	NM	72.18	4.98	72.69	NM	0.28	2.36	NM
FSEA	First Seacoast Bancorp, Inc.	10.93	10.90	-1.52	-13.43	-1.29	-11.39	0.00	NM	NM	76.31	8.34	76.57	NM	0.00	0.00	NM
FLG	Flagstar Financial, Inc.	8.18	7.73	-0.94	-12.49	-0.68	-9.00	2.62	44.78	NM	71.31	5.50	76.14	NM	0.04	0.32	NM
FSBW	FS Bancorp, Inc.	9.76	9.25	1.18	12.39	1.49	15.59	0.00	0.00	8.95	103.39	10.10	109.82	7.11	1.12	2.87	24.77
HONE	HarborOne Bancorp, Inc.	9.99	9.05	0.47	4.71	0.48	4.80	0.51	190.41	18.24	91.55	9.15	102.18	17.90	0.32	2.63	48.48
HIFS	Hingham Institution for Savings	9.69	9.69	0.65	6.68	0.28	2.87	0.00	0.00	21.44	139.14	13.48	139.14	NM	2.52	0.91	19.61
HFBL	Home Federal Bancorp, Inc. of Louisiana	8.87	8.26	0.52	6.38	0.56	6.81	0.30	263.83	11.93	75.51	6.70	81.63	11.18	0.52	3.93	47.25
IROQ	IF Bancorp, Inc.	8.58	8.58	0.33	4.01	0.34	4.08	0.02	NM	26.05	106.92	9.17	106.92	25.56	0.40	1.68	43.01
KRNY	Kearny Financial Corp.	9.63	0.00	-0.91	-9.05	0.08	0.84	0.49	117.93	NM	62.25	6.00	72.89	NM	0.44	6.07	NM
MGYR	Magyar Bancorp, Inc.	11.07	11.07	0.86	7.57	0.87	7.67	0.29	NM	11.06	84.71	9.38	84.71	10.92	0.24	1.64	18.94
NECB	Northeast Community Bancorp, Inc.	15.87	15.87	2.50	15.83	2.50	15.86	0.25	NM	6.65	104.60	16.60	104.60	6.64	0.60	2.47	18.16
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	12.44	11.80	0.52	4.30	0.48	3.93	0.00	246.66	16.42	71.96	8.95	76.42	17.99	0.52	4.40	72.22
NSTS	NSTS Bancorp, Inc.	29.22	29.22	-1.72	-5.86	-1.20	-4.09	0.00	NM	NM	84.60	24.72	84.60	NM	0.00	0.00	NM
PBBK	PB Bankshares, Inc.	10.53	10.53	0.34	3.20	0.33	3.13	0.28	348.82	23.44	80.27	8.45	80.27	23.96	0.00	0.00	NM
PDLB	Ponce Financial Group, Inc.	16.63	16.63	0.37	2.20	0.37	2.16	0.00	0.00	29.26	114.98	11.46	114.98	29.72	0.00	0.00	NM
PVBC	Provident Bancorp, Inc.	14.50	14.50	0.46	3.21	0.46	3.21	1.31	100.96	29.30	96.99	14.07	96.99	29.30	0.00	0.00	NM
PROV	Provident Financial Holdings, Inc.	10.25	10.25	0.50	4.74	0.45	4.35	0.20	274.94	17.24	81.79	8.38	81.79	18.77	0.56	3.55	61.54
PFS	Provident Financial Services, Inc.	10.82	7.67	0.57	5.07	0.80	7.15	0.34	268.43	17.76	93.56	10.12	136.57	12.59	0.96	5.07	91.43
RVSB	Riverview Bancorp, Inc.	10.49	8.84	0.05	0.50	0.30	2.86	0.01	NM	NM	70.91	7.44	85.67	24.55	0.08	1.49	300.00
SRBK	SR Bancorp, Inc.	18.61	16.46	0.04	0.21	0.53	2.85	0.00	NM	NM	58.02	10.80	67.32	19.27	0.00	0.00	NM
SBT	Sterling Bancorp, Inc. (Southfield, MI)	13.71	13.71	0.09	0.65	0.09	0.66	0.60	142.91	NM	73.45	10.07	73.45	NM	0.00	0.00	NM
TCBS	Texas Community Bancshares, Inc.	11.82	11.79	-0.48	-4.80	0.33	3.34	0.00	154.08	NM	95.12	11.24	95.41	31.77	0.16	1.02	NM
TSBK	Timberland Bancorp, Inc.	13.05	12.34	1.30	10.29	1.31	10.36	0.16	632.56	9.86	97.30	12.70	103.76	9.80	1.00	3.26	31.72
TFIN	Triumph Financial, Inc.	14.98	11.12	0.28	1.81	0.44	2.87	1.52	45.23	NM	200.67	28.75	288.83	NM	0.00	0.00	NM
TRST	TrustCo Bank Corp NY	10.84	10.83	0.80	7.43	0.78	7.26	0.34	267.28	12.99	93.87	10.18	93.95	13.29	1.44	4.29	56.03
WSBF	Waterstone Financial, Inc.	15.35	15.32	0.84	5.49	0.84	5.49	0.00	0.00	14.55	83.84	12.87	83.99	14.55	0.60	4.17	59.41
WNEB	Western New England Bancorp, Inc.	8.89	8.41	0.45	4.93	0.42	4.62	0.20	362.93	17.07	84.60	7.52	89.90	18.20	0.28	2.93	50.00
WSFS	WSFS Financial Corporation	12.39	0.00	1.26	10.43	1.27	10.44	0.61	159.83	12.71	126.93	15.78	195.58	12.65	0.60	1.06	13.61
Partial Stock Mutual Holding Companies(8)
BSBK	Bogota Financial Corp.	13.99	13.97	-0.25	-1.78	-0.25	-1.75	1.41	19.94	NM	76.01	10.63	76.10	NM	0.00	0.00	NM
CFSB	CFSB Bancorp, Inc.	20.86	20.86	-0.01	-0.06	-0.01	-0.06	0.00	609.09	NM	65.26	13.61	65.26	NM	0.00	0.00	NM
CLBK	Columbia Financial, Inc.	10.31	9.28	-0.11	-1.11	0.17	1.72	0.22	276.29	NM	154.47	15.93	173.71	NM	0.00	0.00	NM
GCBC	Greene County Bancorp, Inc.	7.37	7.37	0.95	12.74	0.95	12.73	0.14	497.93	17.68	213.57	15.73	213.57	17.70	0.36	1.34	22.58
KFFB	Kentucky First Federal Bancorp	12.84	12.84	-0.32	-2.45	-0.12	-0.90	0.76	76.00	NM	53.85	6.92	53.85	NM	0.00	0.00	NM
LSBK	Lake Shore Bancorp, Inc.	13.11	13.11	0.70	5.62	0.00	0.00	0.00	0.00	17.95	100.83	13.22	100.83	0.00	0.72	4.45	81.82
PBFS	Pioneer Bancorp, Inc.	15.38	0.00	0.94	6.17	0.00	0.00	0.00	0.00	16.26	102.16	0.00	106.99	0.00	0.00	0.00	NM
RBKB	Rhinebeck Bancorp, Inc.	9.70	9.53	-0.67	-7.31	0.30	3.21	0.00	0.00	NM	91.37	8.86	93.21	28.49	0.00	0.00	NM
TFSL	TFS Financial Corporation	11.22	11.17	0.48	4.23	0.48	4.23	0.21	193.23	NM	199.20	22.36	200.22	NM	1.13	8.21	403.57
Current Merger Target (9)
ESSA	ESSA Bancorp, Inc.	10.66	10.10	0.76	7.30	0.76	7.31	0.54	175.49	12.51	94.40	10.07	100.31	12.48	0.60	2.75	34.48
TBNK	Territorial Bancorp Inc.	11.45	11.45	-0.20	-1.71	-0.10	-0.88	0.00	0.00	NM	30.66	3.51	30.66	NM	0.04	0.45	NM
WMPN	William Penn Bancorporation	15.59	15.05	-0.13	-0.82	-0.10	-0.63	0.30	108.11	NM	93.56	14.59	97.61	NM	0.12	0.96	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.
(9)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

Source:

 S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright	(c) 2025 by RP® Financial, LC.

EXHIBIT IV-2

Avidia Bancorp, Inc.

Historical Stock Price Indices

Year/Qtr. Ended		DJIA	S&P 500	NASDAQ Composite	S&P U.S. BMI Banks Index	KBW NASDAQ Regional Bank Index
2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2
2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673.6	6903.4	151.0	110.9
2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4
2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6
2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6
2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0
2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1
2023:	Quarter 1	33274.2	4109.3	12221.9	128.0	92.9
	Quarter 2	34407.6	4450.4	13787.9	130.4	86.7
	Quarter 3	33507.5	4288.1	13219.3	128.0	87.9
	Quarter 4	37689.5	4769.8	15011.4	156.2	109.5
2024:	Quarter 1	39807.4	5254.4	16379.5	172.2	102.2
	Quarter 2	39118.9	5460.5	17732.6	172.5	98.6
	Quarter 3	42330.2	5762.5	18189.2	182.8	113.2
	Quarter 4	42544.2	5881.6	19310.8	203.1	120.0
As of Feb 14, 2025		44546.1	6114.6	20026.8	223.5	125.8

(1)	End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Avidia Bancorp, Inc.

Historical Stock Indices

Index Summary (Change (%))

Industry Banking

Geography United States and Canada

Index Name	Current Value	As Of	Change (%)
			1 Day	1 Week	MTD	QTD	YTD	1 Year	3 Years
Banking Indexes
S&P United States BMI Banks	216.59	2/28/2025	2.11	1.02	(1.76)	6.63	6.63	36.75	18.09
KBW Nasdaq Bank Index	132.76	3/3/2025	(1.90)	(0.44)	(1.90)	4.15	4.15	37.75	2.17
KBW Nasdaq Regional Bank Index	120.51	3/3/2025	(1.14)	0.41	(1.14)	0.41	0.41	23.75	(6.94)
S&P 500 Bank	500.54	3/3/2025	(1.65)	0.23	(1.65)	6.21	6.21	35.59	24.96
NASDAQ Bank	4,434.23	3/3/2025	(1.10)	0.54	(1.10)	0.63	0.63	25.19	(10.71)
S&P 500 Commercial Banks	715.11	3/3/2025	(1.65)	0.23	(1.65)	6.21	6.21	35.59	24.96
S&P 500 Diversified Banks	947.06	3/3/2025	(1.63)	0.27	(1.63)	6.63	6.63	36.05	43.47
S&P 500 Regional Banks	106.63	3/3/2025	(1.85)	(0.18)	(1.85)	1.93	1.93	31.06	(31.54)
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	32,981.98	3/3/2025	(0.84)	0.82	(0.84)	0.00	0.00	29.11	2.63
S&P U.S. SmallCap Banks	262.17	2/28/2025	1.21	1.07	(3.13)	1.76	1.76	29.22	(5.85)
S&P U.S. MidCap Banks	605.85	3/3/2025	(1.87)	(0.50)	(1.87)	0.79	0.79	30.98	(33.22)
S&P U.S. LargeCap Banks	608.04	3/3/2025	(1.64)	0.26	(1.64)	6.81	6.81	36.86	38.96
S&P United States Between USD1 Billion and USD5 Billion Banks	760.96	3/3/2025	(0.75)	1.18	(0.75)	0.48	0.48	25.02	(4.72)
S&P United States Over USD5 Billion Banks	630.90	3/3/2025	(1.68)	0.14	(1.68)	5.59	5.59	34.93	23.06
S&P United States Between USD250 Million and USD1 Billion Banks	1,602.59	3/3/2025	(0.51)	1.32	(0.51)	1.00	1.00	29.41	(5.73)
S&P United States Under USD250 Million Banks	1,316.36	3/3/2025	(1.83)	0.66	(1.83)	(2.27)	(2.27)	21.26	(1.85)
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	1,032.32	2/28/2025	1.93	0.32	(1.59)	9.24	9.24	41.24	49.97
S&P U.S. BMI Banks - Midwest Region	722.20	2/28/2025	1.38	1.72	(2.34)	0.76	0.76	23.73	(6.34)
S&P U.S. BMI Banks - New England Region	602.63	2/28/2025	1.14	1.49	(3.40)	3.80	3.80	37.51	(11.41)
S&P U.S. BMI Banks - Southeast Region	551.86	2/28/2025	3.16	2.17	(1.93)	3.86	3.86	32.66	1.32
S&P U.S. BMI Banks - Southwest Region	1,382.38	2/28/2025	0.91	0.40	(2.42)	1.41	1.41	30.31	(10.79)
S&P U.S. BMI Banks - Western Region	1,694.47	2/28/2025	1.92	1.07	(1.28)	8.47	8.47	40.08	3.44
Broad Market Indexes
DJIA	43,191.24	3/3/2025	(1.48)	(0.62)	(1.48)	1.52	1.52	10.50	27.80
S&P 500	5,849.72	3/3/2025	(1.76)	(2.23)	(1.76)	(0.54)	(0.54)	13.87	34.06
S&P 400 Mid Cap	3,025.61	3/3/2025	(2.25)	(2.33)	(2.25)	(3.05)	(3.05)	3.95	13.85
S&P 500 Financials	859.39	3/3/2025	(0.86)	1.45	(0.86)	6.83	6.83	28.54	36.42
MSCI US IMI Financials	3,033.56	3/3/2025	(1.00)	1.15	(1.00)	5.50	5.50	27.90	34.56
NASDAQ	18,350.19	3/3/2025	(2.64)	(4.86)	(2.64)	(4.97)	(4.97)	12.75	35.55
NASDAQ Finl	6,633.53	3/3/2025	(1.34)	(0.02)	(1.34)	2.92	2.92	23.38	10.43
NYSE	19,823.48	3/3/2025	(1.02)	(0.18)	(1.02)	3.80	3.80	11.82	21.71
Russell 1000	3,200.45	3/3/2025	(1.80)	(2.27)	(1.80)	(0.64)	(0.64)	13.62	32.66
Russell 2000	2,102.23	3/3/2025	(2.81)	(3.49)	(2.81)	(5.74)	(5.74)	1.24	3.44
Russell 3000	3,327.36	3/3/2025	(1.84)	(2.33)	(1.84)	(0.88)	(0.88)	12.99	30.95
S&P TSX Composite	25,001.57	3/3/2025	(1.54)	(0.60)	(1.54)	1.11	1.11	16.00	17.65
MSCI AC World (USD)	855.81	3/3/2025	(0.83)	(1.70)	(0.83)	1.72	1.72	11.57	23.90
MSCI World	3,770.34	3/3/2025	(0.92)	(1.51)	(0.92)	1.69	1.69	12.08	28.14
Bermuda Royal Gazette/BSX	2,703.71	2/28/2025	0.00	(0.18)	9.07	8.21	8.21	21.01	(0.50)
NA
S&P 600 Small Cap	1,331.17	3/3/2025	(2.39)	(3.04)	(2.39)	(5.47)	(5.47)	1.53	1.08

EXHIBIT IV-4

Avidia Bancorp, Inc.

Market Area Acquisition Activity

Exhibit IV-4

State of Massachusetts Bank and Thrift Acquisitions 2020-Present

							Target Financials at Announcement							Deal Terms and Pricing at Announcement
Announce Date	Complete Date	Buyer Name		Target Name	St.	Bank/ Thrift	Total Assets ($000)	E/A (%)	TE/A (%)	ROAA (%)	ROAE (%)	NPAs/ Assets (%)	Rsrvs/ NPLs (%)	Deal Value ($M)	Value/ Share ($)	P/B (%)	P/TB (%)	P/E (x)	P/A (%)	Prem/ Cdeps (%)
01/02/2025	Pending	Reading Cooperative Bank	MA	Wakefield Co-operative Bank	MA	Bank	313,408	6.05	6.05	-0.23	-3.90	0.34	182.97	NA	NA	NA	NA	NA	NA	NA
12/16/2024	Pending	Berkshire Hills Bancorp Inc.	MA	Brookline Bancorp, Inc.	MA	Bank	11,676,721	10.54	8.50	0.65	6.20	0.62	178.71	1141.3	12.684	92.76	117.67	15.28	9.77	0.00
12/09/2024	Pending	Independent Bank Corp.	MA	Enterprise Bancorp, Inc.	MA	Bank	4,742,809	7.76	7.65	0.77	10.88	0.55	245.33	564.2	45.062	152.14	154.52	15.54	11.89	5.53
10/01/2024	Pending	River Run Bancorp MHC	MA	Rollstone Bancorp, MHC	MA	Thrift	899,474	7.91	7.91	0.05	0.65	0.04	NM	NA	NA	NA	NA	NA	NA	NA
06/20/2024	1/31/2025	PeoplesBancorp MHC	MA	SSB Community Bancorp MHC	MA	Bank	1,599,380	7.69	7.68	0.20	2.64	0.18	392.61	NA	NA	NA	NA	NA	NA	NA
02/15/2024	9/21/2024	Hometown Financial Group MHC	MA	North Shore Bancorp	MA	Bank	1,662,477	12.31	12.14	1.12	9.29	0.21	563.11	NA	NA	NA	NA	NA	NA	NA
09/21/2023	4/2/2024	Mutual Bancorp.	MA	Fidelity Mutual Holding Company	MA	Bank	1,478,263	8.41	8.37	0.64	7.50	0.08	684.67	NA	NA	NA	NA	NA	NA	NA
09/19/2023	7/12/2024	Eastern Bankshares Inc.	MA	Cambridge Bancorp	MA	Bank	5,489,622	9.60	8.41	0.84	9.08	0.13	528.87	527.1	66.460	98.94	114.48	11.08	9.60	1.69
03/14/2023	1/1/2024	1831 Bancorp MHC	MA	South Shore Bancorp MHC	MA	Bank	2,111,040	8.17	7.84	0.98	11.95	0.27	347.77	NA	NA	NA	NA	NA	NA	NA
12/16/2022	7/1/2023	Newburyport Five Cents Bancorp	MA	Pentucket Bank Holdings, MHC	MA	Bank	946,817	9.80	9.80	0.12	1.07	0.92	83.25	NA	NA	NA	NA	NA	NA	NA
07/28/2022	12/3/2022	1889 Bancorp MHC	MA	Foxboro Federal Savings	MA	Thrift	205,082	12.43	12.43	0.55	3.86	0.00	0.00	NA	NA	NA	NA	NA	NA	NA
05/23/2022	10/1/2022	Cambridge Bancorp	MA	Northmark Bank	MA	Bank	442,468	12.12	12.12	0.78	6.73	0.00	0.00	63.0	79.540	117.52	117.52	17.87	14.24	3.21
03/28/2022	10/7/2022	Hometown Financial Group MHC	MA	Randolph Bancorp, Inc.	MA	Thrift	803,278	12.56	12.56	1.29	9.31	0.48	164.46	148.3	27.000	136.84	136.87	14.36	18.46	8.98
02/23/2022	8/1/2022	1854 Bancorp	MA	Patriot Community Bank	MA	Bank	207,627	14.86	14.86	1.13	7.81	1.62	55.79	NA	15.750	NA	NA	NA	NA	NA
04/22/2021	11/12/2021	Independent Bank Corp.	MA	Meridian Bancorp, Inc.	MA	Thrift	6,503,925	12.13	11.84	1.17	10.12	0.07	NM	1150.6	21.882	145.39	149.55	14.49	17.69	8.71
04/07/2021	11/12/2021	Eastern Bankshares Inc.	MA	Century Bancorp, Inc.	MA	Bank	7,289,324	5.23	5.20	0.68	11.97	0.04	NM	641.9	115.280	168.32	169.53	14.82	8.81	0.00
01/04/2021	7/1/2021	SVB Financial Group	CA	Boston Private Financial Holdings, Inc.	MA	Bank	10,048,733	8.64	8.04	0.49	5.34	0.31	261.98	942.6	10.943	103.79	112.30	19.90	9.38	1.73
02/18/2020	2/1/2021	LendingClub Corp.	CA	Radius Bancorp, Inc.	MA	Thrift	1,390,254	8.82	8.70	0.38	4.12	0.92	64.83	188.3	0.000	176.41	179.49	35.39	13.54	9.37

				Average:			3,211,706	9.72	9.45	0.64	6.37	0.38	250.29			132.46	139.10	17.64	12.60	4.36
				Median:			1,538,822	9.21	8.45	0.66	7.12	0.24	182.97			136.84	136.87	15.28	11.89	3.21

Source: S&P Capital IQ.

EXHIBIT IV-5

Avidia Bancorp, Inc.

Director and Senior Management Resumes

EXHIBIT IV-5

Avidia Bancorp, Inc.

Director and Senior Management Resumes

Directors

James N. Ball is a self-employed financial advisor managing approximately $1.0 billion of assets for high net worth individuals. He has forty years of experience in the wealth management business and has owned his own financial advisory firm since 1984. He is a Financial Institution Regulatory Authority-registered representative of Community Financial Network, an independent broker-dealer. He has served on multiple boards and committees for the Town of Westborough, including the planning board, economic development committee, capital expenditures committee, community preservation committee, and library foundation. His extensive experience in investments, estate planning, risk management, tax planning, land use, and business planning provides the board of directors with valuable knowledge in connection with Avidia Bank’s business.

Paul Blazer, now retired, served as Administrator and Chief Financial Officer of the Town of Hudson for 26 years until retiring in 2013. His extensive experience in financial management provides the board of directors with valuable knowledge in connection with Avidia Bank’s business.

Vanessa Candela has served as Chief Legal & Trust Officer of Celonis, Inc. since April 2021. She served as Chief Legal Officer & Chief Compliance Officer of Netcracker, Inc. from March 2018 until April 2021. Her extensive legal and compliance experience provides the board of directors will valuable knowledge in connection legal and compliance issues related to Avidia Bank’s business.

Robert D. Cozzone has served as President and Chief Executive Officer of Assabet Valley Bancorp and Avidia Bank since March 2023. He has been employed in banking his entire professional career. From April 2019 to March 2023, he served as Executive Vice President and Chief Operating Officer of Independent Bank Corp. and its bank subsidiary, Rockland Trust Company, where his responsibilities included mergers and acquisitions strategy, consumer banking, and investor relations, among others. He holds undergraduate and graduate degrees in management and finance. His expensive senior management experience in community banking provides the board of directors with valuable knowledge of Avidia Bank’s business.

M. Neil Flanigan a certified public accountant, is principal in the accounting firm of Flanigan, Cotillo & Mainzer, LLP. With 40 years of experience in finance and accounting, he provides the board of directors with valuable knowledge of the financial aspects of Avidia Bank’s business.

Carol V. Gallagher is an attorney-at-law. She has over 30 years of experience practicing law in both private and public practice. For the last five years she has been employed with the Massachusetts Trial Court. She serve as a director of the Vanessa T. Marcotte Foundation, a 501(c)(3) charitable organization, and the Fitchburg State University Supporting Organization. Her expensive legal knowledge provides the board of directors with valuable knowledge of the legal aspects of Avidia Bank’s business.

Michael R. Girad is a Doctor of Chiropractic. He has been the owner and proprietor of Hudson Family Chiropractic since 1987. He has served on and with various civic, business, cultural and professional boards and organizations over his 38-year professional career. He provides the board of directors with invaluable management experience and community networking connections.

Joseph F. Grimaldo is a certified public accountant. He has been affiliated with the accounting, tax and consulting firm of O’Connor Maloney and Company since 1982. He provides the board of directors with invaluable financial and accounting experience.

Jeffrey Leland is an attorney-at-law. He has practiced law and been affiliated with Leland Law Associates, PC and J.B. Leland Law, LLC since 1991. His practice areas include estate planning, elder law, conveyance law and tax planning. He is also a licensed real estate broker. The is the owner and principal of South Street, Inc., an owner and manager of real estate, and Leland Insurance Agency, Inc., a property and casualty insurance agency. He has served on local town boards, planning boards, the board of overseers of a village corporation in Maine, and on the board of directors of a home care company. He provides the board of directors with invaluable legal, property ownership and management, and insurance experience.

Michael Murphy is the President of Murphy Group LLC, an insurance broker. He serves on the board of directors of UMass Memorial Community Hospital and UMass Memorial Hospital. He provides the board of directors with invaluable risk management and financial experience.

Mark O’Connell is retired. He had served as President and Chief Executive Officer of Assabet Valley Bancorp and Avidia Bank until retiring in May 2023. His broad banking experience and institutional knowledge of Avidia Bank and our market areas provides invaluable insight to Avidia Bank’s business.

Kennedy O. Saul serves as Market Development Director at Accenture. He previously held executive and consulting positions with leading companies, including Ernst & Young, Virtustream, AEMC, SAP, Computer Sciences Corporation, KPMG, and Siemens Nixdorf Information Systems. Through his extensive experience in consulting and enterprise services in various business sectors, including financial services, he provides the board of directors with valuable insight in these areas.

Business Background of Executive Officers Who are not Directors

Jonathan Nelson has served as Executive Vice President and Chief Financial Officer since October 2024. From March 2027 until October 2024, he served as Treasurer of Independent Bank Corp. and its bank subsidiary, Rockland Trust Company, where his responsibilities included interest rate risk management, liquidity management, capital planning, mergers and acquisitions, shareholder relations, investments, derivatives, and strategic planning.

Bartholomew H. Murphy, Jr. has been employed with Avidia Bank since January 1992. He has served as Executive Vice President and Chief Operating Officer since 2021. From 1992 to 2010 he served in various lending and commercial banking management positions. From 2010 to 2021 he served as Executive Vice President and Chief Lending Officer.

Robert Conery has been employed with Avidia Bank for 35 years and has served as Executive Vice President and Chief Operations Officer.

Barry H. Jensen has served as Executive Vice President and Chief Administrative Officer since May 2024. From April 2024 to October 2024 he was affiliated with BHJ Advisory Services, a banking consulting firm. Before then her served as Executive Vice President and Chief Technology and Operations Officer of Independent Bank Corp. and its bank subsidiary, Rockland Trust Company.

Nicolas Karmelek has served as Executive Vice President and Chief Risk Officer since October 2018. Before joining Avidia Bank, he served for 13 years with the Federal Reserve Bank of Boston, including as a bank examiner and a member of its large bank supervisory group. He holds undergraduate and graduate degrees in management and finance/accounting.

Donald J. Frost III has served as Executive Vice President – Consumer Banking.

Thomas Doane has served as Executive Vice President – Human Resources since 2010.

Source: Avidia Bancorp’s Preliminary Prospectus.

EXHIBIT IV-6

Avidia Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

	Avidia Bank at		Avidia Bancorp Pro Forma at December 31, 2024, Based on the Sale in the Stock Offering of: (1)
	December 31, 2024		14,450,000 Shares		17,000,000 Shares		19,550,000 Shares		22,482,500 Shares (2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Total equity capital	$216,111	8.14%	$267,171	9.80%	$276,702	10.10%	$286,232	10.40%	$297,193	10.75%

Tier 1 leverage capital (3) (4)	$225,561	8.39%	$276,621	10.03%	$286,152	10.32%	$295,682	10.62%	$306,643	10.96%
Tier 1 leverage capital requirement	134,467	5.00	137,951	5.00	138,580	5.00	139,210	5.00	139,934	5.00

Excess	$91,094	3.39%	$138,670	5.03%	$147,572	5.32%	$156,471	5.62%	$166,709	5.96%

Tier 1 risk-based capital (3) (4)	$225,561	10.78%	$276,621	13.13%	$286,152	13.57%	$295,682	14.00%	$306,643	14.50%
Tier 1 risk-based capital requirement	167,392	8.00	168,505	8.00	168,707	8.00	168,908	8.00	169,140	8.00

Excess	$58,169	2.78%	$108,116	5.13%	$117,445	5.57%	$126,774	6.00%	$137,503	6.50%

Common equity Tier 1 risk-based capital (3) (4)	$225,561	10.78%	$276,621	13.13%	$286,152	13.57%	$295,682	14.00%	$306,643	14.50%
Common equity Tier 1 risk-based capital requirement	136,005	6.50	136,910	6.50	137,074	6.50	137,238	6.50	137,426	6.50

Excess	$89,556	4.28%	$139,711	6.63%	$149,078	7.07%	$158,444	7.50%	$169,217	8.00%

Total risk-based capital (3) (4)	$248,301	11.87%	$299,361	14.21%	$308,892	14.65%	$318,422	15.08%	$329,383	15.58%
Total risk-based capital requirement	209,238	10.00	210,6311	10.00	210,883	10.00	211,135	10.00	211,425	10.00

Excess	$39,063	1.87%	$88,730	4.21%	$98,009	4.65%	$107,287	5.08%	$117,958	5.58%

Reconciliation of capital infused into Avidia Bank:
Net proceeds to Avidia Bank			$69,660		$82,251		$94,841		$109,321
Less: Common stock acquired by ESOP			(12,400)		(14,440)		(16,480)		(18,826)
Less: Common stock acquired by stock-based incentive plan			(6,200)		(7,220)		(8,240)		(9,413)

Pro forma increase			$51,060		$60,591		$70,121		$81,082

(1)

Pro forma capital levels assume that the ESOP purchases 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation with funds to be lent by Avidia Bancorp and that the stock-based equity plan purchases 4% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the ESOP. The grant of options under the stock-based incentive plan does not require a capital funding adjustment. No effect has been given to the issuance of additional shares of Avidia Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan.

(2)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(3)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma dollar amounts and percentages assume net proceeds are invested in assets with a 20% risk weighting.

Source: Avidia Bancorp’s Preliminary Prospectus.

EXHIBIT IV-7

Avidia Bancorp, Inc.

Pro Forma Analysis Sheet

EXHIBIT IV-7

PRO FORMA ANALYSIS SHEET

Avidia Bancorp, Inc.

Prices as of February 14, 2025

		Subject at		Thrift Peer Group		All Public Thrifts
Valuation Pricing Multiples	Symbol	Midpoint		Mean	Median	Mean	Median
Price-earnings multiple =	P/E	14.19	x	18.72x	17.07x	15.23x	15.20x
Price-core earnings multiple =	P/CE	12.94	x	18.80x	17.99x	16.30x	15.67x
Price-book ratio =	P/B	53.32%		89.43%	84.70%	87.02%	82.93%
Price-tangible book ratio =	P/TB	55.27%		93.08%	89.95%	93.12%	84.60%
Price-assets ratio =	P/A	6.44%		10.71%	9.96%	11.10%	9.97%

Valuation Parameters						% of Offering	% of Offering + Foundation
Pre-Conversion Earnings (Y)	$11,484,000	(12 Mths 12/24)		ESOP Stock as % of Offering (E)		8.4941%	8.0000%
Pre-Conversion Core Earnings	$12,713,000	(12 Mths 12/24)		Cost of ESOP Borrowings (S)		0.00%
Pre-Conversion Book Value (B)	$193,827,000	(12/24)		ESOP Amortization (T)		20.00	years
Intangibles	$11,936,000	(12/24)		SBP Stock as % of Offering (M)		4.2471%	4.0000%
Pre-Conv. Tang. Book Value (B)	$181,891,000	(12/24)		Stock Programs Vesting (N)		5.00	years
Pre-Conversion Assets (A)	$2,656,539,000	(12/24)		Fixed Expenses		$3,445,000
Reinv. Rate: (5 Yr Treas)@12/31	4.38%			Subscr/Dir Comm Exp (Mdpnt)		$5,675,000
Tax rate (TAX)	25.00%			Total Expenses (Midpoint)		$5,499,063
A-T Reinvestment Rate(R)	3.29%			Syndicate Expenses (Mdpnt)		$0	0.00%
Est. Conversion Expenses (1)(X)	3.05%			Syndicate Amount		$0
Insider Purchases ($)	$5,675,000			Percent Sold (PCT)		100.00%
Price/Share	$10.00			MHC Assets		$0
Foundation Cash Contrib. (FC)	$1,000,000			Options as % of Offering (O1)		10.6176%	10.00%
Found. Stk Contrib ($) (FS)	$10,500,000			Estimated Option Value (O2)		53.20%
Found. Stk Contrib (% of offering (FS)	6.1765%			Option Vesting Period (O3)		5.00	years
Foundation Tax Benefit (Z)	$2,875,000			% of Options taxable (O4)		25.00%
Foundation Amount (Mdpt.)	$10,500,000

Calculation of Pro Forma Value After Conversion
1. V=	P/E * (Y)	V=	$180,500,000
	1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

1. V=	P/E * (Y)	V=	$180,500,000
	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/B * (B+Z)	V=	$180,500,000
	1 - P/B * PCT * (1-X-E-M-FC-FS)

2. V=	P/TB * (TB+Z)	V=	$180,500,000
	1 - P/TB * PCT * (1-X-E-M-FC-FS)

3. V=	P/A * (A+Z+PA)	V=	$180,500,000
	1 - P/A * PCT * (1-X-E-M-FC-FS)

					Market Value
	Shares Sold	Foundation	Total Shares	Price Per	of Stock Sold
Valuation Conclusion	to Public	Shares	Issued	Share	in Offering
Supermaximum	22,482,500	1,050,000	23,532,500	$10.00	$224,825,000
Maximum	19,550,000	1,050,000	20,600,000	10.00	195,500,000

Midpoint	17,000,000	1,050,000	18,050,000	10.00	170,000,000

Minimum	14,450,000	1,050,000	15,500,000	10.00	144,500,000

	Shares Sold	Foundation	Total Shares
Valuation Conclusion	to Public	Shares	Issued
Supermaximum	95.538%	4.462%	100.000%
Maximum	94.903%	5.097%	100.000%
Midpoint	94.183%	5.817%	100.000%
Minimum	93.226%	6.774%	100.000%

(1)	Estimated offering expenses at midpoint of the offering.

Note. With full value spreadsheet, do not subtract MHC assets from assets or equity, or reduce income by reinvestment of MHC assets.

EXHIBIT IV-8

Avidia Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Avidia Bancorp, Inc.

At the Minimum of the Range

1.	Market Value of Shares Sold In Offering:				$144,500,000
	Market Value of Shares Issued to Foundation:				10,500,000

	Total Market Value of Company:				$155,000,000

2.	Offering Proceeds of Shares Sold In Offering				$144,500,000
	Less: Estimated Offering Expenses				5,180,313

	Net Conversion Proceeds				$139,319,688

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds				$139,319,688
	Less: Cash Contribution to Foundation				(1,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)				(12,400,000)
	Less: Non-Cash SBP Stock Purchases (2)				(6,200,000)

	Net Conversion Proceeds Reinvested				$119,719,688
	Estimated After-Tax Reinvestment Rate				3.29%

	Earnings from Reinvestment of Proceeds				$3,932,792
	Less: Estimated cost of ESOP borrowings(1)				0
	Less: Amortization of ESOP borrowings(1)				(465,000)
	Less: Stock Programs Vesting (2)				(930,000)
	Less: Option Plan Vesting (3)				(1,546,125)

	Net Earnings Increase				$991,667

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended December 31, 2024 (reported)		$11,484,000	$991,667	$12,475,667
	12 Months ended December 31, 2024 (core)		$12,713,000	$991,667	$13,704,667

	Before Conversion		Net Equity Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Net Worth
	December 31, 2024	$193,827,000	$119,719,688	$2,875,000	$316,421,688
	December 31, 2024 (Tangible)	$181,891,000	$119,719,688	$2,875,000	$304,485,688

	Before Conversion		Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
6.	Pro Forma Assets
	December 31, 2024	$2,656,539,000	$119,719,688	$2,875,000	$2,779,133,688

(1)	ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Avidia Bancorp, Inc.

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:				$170,000,000
	Market Value of Shares Issued to Foundation:				10,500,000

	Total Market Value of Company:				$180,500,000

2.	Offering Proceeds of Shares Sold In Offering				$170,000,000
	Less: Estimated Offering Expenses				5,499,063

	Net Conversion Proceeds				$164,500,938

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds				$164,500,938
	Less: Cash Contribution to Foundation				(1,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)				(14,440,000)
	Less: Non-Cash SBP Stock Purchases (2)				(7,220,000)

	Net Conversion Proceeds Reinvested				$141,840,938
	Estimated After-Tax Reinvestment Rate				3.29%

	Earnings from Reinvestment of Proceeds				$4,659,475
	Less: Estimated cost of ESOP borrowings(1)				0
	Less: Amortization of ESOP borrowings(1)				(541,500)
	Less: Stock Programs Vesting (2)				(1,083,000)
	Less: Option Plan Vesting (3)				(1,800,488)

	Net Earnings Increase				$1,234,487

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended December 31, 2024 (reported)		$11,484,000	$1,234,487	$12,718,487
	12 Months ended December 31, 2024 (core)		$12,713,000	$1,234,487	$13,947,487

	Before Conversion		Net Capital Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Net Worth
	December 31, 2024	$193,827,000	$141,840,938	$2,875,000	$338,542,938
	December 31, 2024 (Tangible)	$181,891,000	$141,840,938	$2,875,000	$326,606,938

	Before Conversion		Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
6.	Pro Forma Assets
	December 31, 2024	$2,656,539,000	$141,840,938	$2,875,000	$2,801,254,938

(1)	ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Avidia Bancorp, Inc.

At the Maximum of the Range

1.	Market Value of Shares Sold In Offering:				$195,500,000
	Market Value of Shares Issued to Foundation:				10,500,000

	Total Market Value of Company:				$206,000,000

2.	Offering Proceeds of Shares Sold In Offering				$195,500,000
	Less: Estimated Offering Expenses				5,817,813

	Net Conversion Proceeds				$189,682,188

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds				$189,682,188
	Less: Cash Contribution to Foundation				(1,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)				(16,480,000)
	Less: Non-Cash SBP Stock Purchases (2)				(8,240,000)

	Net Conversion Proceeds Reinvested				$163,962,188
	Estimated After-Tax Reinvestment Rate				3.29%

	Earnings from Reinvestment of Proceeds				$5,386,158
	Less: Estimated cost of ESOP borrowings(1)				0
	Less: Amortization of ESOP borrowings(1)				(618,000)
	Less: Stock Programs Vesting (2)				(1,236,000)
	Less: Option Plan Vesting (3)				(2,054,850)

	Net Earnings Increase				$1,477,308

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended December 31, 2024 (reported)		$11,484,000	$1,477,308	$12,961,308
	12 Months ended December 31, 2024 (core)		$12,713,000	$1,477,308	$14,190,308

	Before Conversion		Net Capital Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Net Worth
	December 31, 2024	$193,827,000	$163,962,188	$2,875,000	$360,664,188
	December 31, 2024 (Tangible)	$181,891,000	$163,962,188	$2,875,000	$348,728,188

	Before Conversion		Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
6.	Pro Forma Assets
	December 31, 2024	$2,656,539,000	$163,962,188	$2,875,000	$2,823,376,188

(1)	ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Avidia Bancorp, Inc.

At the Supermaximum Value

1.	Market Value of Shares Sold In Offering:				$224,825,000
	Market Value of Shares Issued to Foundation:				10,500,000

	Total Market Value of Company:				$235,325,000

2.	Offering Proceeds of Shares Sold In Offering				$224,825,000
	Less: Estimated Offering Expenses				6,184,375

	Net Conversion Proceeds				$218,640,625

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds				$218,640,625
	Less: Cash Contribution to Foundation				(1,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)				(18,825,994)
	Less: Non-Cash MRP Stock Purchases (2)				(9,412,992)

	Net Conversion Proceeds Reinvested				$189,401,639
	Estimated After-Tax Reinvestment Rate				3.29%

	Earnings from Reinvestment of Proceeds				$6,221,844
	Less: Estimated cost of ESOP borrowings(1)				0
	Less: Amortization of ESOP borrowings(1)				(705,975)
	Less: Stock Programs Vesting (2)				(1,411,950)
	Less: Option Plan Vesting (3)				(2,347,367)

	Net Earnings Increase				$1,756,552

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended December 31, 2024 (reported)		$11,484,000	$1,756,552	$13,240,552
	12 Months ended December 31, 2024 (core)		$12,713,000	$1,756,552	$14,469,552

	Before Conversion		Net Capital Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Net Worth
	December 31, 2024	$193,827,000	$189,401,639	$2,875,000	$386,103,639
	December 31, 2024 (Tangible)	$181,891,000	$189,401,639	$2,875,000	$374,167,639

	Before Conversion		Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
6.	Pro Forma Assets
	December 31, 2024	$2,656,539,000	$189,401,639	$2,875,000	$2,848,815,639

(1)	ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (42)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (38)	(703) 647-6546	wpommerening@rpfinancial.com
James P. Hennessey, Director (36)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (34)	(703) 647-6549	joren@rpfinancial.com
Gregory E. Dunn, Director (38)	(703) 647-6548	gdunn@rpfinancial.com

1311-A Dolley Madison Blvd., Suite 2A	Telephone:(703) 528-1700
McLean, VA 22101	Fax No.:(703) 528-1788
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes, branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (44)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (41)	(703) 647-6546	wpommerening@rpfinancial.com
James P. Hennessey, Director (39)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (38)	(703) 647-6549	joren@rpfinancial.com
Gregory E. Dunn, Director (41)	(703) 647-6548	gdunn@rpfinancial.com

1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com